      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                      REGISTRATION NO. 333-49161
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT No. 3


                                       to
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                SOUTHDOWN, INC.
             (Exact name of registrant as specified in its charter)

             LOUISIANA                               3241                              72-0296500
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------

                         1200 SMITH STREET, SUITE 2400
                           HOUSTON, TEXAS 77002-4486
                                 (713) 650-6200
                           FACSIMILE: (713) 653-8010
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                  PATRICK S. BULLARD                                     ROBERT D. VILSACK
   VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY        VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY
                   SOUTHDOWN, INC.                                       MEDUSA CORPORATION
            1200 SMITH STREET, SUITE 2400                              3008 MONTICELLO BLVD.
              HOUSTON, TEXAS 77002-4486                            CLEVELAND HEIGHTS, OHIO 44118
                    (713) 650-6200                                         (216) 371-4000
              FACSIMILE: (713) 653-8010                              FACSIMILE: (216) 371-4562

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                 EDGAR J. MARSTON III                                    LAWRENCE LEDERMAN
            BRACEWELL & PATTERSON, L.L.P.                         MILBANK, TWEED, HADLEY & MCCLOY
           711 LOUISIANA STREET, SUITE 2900                           1 CHASE MANHATTAN PLAZA
              HOUSTON, TEXAS 77002-2781                               NEW YORK, NEW YORK 10005
                    (713) 223-2900                                         (212) 530-5000
              FACSIMILE: (713) 221-1212                              FACSIMILE: (212) 530-5219

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Medusa Corporation ("Medusa") pursuant to the Agreement and Plan of Merger, dated as of March 17, 1998, described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
================================================================================

                                [SOUTHDOWN LOGO]

                                  May 20, 1998

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Southdown, Inc. ("Southdown") to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 8:30 a.m., Houston time, on Friday, June 19, 1998.

     In addition to the election of five directors, the approval of the appointment of auditors and the approval of certain amendments to one of Southdown's stock option plans, you will be asked to vote on proposals: (i) to amend Southdown's Restated Articles of Incorporation, as amended, to increase the authorized number of shares of common stock from 40,000,000 to 200,000,000; and (ii) to approve the issuance of shares of common stock of Southdown pursuant to a merger (the "Merger") in which Medusa Corporation ("Medusa") will become a wholly-owned subsidiary of Southdown. In the Merger, outstanding common shares of Medusa will be converted into the right to receive .88 shares of common stock of Southdown and associated preferred stock purchase rights. Southdown will issue a maximum of approximately 14.7 million shares in the Merger and reserve approximately 522,000 additional shares for issuance upon the exercise of Medusa stock options to be assumed in the Merger. Southdown will have approximately
38.3 million shares of common stock outstanding after the Merger.

     Your Board of Directors believes that the Merger will enhance Southdown's ability to capitalize on strong industry fundamentals which include: (i) continuing growth of domestic cement demand which exceeds domestic productive capacity; (ii) the strong pricing environment in most domestic regional cement markets; (iii) the substantial reduction of dumped cement imports into the United States after the imposition of antidumping duties; and (iv) the return of cement imports to their traditional role as a supplemental source of supply in the United States. The combination of Southdown and Medusa will create the second largest and the most modern system of cement manufacturing plants in the United States. Your Board of Directors believes that the expanded network of preheater/precalciner facilities should present additional opportunities for cost effective capacity expansions and earnings growth. Medusa's operations complement Southdown's existing asset base, and the combined network of plants and distribution terminals provides broad coverage of the market east of the Mississippi River. The Merger will create a significantly larger company with greater financial flexibility, a stronger balance sheet, higher market capitalization and greater earnings and cash flows, all of which should enhance shareholder value.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTEREST OF SOUTHDOWN SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT SETTING FORTH THE TERMS OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SOUTHDOWN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND TO ISSUE SHARES OF COMMON STOCK OF SOUTHDOWN IN THE MERGER.

     In connection with its approval of the Merger, the Board of Directors of Southdown received a written opinion dated March 17, 1998 from its financial advisor, Lehman Brothers Inc., to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid to the shareholders of Medusa in connection with the Merger is fair to Southdown from a financial point of view. The full text of the written opinion of Lehman Brothers Inc., which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Shareholders of Southdown, a Joint Proxy Statement/Prospectus relating to the actions to be taken by shareholders at the Annual Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed capital stock increase and the Merger and includes information about Southdown and Medusa, the reasons for the Merger and each other action proposed to be taken at the Annual Meeting.

     Your vote is important regardless of the number of shares you own. Approval of the amendment to the Restated Articles of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Southdown. Such affirmative vote will also be sufficient to approve each other action proposed to be taken at the Annual Meeting. Please remember that your failure to vote is equivalent to a vote against the charter amendment proposal, without which the Merger cannot be effected. ACCORDINGLY, I URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. This will not prevent you from attending the Annual Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of each of the proposals submitted at the Annual Meeting.

                                            Very truly yours,


                                            /s/ CLARENCE C. COMER
                                            ---------------------------------
                                                Clarence C. Comer
                                                President and Chief Executive
                                                Officer

                                SOUTHDOWN, INC.
                         1200 SMITH STREET, SUITE 2400
                           HOUSTON, TEXAS 77002-4486

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, JUNE 19, 1998

To the Shareholders of
Southdown, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southdown, Inc. ("Southdown") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 8:30 a.m., local time, on Friday, June 19, 1998, for the following purposes:

          1. To consider and vote upon a proposal to amend Southdown's Restated Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, $1.25 par value, of Southdown ("Southdown Common Stock") from 40,000,000 to 200,000,000;

          2. To consider and vote upon a proposal to approve the issuance of shares of Southdown Common Stock in a merger (the "Merger") in which Medusa Corporation will become a wholly-owned subsidiary of Southdown and each outstanding common share of Medusa will be converted into the right to receive .88 shares of Southdown Common Stock and associated preferred stock purchase rights;

          3. To consider and vote upon a proposal to elect one director as a member of Class II and four directors as members of Class I to Southdown's Board of Directors to serve until the 1999 and 2001 annual meetings of shareholders, respectively, and until their successors are duly elected and have qualified;

          4. To consider and vote upon a proposal to approve an amendment to Southdown's 1989 Stock Option Plan to increase the number of shares of Southdown Common Stock available for grant thereunder from 2,000,000 to 5,000,000;

          5. To consider and vote upon a proposal to approve an amendment to Southdown's 1989 Stock Option Plan that imposes an annual limit on the number of options that may be awarded to any one person in order to comply with applicable federal income tax requirements;

          6. To consider and vote upon a proposal to appoint Deloitte & Touche LLP as the independent auditors of the books and accounts of Southdown for the year ending December 31, 1998; and

          7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH NOMINEE FOR DIRECTOR AND FOR EACH OF THE PROPOSALS SET FORTH IN NUMBERED PARAGRAPHS 1, 2, 4, 5 AND 6 ABOVE.

     Shareholders of record at the close of business on May 15, 1998 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Please refer to the attached Joint Proxy Statement/ Prospectus for a more complete description of the proposals to be submitted to the shareholders at the Annual Meeting. The agreement setting forth the terms of the Merger is attached as Appendix A thereto.

     You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

                                         By Order of the Board of Directors


                                         /s/ PATRICK S. BULLARD
                                         -------------------------------------
                                             Patrick S. Bullard
                                             Vice President -- General Counsel
                                               and Secretary

Houston, Texas
May 20, 1998

                             YOUR VOTE IS IMPORTANT

     APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SOUTHDOWN COMMON STOCK. SUCH A VOTE WILL ALSO BE SUFFICIENT TO APPROVE THE OTHER ACTIONS PROPOSED TO BE TAKEN AT THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                              [MEDUSA LETTERHEAD]

                                  May 20, 1998

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders (the "Medusa Special Meeting") of Medusa Corporation ("Medusa") to be held on Friday, June 19, 1998 at 10:00 a.m., local time, at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

At the Medusa Special Meeting you will be considering and voting upon a matter of great importance to Medusa: the merger of Medusa and a wholly-owned subsidiary of Southdown, Inc. ("Southdown"), creating the largest publicly-held cement company in the United States. If the transaction is approved by the shareholders of Medusa and the shareholders of Southdown, and is effected, each outstanding Medusa Share will be converted into .88 of a share of common stock of Southdown in a tax-free exchange. A cash payment will be made in lieu of any fractional share of Southdown Common Stock.

Medusa's Board of Directors believes that the merger represents a unique strategic opportunity for Medusa. The Board believes that the larger, financially strong combined company will benefit from significant synergies while affording investors enhanced investment liquidity and diversification of risk.

The attached Joint Proxy Statement/Prospectus provides you with detailed information regarding the transaction and I urge you to read it carefully.

Your Board of Directors (with certain directors not present) has unanimously approved the transaction and has determined that the transaction is fair to and in the best interest of Medusa and its shareholders, and recommends that all Medusa shareholders vote FOR the approval of the transaction.

WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE MEDUSA SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IT IS IMPORTANT THAT YOUR MEDUSA SHARES BE REPRESENTED AT THE MEDUSA SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. SHARES HELD BY YOU AND NOT VOTED WILL HAVE THE EFFECT OF A VOTE AGAINST THE TRANSACTION.

If you plan to attend the Medusa Special Meeting, please check the proxy card in the space provided. This will assist us in making preparations for the meeting, and will enable us to expedite your admittance. If your shares are not registered in your name and you would like to attend the Medusa Special Meeting, please ask the broker, trust company, bank or other nominee which holds such shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Medusa Special Meeting.

                                          Very truly yours,

                                          /s/ R. S. EVANS
                                          R. S. Evans
                                          Chairman of the Board and
                                          Chief Executive Officer

                               MEDUSA CORPORATION
                             3008 MONTICELLO BLVD.
                         CLEVELAND HEIGHTS, OHIO 44118

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, JUNE 19, 1998

To the Shareholders of
Medusa Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Medusa Corporation, an Ohio corporation ("Medusa"), will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, at 10:00 a.m., local time, on Friday, June 19, 1998 for the following purposes:

          1. To consider and vote on a proposal ("Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of March 17, 1998 ("Merger Agreement"), among Medusa, Southdown, Inc., a Louisiana corporation ("Southdown"), and a recently formed Ohio corporation that is a wholly-owned Ohio subsidiary of Southdown ("Sub"), pursuant to which, among other things: (i) Sub will be merged with and into Medusa, resulting in Medusa becoming a wholly-owned subsidiary of Southdown; and (ii) each issued and outstanding common share, without par value, of Medusa ("Medusa Shares") (other than shares, if any, held by shareholders who perfect their dissenters' rights and shares held in the treasury of Medusa or any of its subsidiaries or held by Southdown or any of its subsidiaries, which will be canceled), will be converted into the right to receive .88 shares of Southdown common stock, par value $1.25 per share ("Southdown Common Stock"), and associated preferred stock purchase rights (with a cash payment in lieu of any fractional share); and

          2. To transact such other business, incident to the conduct of the meeting, as may properly come before the meeting or any adjournment or postponement thereof.

     Your Board of Directors has fixed the close of business on May 15, 1998, as the record date for the determination of the holders of Medusa Shares entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Medusa Shares. The executive officers and directors of Medusa have expressed an intention to vote in favor of the Merger Proposal and certain of them holding approximately 5.8% of the outstanding Medusa Shares have given Southdown their irrevocable proxy to vote their shares in favor of the Merger Proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.

     Please refer to the attached Joint Proxy Statement/Prospectus for a more complete description of the Merger Proposal. A copy of the Merger Agreement is attached as Appendix A thereto.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING. IF YOU ATTEND THIS MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                      By Order of the Board of Directors


                                      /s/ ROBERT D. VILSACK
                                      -----------------------------------------
                                          Robert D. Vilsack
                                          Vice President -- General Counsel and
                                          Secretary

Cleveland Heights, Ohio
May 20, 1998

[SOUTHDOWN LOGO]                                                   [MEDUSA LOGO]
                                SOUTHDOWN, INC.
                                      AND

                               MEDUSA CORPORATION

                             JOINT PROXY STATEMENT
                             ---------------------

                                SOUTHDOWN, INC.

                                   PROSPECTUS

                             ---------------------

    This Joint Proxy Statement/Prospectus constitutes the proxy statement of each of Southdown, Inc., a Louisiana corporation ("Southdown"), and Medusa Corporation, an Ohio corporation ("Medusa"), relating to the solicitation of proxies for use at the annual meeting of shareholders of Southdown and the special meeting of shareholders of Medusa, each scheduled to be held on Friday, June 19, 1998, and at any adjournments or postponements thereof (respectively, the "Southdown Annual Meeting" and the "Medusa Special Meeting" and, collectively, the "Shareholders' Meetings"). This Joint Proxy Statement/Prospectus relates to the consideration at both Shareholders' Meetings of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 17, 1998, among Medusa, Southdown and Bedrock Merger Corp., a wholly-owned subsidiary of Southdown ("Sub"), pursuant to which Sub will merge (the "Merger") with and into Medusa (such combined company after the Merger is referred to herein as "New Medusa" or the "Surviving Corporation"). In the Merger, the Medusa shareholders who do not perfect their dissenters' rights will receive .88 shares (the "Exchange Ratio") of common stock, par value $1.25 per share, of Southdown ("Southdown Common Stock"), together with the associated preferred stock purchase rights under the Rights Agreement (the "Southdown Rights Plan"), dated as of March 4, 1991, between Southdown and ChaseMellon Shareholder Services, L.L.C., as successor rights agent ("Southdown Rights"), for each common share, without par value, of Medusa ("Medusa Shares") held by such shareholder. A cash payment will be made in lieu of any fractional share of Southdown Common Stock. Medusa Shares held by Medusa and Southdown or their respective subsidiaries will be canceled in the Merger.

    This Joint Proxy Statement also relates to the consideration at the Southdown Annual Meeting of: (i) an increase in the authorized number of shares of Southdown Common Stock from 40,000,000 to 200,000,000 (the "Charter Amendment"); (ii) the election of one Class II director and four Class I directors; (iii) an increase in the number of shares of Southdown Common Stock available for grant under Southdown's 1989 Stock Option Plan from 2,000,000 to 5,000,000; (iv) the imposition of an annual limit on the number of options that may be awarded to any one person under Southdown's 1989 Stock Option Plan; (v) the appointment of Deloitte & Touche LLP as the independent auditors of Southdown's books and accounts for the year ending December 31, 1998; and (vi) such other business as may properly come before the meeting.

    The consummation of the Merger is subject to, among certain other conditions: (i) the approval of the Charter Amendment by the holders of at least a majority of the outstanding shares of Southdown Common Stock; (ii) the approval of the issuance of shares of Southdown Common Stock (the "Stock Issuance") pursuant to the Merger by the affirmative vote of the holders of a majority of the shares of Southdown Common Stock present and entitled to vote at the Southdown Annual Meeting, provided that the votes cast represent more than 50% of the shares of Southdown Common Stock entitled to vote; and (iii) the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal") by holders of at least a majority of all outstanding Medusa Shares. A copy of the Merger Agreement is attached hereto as Appendix A.

    The Merger Agreement can be terminated under certain circumstances, including a termination by Medusa in the event that: (i) its board of directors determines that a competing transaction is more favorable to the shareholders of Medusa in the aggregate and from a financial point of view than the Merger; or
(ii) the volume weighted average trading price of the Southdown Common Stock is less than $57.50 for a specified period prior to the Merger and such stock underperforms a composite index of five publicly traded cement companies by a specified percentage. Medusa is obligated to pay Southdown a termination fee of $30 million promptly following the consummation of a competing transaction if the Merger Agreement is terminated in certain circumstances and a fee of $15 million promptly following a termination of the Merger Agreement based upon the inadequacy of the trading price of the Southdown Common Stock.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Southdown with respect to Southdown Common Stock to be issued to Medusa shareholders pursuant to the Merger. A registration statement on Form S-4 (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Southdown Common Stock to be so issued. Based on the current number of Medusa Shares outstanding, Southdown will issue approximately 14.7 million shares of Southdown Common Stock to the Medusa shareholders in connection with the Merger, which shares would have an aggregate market value of approximately $1 billion, based on the closing price of Southdown Common Stock on May 19, 1998. As a result of the Stock Issuance, Medusa shareholders will hold approximately 38%, and Southdown shareholders will hold approximately 62%, of all of the outstanding Southdown Common Stock after the Merger. In addition, outstanding options to purchase Medusa Shares will be assumed by Southdown and converted into options to purchase Southdown Common Stock, based on the Exchange Ratio. As of May 15, 1998, these Medusa options would entitle the holders thereof to purchase approximately 522,000 shares of Southdown Common Stock. Any shares of Southdown Common Stock that may be issued pursuant to the Merger or upon exercise of outstanding Medusa options will be authorized for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") prior to the effective time of the Merger.

    This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the shareholders of each of Southdown and Medusa on or about May 21, 1998.
                             ---------------------
 THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
  ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Joint Proxy Statement/Prospectus is May 20, 1998.

                 FOLD-OUT MAP REFLECTING LOCATION OF FACILITIES

        (printed behind cover page and first page of Table of Contents)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    1
Incorporation of Certain Documents by Reference.............    2
Summary.....................................................    3
  General...................................................    3
  The Companies.............................................    3
  The Shareholders' Meetings................................    4
  The Merger and the Merger Agreement.......................    7
  Cautionary Statement Concerning Forward-Looking
     Statements.............................................   14
  Market Price and Dividend Information.....................   14
  Comparative Per Share Data................................   16
  Summary Selected Historical Consolidated Financial Data of
     Southdown, Inc.........................................   18
  Summary Selected Historical Consolidated Financial Data of
     Medusa Corporation.....................................   19
  Summary Unaudited Pro Forma Combined Financial Data.......   20
The Shareholders' Meetings..................................   21
  Southdown Annual Meeting..................................   21
     General................................................   21
     Date, Time and Place...................................   21
     Purpose................................................   21
     Record Date; Shares Entitled to Vote...................   21
     Quorum.................................................   21
     Required Vote..........................................   21
     Security Ownership of Management.......................   22
     Revocability of Proxies................................   22
     Recommendations of the Southdown Board.................   22
     Dissenters' Rights.....................................   22
     Other Information Regarding Proxies....................   22
  Medusa Special Meeting....................................   23
     General................................................   23
     Date, Time and Place...................................   23
     Purpose................................................   23
     Record Date; Shares Entitled to Vote...................   23
     Quorum.................................................   23
     Required Vote..........................................   24
     Security Ownership of Management.......................   24
     Revocability of Proxies................................   24
     Recommendation of the Medusa Board.....................   24
     Dissenters' Rights.....................................   24
     Other Information Regarding Proxies....................   24
The Companies...............................................   25
  Southdown.................................................   25
  Medusa....................................................   25
  Sub.......................................................   26

                                                              PAGE
                                                              ----
The Merger..................................................   26
  General...................................................   26
  Background of the Merger..................................   26
  Reasons for the Merger; Recommendations of the Boards.....   27
  Opinion of Southdown's Financial Advisor..................   30
  Opinion of Medusa's Financial Advisor.....................   34
  Conflicts of Interest of Certain Persons..................   39
  Accounting Treatment......................................   41
  Federal Securities Law Consequences.......................   42
  Facilities Map............................................   42
  Medusa Board of Directors and Officers Following the
     Merger.................................................   43
  Southdown Board Following the Merger......................   43
  Combined Operations After the Merger......................   43
  Federal Income Tax Consequences...........................   43
  Governmental and Regulatory Approvals.....................   43
  Dissenters' Rights........................................   44
  Stock Exchange Listing....................................   44
  Delisting and Deregistration of Medusa Shares.............   44
Amendment to Southdown Articles.............................   44
Summary Selected Historical Consolidated Financial Data of
  Southdown, Inc............................................   46
Summary Selected Historical Consolidated Financial Data of
  Medusa Corporation........................................   47
Market Price and Dividend Information.......................   48
The Merger Agreement........................................   49
  General...................................................   49
  Merger Consideration; Exchange Ratio......................   49
  Exchange Procedures.......................................   49
  Representations and Warranties............................   50
  Covenants.................................................   51
  Conditions Precedent to the Merger........................   54
  No Negotiation or Solicitation by Medusa..................   55
  Termination of the Merger Agreement.......................   55
  Amendment and Waiver......................................   56
  Medusa Options............................................   57
  Conduct of Business Prior to Merger.......................   57
  Expenses..................................................   58
  Employee Benefits.........................................   58
Rights of Dissenting Shareholders...........................   59
  Southdown Shareholders....................................   59
  Medusa Shareholders.......................................   59
Federal Income Tax Consequences.............................   61
Comparison of Shareholders' Rights..........................   63
  General...................................................   63
  Southdown Common Stock....................................   63
  Southdown Rights..........................................   64
  Preferred Stock...........................................   66
  Limitations on Dividends and Certain Other Payments.......   67
  Change in Control Provisions..............................   67
  Comparison of Medusa Shares and Southdown Common Stock....   68

                                                              PAGE
                                                              ----
Other Matters For Southdown Annual Meeting..................   74
  Election of Directors.....................................   74
     General................................................   74
     Nominees for Election..................................   74
     Continuing Directors...................................   76
     Information Concerning Operation of the Southdown
      Board.................................................   77
  Executive Compensation and Other Matters..................   78
     Summary Compensation Table.............................   78
     Employee Compensation and Benefits Committee Report on
      Executive Compensation................................   78
     Stock Performance Graph................................   81
     Compensation Arrangements for and Transactions with
      Members of the Board of Directors.....................   81
     Employment and Other Agreements........................   82
     Pension Plans..........................................   83
     Stock Options..........................................   83
     Option/SAR Grants To Named Officers in Last Fiscal
      Year..................................................   84
  Increase in Shares Available for Grant Under 1989 Stock
     Option Plan............................................   84
     Background.............................................   84
     Description of the 1989 Plan...........................   85
     Required Vote for Approval.............................   87
  Grant Limitation Under 1989 Stock Option Plan.............   87
     Background.............................................   87
     Description of the 1989 Plan...........................   87
     Required Vote for Approval.............................   87
  Appointment of Independent Auditors.......................   87
  Beneficial Ownership of Common Stock......................   88
  Compliance with Section 16(a) of Exchange Act.............   89
  Executive Officers of Southdown...........................   90
  Date for Submission of Southdown Shareholder Proposals....   90
Date for Submission of Medusa Shareholder Proposals.........   91
Validity of Shares and Federal Income Tax Matters...........   91
Experts.....................................................   91
Index to Financial Statements...............................  F-1
Merger Agreement........................................Appendix A
Fairness Opinion of Lehman Brothers Inc. ...............Appendix B
Fairness Opinion of J.P. Morgan Securities Inc. ........Appendix C
Section 1701.85 of Ohio Revised Code....................Appendix D
1989 Stock Option Plan..................................Appendix E

                             AVAILABLE INFORMATION

     Each of Southdown and Medusa is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by either Southdown or Medusa with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including Southdown and Medusa) that file electronically with the Commission (at http://www.sec.gov). Both the Southdown Common Stock and the Medusa Shares are listed on the NYSE, and such reports, proxy statements and other information concerning both Southdown and Medusa are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Joint Proxy Statement/ Prospectus may also be obtained at the Commission's World Wide Web site described above. Statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Each of Southdown and Medusa has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Southdown and Medusa, respectively.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SOUTHDOWN COMMON STOCK OR MEDUSA SHARES TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SOUTHDOWN, TO SOUTHDOWN, INC., 1200 SMITH STREET, SUITE 2400, HOUSTON, TEXAS 77002-4486; ATTENTION: PATRICK S. BULLARD, VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY; TELEPHONE: (713) 650-6200; AND, IN THE CASE OF DOCUMENTS RELATING TO MEDUSA, TO MEDUSA CORPORATION, 3008 MONTICELLO BLVD., CLEVELAND HEIGHTS, OHIO 44118; ATTENTION: ROBERT D. VILSACK, VICE PRESIDENT -- GENERAL COUNSEL AND SECRETARY; TELEPHONE: (216) 371-4000. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE NO LATER THAN JUNE 12, 1998.
                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF THE SECURITIES MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SOUTHDOWN COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF

SOUTHDOWN OR MEDUSA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Southdown with the Commission pursuant to the Exchange Act (Commission File No. 1-6117) are hereby incorporated by reference in, and shall be deemed a part of, this Joint Proxy
Statement/Prospectus:

          1. Southdown's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A filed on April 27, 1998;

          2. Southdown's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          3. Southdown's Current Report on Form 8-K filed on March 18, 1998, as amended by Form 8-K/A filed on April 10, 1998; and

          4. Southdown's Registration Statement on Form 8-C relating to the Southdown Common Stock and its Registration Statement on Form 8-A relating to the Southdown Rights, each as amended to date.

     The following documents filed by Medusa with the Commission pursuant to the Exchange Act (Commission File No. 1-1274-2) are hereby incorporated by reference in, and shall be deemed a part of, this Joint Proxy Statement/Prospectus:

          1. Medusa's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. Medusa's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          3. Medusa's Current Report on Form 8-K filed on March 24, 1998, as amended by Form 8-K/A filed on April 28, 1998; and

          4. Medusa's Registration Statements on Form 8-A relating to the Medusa Shares and the Medusa Rights to Purchase Preferred Shares, each as amended to date.

     All reports and other documents filed with the Commission by either Southdown or Medusa pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Southdown Annual Meeting and the Medusa Special Meeting, as the case may be, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents, other than the portions of such documents which by statute, by designation in such documents or otherwise, are not required to be filed with the Commission or are not required to be incorporated herein by reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and the Appendices hereto (the "Joint Proxy Statement/Prospectus"). Reference is made to, and this Summary is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and in the Appendices hereto, including, but not limited to, the Merger Agreement included as Appendix A hereto. Unless otherwise defined, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. The shareholders of Southdown and Medusa are urged to read and consider carefully all of the information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus. Unless the context otherwise requires, as used herein the term "Southdown" refers to Southdown, Inc. and its subsidiaries, and the term "Medusa" refers to Medusa Corporation and its subsidiaries.

                                    GENERAL

     The Merger of Medusa with a wholly-owned subsidiary of Southdown will result in the shareholders of Medusa receiving in a tax-free transaction .88 shares of Southdown Common Stock (and associated Southdown Rights) in exchange for each Medusa Share. Southdown will issue approximately 14.7 million shares of Southdown Common Stock in the Merger, representing approximately 38% of the Southdown Common Stock outstanding after giving effect to the Merger. As a result of the Merger, Medusa will become a wholly-owned subsidiary of Southdown.

     The Merger will enhance Southdown's ability to capitalize on strong industry fundamentals which include: (i) continuing growth of domestic cement demand which exceeds domestic productive capacity; (ii) the strong pricing environment in most domestic regional cement markets; (iii) the substantial reduction of dumped cement imports into the United States after the imposition of antidumping duties; and (iv) the return of cement imports to their traditional role as a supplemental source of supply in the United States. The combination of Southdown and Medusa will create the second largest and the most modern system of cement manufacturing plants in the United States. Southdown believes that the expanded network of preheater/ precalciner facilities should present additional opportunities for cost effective capacity expansions and earnings growth. Medusa's operations complement Southdown's existing asset base, and the combined network of plants and distribution terminals provides broad coverage of the market east of the Mississippi River. The Merger will create a significantly larger company with greater financial flexibility, a stronger balance sheet, higher market capitalization and greater earnings and cash flows, all of which should enhance shareholder value.

                                 THE COMPANIES

SOUTHDOWN

     Southdown is one of the leading cement and ready-mixed concrete companies in the United States. Southdown's operations are strategically located in various regions of the United States, many of which Southdown believes have attractive prospects for long-term economic growth. Southdown operates eight cement manufacturing facilities and seven quarrying sites and utilizes a network of 20 cement storage and distribution terminals for the importation and distribution of portland and masonry cements, primarily in the Ohio valley and the southwestern and southeastern regions of the United States. Southdown is also vertically integrated in the regional vicinity of its two largest cement plants, with ready-mixed concrete operations serving markets in Florida and southern California. Southdown is the third largest producer of cement in the United States and produces cement at its plants located in California, Florida, Kentucky, Ohio, Tennessee, Texas, Colorado and Pennsylvania, which have a combined cement manufacturing capacity of approximately 7.1 million short tons (6.8 million short tons, excluding the joint venture interests of others). Southdown's principal executive offices are located at 1200 Smith Street, Suite 2400, Houston, Texas 77002-4486, and its telephone number is (713) 650-6200.

MEDUSA

     Medusa operates in three business segments. Medusa's Cement Group produces and sells gray portland cement and masonry cement. Its Aggregates Group mines, processes and sells construction aggregates, limestone-related home and garden products and industrial limestone products. Its James H. Drew Corporation subsidiary provides construction services for highway safety. Medusa's operations are conducted principally in the eastern half of the United States. Medusa ranks ninth in capacity among all United States cement companies and fourth in capacity among those domestically owned. Medusa's cement plants in Michigan, Georgia, Alabama and Pennsylvania, which have a combined cement manufacturing capacity of approximately 3.7 million short tons, serve markets in portions of the Great Lakes, the southeast and the western Pennsylvania/northeastern Ohio regions of the United States. The principal executive offices of Medusa are located at 3008 Monticello Blvd., Cleveland Heights, Ohio 44118, and its telephone number is (216) 371-4000.

                           THE SHAREHOLDERS' MEETINGS

SOUTHDOWN ANNUAL MEETING

     Date, Time and Place. The Southdown Annual Meeting will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Friday, June 19, 1998, at 8:30 a.m., local time. See "The Shareholders'
Meetings -- Southdown Annual Meeting -- Date, Time and Place."

     Purpose. The purpose of the Southdown Annual Meeting is: (i) to consider and vote upon proposals to (a) approve the Charter Amendment; (b) approve the Stock Issuance; (c) elect one director as a member of Class II and four directors as members of Class I to Southdown's Board of Directors to serve until the 1999 and 2001 annual meetings of shareholders, respectively; (d) approve an increase in the number of shares of Southdown Common Stock available for grant under Southdown's 1989 Stock Option Plan from 2,000,000 to 5,000,000; (e) impose an annual limit on the number of options that may be awarded to any one person under the 1989 Stock Option Plan in order to comply with applicable federal income tax requirements; (f) approve the appointment of Deloitte & Touche LLP as Southdown's independent auditors for 1998; and (ii) to transact such other business as may properly come before the meeting. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Purpose."

     Record Date; Shares Entitled to Vote. Only holders of record of shares of Southdown Common Stock at the close of business on May 15, 1998 (the "Southdown Record Date") are entitled to notice of and to vote at the Southdown Annual Meeting. On the Southdown Record Date, there were 23,627,178 shares of Southdown Common Stock outstanding. Such shares of Southdown Common Stock will be entitled to one vote, exercisable in person or by properly executed proxy, on each matter to be acted upon at the Southdown Annual Meeting. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Record Date; Shares Entitled to Vote."

     Quorum. The Restated Articles of Incorporation, as amended, of Southdown ("Southdown Articles") and the Bylaws, as amended, of Southdown ("Southdown Bylaws") require the holders of a majority of the outstanding shares of Southdown Common Stock to be present in person or by proxy for any action to be taken at the Southdown Annual Meeting. For purposes of determining whether this quorum requirement is met, abstentions and broker non-votes received in connection with properly signed and returned proxies will be counted as shares present. See "The Shareholders' Meetings-- Southdown Annual Meeting -- Quorum."

     Required Vote. Approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the shares of Southdown Common Stock outstanding on the Southdown Record Date. The Merger will not be consummated unless the Charter Amendment is approved. Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the shares of Southdown Common Stock present in person or represented by proxy and entitled to vote at the Southdown Annual Meeting, provided that the total votes cast represent over 50% of the shares of Southdown Common Stock issued and outstanding on the Southdown Record Date. Directors will be elected by a plurality of votes cast at the Southdown Annual Meeting, and the other matters scheduled to come before the Southdown Annual Meeting will require the affirmative vote of a majority of the votes cast on each proposal. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Required Vote."

     An abstention with respect to the Charter Amendment, the Stock Issuance or the proposed amendments to Southdown's 1989 Stock Option Plan will have the effect of a vote against each proposal. Brokers who hold shares of Southdown Common Stock will not have discretionary authority to vote such shares in respect of the Charter Amendment, the Stock Issuance or the proposed amendments to Southdown's 1989 Stock Option Plan in the absence of instructions from the beneficial owners thereof. Assuming that a quorum is present at the Southdown Annual Meeting, any shares which are not voted by such brokers will have no impact on the vote with respect to the Stock Issuance or the amendments to Southdown's 1989 Stock Option Plan but will have the effect of a vote against the Charter Amendment. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Required Vote."

     Security Ownership of Management. As of the Southdown Record Date, the directors and executive officers of Southdown and certain of their affiliates owned approximately 1.6% of the outstanding Southdown Common Stock, and each such person has advised Southdown that such person intends to vote in favor of the Charter Amendment and the Stock Issuance and the other matters proposed by the Board of Directors of Southdown at the Southdown Annual Meeting. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Security Ownership of Management."

     Revocability of Proxies. Any proxy given pursuant to this solicitation by the Board of Directors of Southdown ("Southdown Board") may be revoked by: (i) filing with the Secretary of Southdown, before the taking of the vote at the Southdown Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares; or (ii) attending the Southdown Annual Meeting and voting in person. Attendance at the Southdown Annual Meeting will not in and of itself constitute the revocation of a proxy. See "The Shareholders' Meetings -- Southdown Annual Meeting -- Revocability of Proxies."

     Recommendations of the Board of Directors. The Southdown Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Southdown shareholders. Accordingly, the Southdown Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Southdown shareholders vote FOR the approval and adoption of the Charter Amendment and the Stock Issuance. The Southdown Board also recommends that Southdown shareholders vote FOR the approval of the other proposals to be submitted by it at the Southdown Annual Meeting. See "The Merger -- Reasons for the Merger; Recommendations of the Boards -- Southdown," "Amendment to Southdown Articles," and "Other Matters for Southdown Annual Meeting -- Election of Directors;"
"-- Increase in Shares Available for Grant Under 1989 Stock Option Plan; and
"-- Grant Limitation Under 1989 Stock Option Plan."

     Dissenters' Rights. Southdown shareholders will not be entitled to dissenters' rights under the Louisiana Business Corporation Law ("LBCL") with respect to the Charter Amendment, the Stock Issuance or the other matters to be presented at the Southdown Annual Meeting. See "Rights of Dissenting Shareholders -- Southdown Shareholders."

MEDUSA SPECIAL MEETING

     Date, Time and Place. The Medusa Special Meeting will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Friday, June 19, 1998, at 10:00 a.m., local time. See "The Shareholders' Meetings -- Medusa Special Meeting -- Date, Time and Place."

     Purpose. The purpose of the Medusa Special Meeting is: (i) to consider and vote on the Merger Proposal; and (ii) to transact such other business, incident to the conduct of the meeting, as may properly come before the Medusa Special Meeting. See "The Shareholders' Meetings -- Medusa Special Meeting -- Purpose."

     Record Date; Shares Entitled to Vote. Only holders of record of Medusa Shares at the close of business on May 15, 1998 ("Medusa Record Date") are entitled to notice of and to vote at the Medusa Special Meeting. On the Medusa Record Date, there were 16,692,595 Medusa Shares outstanding. Each Medusa Share will be entitled to one vote, exercisable in person or by properly executed proxy, on each matter to be acted upon at the Medusa Special Meeting. See "The Shareholders' Meetings -- Medusa Special Meeting -- Record Date; Shares Entitled to Vote."

     Quorum. The Code of Regulations of Medusa ("Medusa Regulations") requires the holders of a majority of the outstanding Medusa Shares to be present in person or by proxy for any action to be taken at the Medusa Special Meeting. For purposes of determining whether this quorum requirement is met, abstentions and broker non-votes received in connection with properly signed and returned proxies will be counted as shares present. See "The Shareholders'
Meetings -- Medusa Special Meeting -- Quorum."

     Required Vote. Approval and adoption of the Merger Proposal requires the affirmative vote of the holders of a majority of the Medusa Shares outstanding on the Medusa Record Date. An abstention with respect to the Merger Proposal will have the effect of a vote against that proposal. Brokers who hold Medusa Shares will not have discretionary authority to vote such shares in respect of the Merger Proposal in the absence of instructions from the beneficial owners thereof. Assuming that a quorum is present at the Medusa Special Meeting, any shares which are not voted will have the effect of a vote against the Merger Proposal. See "The Shareholders' Meetings -- Medusa Special Meeting -- Required Vote."

     Security Ownership of Management. As of the Medusa Record Date, the directors and executive officers of Medusa and certain of their affiliates owned approximately 7.9% of the outstanding Medusa Shares, and each such person has advised Medusa that such person intends to vote in favor of the Merger Proposal. See "The Shareholders' Meetings -- Medusa Special Meeting -- Required Vote." Certain of these persons holding approximately 5.8% of the Medusa Shares outstanding at the Medusa Record Date have given Southdown their irrevocable proxy to vote their shares in favor of the Merger Proposal.

     Revocability of Proxies. Any proxy given pursuant to this solicitation by the Board of Directors of Medusa ("Medusa Board") may be revoked by: (i) giving notice of revocation to the Secretary of Medusa, before the taking of the vote at the Medusa Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares; or (ii) attending the Medusa Special Meeting and voting in person. Attendance at the Medusa Special Meeting will not in and of itself constitute a revocation of a proxy. See "The Shareholders' Meetings -- Medusa Special Meeting -- Revocability of Proxies."

     Recommendation of the Board of Directors. The Medusa Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Medusa shareholders. Accordingly, the Medusa Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Medusa shareholders vote FOR the approval and adoption of the Merger Proposal. See "The Merger -- Reasons for the Merger; Recommendation of the Boards -- Medusa." In considering the Medusa Board's recommendation, certain members of the Medusa Board may be deemed to have interests in addition to or potentially different from the interests of shareholders of Medusa generally. See "The Merger -- Conflicts of Interest of Certain Persons."

     Dissenters' Rights. The shareholders of Medusa will be entitled to dissenters' appraisal rights in connection with the Merger under the Ohio Revised Code ("ORC"), to the extent they fully comply with the procedural requirements of the ORC. See "Rights of Dissenting Shareholders -- Medusa Shareholders." Southdown's obligation to consummate the Merger is specifically conditioned upon the holders of not more than 5% of the Medusa Shares, on a fully diluted basis, perfecting their dissenters' rights under the ORC. Southdown believes, however, that the perfection of dissenters' rights by the holders of more than approximately 700,000 Medusa Shares (approximately 4% of the Medusa Shares outstanding on the Medusa Record Date) may preclude pooling of interests accounting treatment for the Merger, which is also a condition to Southdown's obligation to consummate the Merger. See "The Merger
Agreement -- Conditions Precedent to the Merger."

                      THE MERGER AND THE MERGER AGREEMENT

     The Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

     At the Effective Time (as defined below), Sub will be merged with and into Medusa, with Medusa surviving the Merger as a wholly-owned subsidiary of Southdown. The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Ohio, which is currently expected to occur after receipt of requisite regulatory and shareholder approvals and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement. As used in this Joint Proxy Statement/Prospectus, the time at which the Merger becomes effective will be the "Effective Time," and the date upon which the Effective Time occurs will be the "Effective Date." See "The Merger Agreement -- Conditions Precedent to the Merger."

EXCHANGE RATIO

     In the Merger, each Medusa Share issued and outstanding immediately prior to the Effective Time (excluding those held by shareholders who perfect their dissenters' rights to receive cash and those held in the treasury of Medusa or its subsidiaries and those held by Southdown or its subsidiaries, which will be canceled), without any action on the part of the holder thereof, will be converted into the right to receive .88 shares of Southdown Common Stock together with the associated Southdown Rights. A cash payment will be made in lieu of any fractional share of Southdown Common Stock. See "The Merger Agreement -- Merger Consideration; Exchange Ratio."

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS

     The Southdown Board believes that the Merger will enhance Southdown's ability to capitalize on strong industry fundamentals which include: (i) continuing growth of domestic cement demand which exceeds domestic productive capacity; (ii) the strong pricing environment in most domestic regional cement markets; (iii) the substantial reduction of dumped cement imports into the United States after the imposition of antidumping duties; and (iv) the return of cement imports to their traditional role as a supplemental source of supply in the United States. The combination of Southdown and Medusa will create the second largest and the most modern system of cement manufacturing plants in the United States. Southdown believes that the expanded network of preheater/precalciner facilities should present additional opportunities for cost effective capacity expansions and earnings growth. Medusa's operations complement Southdown's existing asset base, and the combined network of plants and distribution terminals provides broad coverage of the market east of the Mississippi River. The Merger will create a significantly larger company with greater financial flexibility, a stronger balance sheet, higher market capitalization and greater earnings and cash flows, all of which should enhance shareholder value.

     The Medusa Board believes that the Merger will have benefits to the combined company resulting from its increased size, including the potential for enhanced purchasing economies, financial and strategic position to pursue additional consolidation opportunities, enhanced credit standing, a higher profile with investors, and substantially greater liquidity for shareholders. The Medusa Board also believes that Medusa shareholders who become shareholders of the combined company would likely benefit from increased earnings due to Southdown's operations on the West Coast, where markets are now in a strong cyclical upswing. Additionally, the combined company, with its broader geographic base, should have a diminished risk of earnings volatility from weaknesses in specific markets. Furthermore, the Exchange Ratio represents a substantial premium over the closing prices of Medusa Shares during the period preceding the public announcement of the proposed Merger, and the Merger is expected to be a tax-free transaction to Medusa and its shareholders.

  To Southdown Shareholders:

     THE SOUTHDOWN BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE SOUTHDOWN SHAREHOLDERS AND UNANIMOUSLY RECOM-

MENDS THAT THE HOLDERS OF SOUTHDOWN COMMON STOCK VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE STOCK ISSUANCE. For a more detailed discussion of the factors considered by the Southdown Board in reaching its decision and the background and reasons for the Merger, see "The Merger -- Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Boards -- Southdown."

  To Medusa Shareholders:

     THE MEDUSA BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE MEDUSA SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MEDUSA SHARES VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL. For a more detailed discussion of the factors considered by the Medusa Board in reaching its decision and the background and reasons for the Merger, see "The Merger -- Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Boards -- Medusa."

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the Merger, each of the Southdown Board and the Medusa Board (together, the "Boards") considered opinions from their respective financial advisors as to the fairness of the Exchange Ratio from a financial point of view. Southdown received an opinion (the "Lehman Brothers Opinion") from its financial advisor, Lehman Brothers Inc. ("Lehman Brothers"), to the effect that, as of March 17, 1998, the Exchange Ratio to be paid by Southdown to the shareholders of Medusa in the Merger is fair from a financial point of view to Southdown. Medusa received an opinion (the "J.P. Morgan Opinion") from its financial advisor, J.P. Morgan Securities Inc. ("J.P. Morgan"), to the effect that, as of March 17, 1998, the Exchange Ratio is fair from a financial point of view to Medusa's shareholders. The Lehman Brothers Opinion and the J.P. Morgan Opinion are attached as Appendices B and C, respectively, to this Joint Proxy Statement/ Prospectus. Shareholders are encouraged to read these opinions. See "The Merger -- Opinion of Southdown's Financial Advisor" and "-- Opinion of Medusa's Financial Advisor."

OWNERSHIP OF SOUTHDOWN FOLLOWING THE MERGER

     The shares of Southdown Common Stock issued to Medusa shareholders in the Merger will constitute approximately 38% of all of the outstanding Southdown Common Stock after the Merger, and the current Southdown shareholders will hold the remaining approximately 62% of such shares.

ACCOUNTING TREATMENT

     The Merger is intended to qualify for "pooling of interests" accounting treatment under generally accepted accounting principles. Conditions precedent to the Merger include the delivery by Deloitte & Touche LLP to Southdown of a letter concurring in Southdown's conclusion that, as of a specified date, no conditions exist which could preclude Southdown accounting for the Merger as a pooling of interests and the delivery by Deloitte & Touche LLP to Medusa of a letter concurring with Medusa's conclusion that, as of a specified date, no conditions exist that could preclude Medusa's ability to be a party in a business combination to be accounted for as a pooling of interests. See "The Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions Precedent to the Merger."

FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger is conditioned upon receipt by Southdown of an opinion of its tax counsel, Bracewell & Patterson, L.L.P., and by Medusa of an opinion of its tax counsel, Milbank, Tweed, Hadley & McCloy, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Hence, a holder of Medusa Shares will not recognize gain or loss on the exchange of Medusa Shares for Southdown Common Stock pursuant to the Merger, except to the extent that such holder receives cash in lieu of a fractional share of Southdown Common Stock or such holder receives fair cash value pursuant to the exercise of dissenters' rights. All shareholders should read carefully the discussion in "Federal Income Tax Consequences" and the other sections of this Joint Proxy Statement/Prospectus. All shareholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under United States federal, state, local or any other applicable tax laws.

FACILITIES MAP

     The map on the inside cover page of this Joint Proxy Statement/Prospectus shows the location of the cement plants, distribution terminals and other facilities owned by Southdown and Medusa as of March 31, 1998.

DIRECTORS AND OFFICERS OF NEW MEDUSA FOLLOWING THE MERGER

     If the proposed Merger is approved and consummated, holders of Medusa Shares will become shareholders of Southdown, which will be under the direction of the Southdown Board and the management of Southdown. The officers of Sub at the date of the Merger Agreement will become the officers of New Medusa after the Merger. The directors of Medusa at the date of the Merger Agreement will be the directors of New Medusa at the time of the Merger. Southdown intends to cause designees from its executive staff to be elected directors of the Surviving Corporation promptly following the Merger.

SOUTHDOWN BOARD FOLLOWING THE MERGER

     Immediately following the Effective Time, the Southdown Board will consist of 13 members. Two members of the Southdown Board will be Robert S. Evans, the current Chairman and Chief Executive Officer of Medusa, and George E. Uding, Jr., the current President and Chief Operating Officer of Medusa. Neither Mr. Evans nor Mr. Uding will be an officer of Southdown. See "The
Merger -- Southdown Board Following the Merger."

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits consummation of the Merger until Premerger Notification and Report Forms have been submitted and certain information has been furnished to the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the specified waiting period requirements of the HSR Act have expired or been terminated. The required waiting period under the HSR Act with respect to the Merger was terminated on April 16, 1998. See "The Merger -- Governmental and Regulatory Approvals."

CONDITIONS PRECEDENT TO THE MERGER

     The obligations of Southdown and Medusa to effect the Merger are subject to, among other things, the fulfillment of certain conditions, including without limitation: (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order or decree or any statute, rule or regulation that prevents consummation of the Merger; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act and the receipt of all other required approvals, consents, permits or authorizations from governmental authorities; (iii) the approval of the Merger Proposal by the Medusa shareholders; (iv) the approval of the Charter Amendment and the Stock Issuance by the Southdown shareholders; (v) the effectiveness of the Registration Statement and the absence of the threat of any stop order or similar restraining order; (vi) the receipt by Southdown of an opinion of Bracewell & Patterson, L.L.P. and the receipt by Medusa of an opinion of Milbank, Tweed, Hadley & McCloy, in each case that the Merger will constitute a reorganization under Section 368(a) of the Code; (vii) the delivery by Deloitte & Touche LLP to Southdown of a letter concurring with Southdown's conclusion that, as of a specified date, no conditions exist that would preclude Southdown accounting for the Merger as a pooling of interests; (viii) the delivery by Deloitte & Touche LLP to Medusa of a letter concurring with Medusa's conclusion that, as of a specified date, no conditions exist that would preclude Medusa's ability to be a party in a business combination to be accounted for as pooling of interests; and (ix) the authorization for listing on the NYSE of the shares of Southdown Common Stock issuable in the Merger, subject to official notice of issuance.

     The obligation of Medusa to effect the Merger is subject to the satisfaction of certain additional conditions, including: (i) the absence of any breach of the representations and warranties of Southdown and Sub in the Merger Agreement that would reasonably be expected to have in the reasonably foreseeable future a material adverse effect (as defined in the Merger Agreement); (ii) the performance in all material respects of the obligations and covenants of Southdown and Sub under the Merger Agreement; (iii) the receipt of certificates from Southdown and Sub to the foregoing effects; and (iv) the Southdown Rights, among other things, not having become exercisable or transferable apart from the associated shares of Southdown Common Stock.

     The obligation of Southdown and Sub to effect the Merger is also subject to the satisfaction of certain additional conditions, including: (i) the absence of any breach of the representations and warranties of Medusa that would reasonably be expected to have in the reasonably foreseeable future a material adverse effect (as defined in the Merger Agreement); (ii) the performance in all material respects of the obligations and covenants of Medusa under the Merger Agreement; (iii) the holders of not more than 5% of the Medusa Shares, on a fully diluted basis, having perfected their appraisal rights under the ORC; (iv) the receipt of a certificate from Medusa to the foregoing effects; and (v) the preferred stock purchase rights issued by Medusa pursuant to the Rights Agreement dated as of October 13, 1988, as amended ("Medusa Rights"), among other things, not having become exercisable or transferable apart from the associated Medusa Shares.

     The parties to the Merger Agreement may, by an instrument in writing, waive compliance by other parties with any term or provision of the Merger Agreement on the part of such other party to be performed or complied with. Neither Southdown nor Medusa believes that the corporation laws under which they are organized require a resolicitation of proxies from shareholders in the event that the directors of Southdown or Medusa elect to waive compliance with any closing condition. However, Southdown and Medusa have advised each other that they will not waive the conditions to their respective obligations relating to the triggering of the Southdown Rights or the Medusa Rights without a resolicitation of proxies from their shareholders pursuant to revised proxy materials. Before waiving any other condition, Southdown and Medusa will resolicit their respective shareholders if, in light of all the facts and circumstances, the proposed waiver would reasonably be expected to have a material adverse effect on shareholders under applicable federal securities laws, such as a change in the method of accounting for the Merger or the characterization of the Merger as a taxable transaction under applicable federal income tax laws. See "The Merger Agreement -- Amendment and Waiver."

NO NEGOTIATION OR SOLICITATION BY MEDUSA

     Medusa has agreed, on behalf of itself and its affiliates, during the term of the Merger Agreement that it will not: (i) solicit, initiate, encourage or facilitate any Competing Transaction (as defined in the Merger Agreement) or furnish confidential information with respect thereto; (ii) negotiate, explore or otherwise engage in discussions with others regarding a possible Competing Transaction; or (iii) enter into any agreement, arrangement or understanding requiring Medusa to abandon the Merger. Notwithstanding the foregoing, the Medusa Board may authorize Medusa's participation in a Competing Transaction if, among other things, outside legal counsel renders a written opinion to the Medusa Board that such action is required for the Medusa Board to comply with its fiduciary duties under applicable law and a nationally recognized investment banking firm renders a written opinion to the Medusa Board that the consideration payable to the Medusa shareholders under the proposed Competing Transaction is superior, from a financial point of view, to the consideration payable to them in the Merger. Medusa is obligated to apprise Southdown at the inception of any such Competing Transaction and to keep Southdown apprised of the status of any ensuing developments. See "The Merger Agreement -- No Negotiation or Solicitation by Medusa."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated by either Southdown or Medusa and the Merger abandoned under certain circumstances, including, but not limited to, the following: (i) any permanent injunction or other order or decree preventing consummation of the Merger has become final and non-appealable, provided that the terminating party has used its best commercial efforts to remove such injunction, order or decree; (ii) the Merger has not been consummated by September 30, 1998, provided that the terminating party has not failed to perform any material covenant or agreement that caused or resulted in the failure of the Merger to close; (iii) the shareholders of Medusa fail to approve the Merger Proposal at the Medusa Special Meeting; (iv) the shareholders of Southdown fail to approve the Charter Amendment or the Stock Issuance at the Southdown Annual Meeting; or (v) the other party fails to cure a material breach under the Merger Agreement within 30 days following receipt of written notice to do so, provided that the terminating party is not in material breach of the Merger Agreement.

     The Merger Agreement also may be terminated prior to the Effective Date, whether before or after approval by the Medusa shareholders of the Merger Proposal or approval by the Southdown shareholders of the Charter Amendment and the Stock Issuance, in each event by the mutual consent of Southdown and Medusa.

     The Merger Agreement also may be terminated by Medusa under the following circumstances: (i) the lapse of five business days after Medusa's delivery of written notice to Southdown that the Medusa Board has determined in good faith, and continues to believe at the date of termination, that a Competing Transaction is more favorable to the shareholders of Medusa in the aggregate and from a financial point of view than the Merger ("Superior Offer"); or (ii) the volume weighted average trading price of the Southdown Common Stock, rounded to the nearest three decimal places, for the 15 consecutive trading days ending on and including the third trading day prior to the date upon which the Merger is expected to be consummated, as reported by Bloomberg Financial Markets, is less than $57.50 and the volume weighted average trading price of a composite index of five publicly-traded cement companies (excluding Southdown and Medusa) over the same period outperforms the volume weighted average trading price of the Southdown Common Stock by more than 20 percentage points ("Inadequate Price").

     In determining whether to exercise Medusa's right to terminate the Merger Agreement because of Inadequate Price, Medusa's directors must act in good faith, in a manner they reasonably believe to be in or not opposed to Medusa's best interests, and with the care that an ordinarily prudent person would reasonably be expected to exercise in a like position and under similar circumstances. The Medusa Board will consider all relevant factors in determining whether to terminate the Merger Agreement because of an Inadequate Price determination, including such factors as the value of the Merger consideration currently and taking into account the prospects of the combined company; the value of Medusa on a stand-alone basis, taking into account any foreseeable consequences of the failure to consummate the Merger (including the requirement to pay the $15 million termination fee); the reports and/or recommendations of its advisors; the amount by which the volume weighted average trading price was below the target of $57.50 (as described above); the amount by which the peer group composite index outperforms, in excess of 20 percentage points, the Southdown Common Stock index (as described above); the reasons for such shortfall and excess; respectively; and other relevant factors. In the event Medusa determines to exercise or waive the right to terminate the Merger Agreement after the initial solicitation for the Merger Proposal because of Inadequate Price, Medusa will resolicit the Medusa shareholders regarding its exercise or waiver of such termination right if, in light of all the facts and circumstances, the proposed exercise or waiver of such right would reasonably be expected to have a material adverse effect on the Medusa shareholders under applicable federal securities laws.

     If Medusa terminates the Merger Agreement because of an Inadequate Price determination, Medusa shall, within three business days after termination, pay Southdown a termination fee of $15 million in immediately available funds. If, after the occurrence of a Prior Event (as defined below), Southdown terminates the Merger Agreement because of Medusa's material breach of the terms thereof or either Medusa or Southdown terminates the Merger Agreement because the Medusa shareholders fail to approve the Merger Proposal, Medusa shall, within three business days after the termination, pay Southdown a termination fee of $30 million in immediately available funds. If Medusa terminates the Merger Agreement because of the receipt of a Superior Offer, Medusa likewise shall pay Southdown $30 million within three business days after the consummation of the transaction relating to the Superior Offer.

     For the foregoing purposes, a "Prior Event" shall occur if: (i) a person (other than Southdown or one of its subsidiaries) commences a tender offer or an exchange offer to purchase 15% or more of the Medusa Shares; (ii) Medusa authorizes, recommends, proposes or publicly announces an intention, or another person (other than Southdown or any of its subsidiaries) announces an intention, to (a) enter into a recapitalization, merger, consolidation or business combination with Medusa or acquire in excess of a stipulated amount of Medusa capital stock or a material portion of Medusa's assets or any combination of the foregoing, (b) purchase, lease or otherwise acquire 15% or more of the assets of Medusa or any of its subsidiaries, or (c) purchase or otherwise acquire 15% or more of the Medusa Shares; or (iii) any person (other than Southdown or its affiliates) acquires 15% or more of the Medusa Shares.

     See generally "The Merger Agreement -- Termination of the Merger
Agreement."

CONFLICTS OF INTEREST OF CERTAIN PERSONS

     Certain members of Medusa's senior management and the Medusa Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of shareholders of Medusa generally. The following is a summary of such interests.

     Immediately following the Effective Time, two members of the Southdown Board will be Robert S. Evans, the current Chairman and Chief Executive Officer of Medusa, and George E. Uding, Jr., the current President and Chief Operating Officer of Medusa. In addition, Medusa has special severance agreements ("Severance Agreements") with eight of its executive officers, including Messrs. Evans and Uding, providing for a lump sum cash payment of three times the amount of the executive's annual base salary and a pro-rata portion of any annual incentive compensation from the previous year upon the occurrence of a change of control such as shareholder approval of the Merger Proposal even if the Merger is not consummated. The Severance Agreements also provide for the reimbursement of such executives on an after-tax basis in respect of any excise tax imposed on benefits received by the executives in connection with the Merger under Section 4999 of the Code (the "Excise Tax Reimbursement"), irrespective of whether such benefits are received by reason of the Severance Agreements or otherwise.

     Each outstanding and unexercised option (each, a "Medusa Option") to purchase Medusa Shares will be assumed by Southdown in the Merger and converted into an option to purchase shares of Southdown Common Stock (each, a "Substitute Option"), subject to the terms of Medusa's 1991 Long-Term Incentive Plan ("Medusa Incentive Plan") and the individual award agreements issued thereunder, including the terms and provisions governing vesting and exercisability. Under the Medusa Incentive Plan and the Merger Agreement, all Medusa Options will become fully vested and exercisable as of the Effective Time, and the Merger Agreement will extend the post-termination exercise period in certain situations. As of the Medusa Record Date, approximately 522,000 shares of Southdown Common Stock would be issuable upon the exercise of Substitute Options based on the number of Medusa Shares subject to existing Medusa Options multiplied by the Exchange Ratio, with the exercise price under each Substitute Option being equal to the exercise price under the Medusa Options divided by the Exchange Ratio. See "The Merger Agreement -- Medusa Options."

     Under the Medusa Incentive Plan and the senior executive restricted share agreements issued pursuant thereto, the performance-based restricted Medusa Shares awarded to all of the executive officers of Medusa will automatically become fully vested upon the approval of the Merger Proposal by the Medusa shareholders even if the Merger is not thereafter consummated for any reason. If the Merger is consummated, the Medusa Shares will be exchanged for unrestricted Southdown Common Stock. Such vesting in respect of the performance-based restricted Medusa Shares will also entitle the holders thereof to an income tax indemnity for the income taxes reportable in connection with such vesting, in addition to Excise Tax Reimbursement.

     Under the Medusa Non-Employee Director Restricted Stock Plan (the "Director Stock Plan"), all Medusa non-employee directors receive a portion of their annual director's fee in the form of Medusa Shares. A pro-rata portion of such Medusa Shares are forfeitable if the non-employee director fails to remain a member of the Medusa Board until the next annual meeting of Medusa's shareholders. The forfeited amount is determined based on the number of full months of service on the Medusa Board in such annual period prior to such termination of the board services. Notwithstanding the above, pursuant to the Director Stock Plan and the restricted share agreements issued thereunder, the Medusa Shares awarded to the non-employee directors will automatically become non-forfeitable upon the approval of the Merger Proposal by the Medusa shareholders even if the Merger is not thereafter consummated for any reason. If the Merger is consummated, the Medusa Shares will be exchanged for unrestricted Southdown Common Stock. The approximate aggregate value of the shares as to which this accelerated vesting will occur is $94,000.

     Pursuant to the Merger Agreement, Southdown has agreed to assume the obligations of Medusa under the foregoing arrangements.

     In connection with the Severance Agreements and the Medusa Incentive Plan, as described above, an aggregate of approximately $65 million in cash payments and other benefits will be made to all Medusa executive officers. Of this amount, nine executive officers of Medusa will receive payments and benefits approximately valued as follows: George E. Uding, Jr., $20 million; Robert S. Evans, $14 million; Robert

J. Kane, $7 million; R. Breck Denny, $6 million; Dennis R. Knight, $6 million; Alan E. Redeker, $5 million; Richard A. Brown, $4 million; Robert D. Vilsack, $2 million; and Edward A. Doles, $1 million. A substantial portion of these payments consists of amounts expected to be owed by such individuals for income taxes and/or excise taxes. Southdown expects to record a cash charge of approximately $45 million and a non-cash charge of approximately $9 million in connection with the foregoing payments. See "The Merger -- Conflicts of Interest of Certain Persons."

     Southdown has also agreed, to the fullest extent permitted by Applicable Laws (as defined in the Merger Agreement), to keep in effect the provisions of the Medusa Articles and Regulations providing for indemnification of Medusa's current directors and officers, and to continue for at least six years after the Effective Time the current Medusa directors' and officers' liability insurance; provided that the Surviving Corporation may substitute policies of comparable coverage; and provided further that the Surviving Corporation will not be required to spend more than 200% of Medusa's current insurance premium to secure such insurance coverage.

     Southdown is interested in exploring the possibility of securing Mr. Uding's industry expertise on an exclusive basis, and the parties have initiated preliminary discussions concerning a consulting arrangement pursuant to which Mr. Uding would perform acquisition evaluation, governmental relations and trade association representation services for Southdown. Subject to the completion of negotiations concerning the scope and extent of these services, compensation in the range of $250,000 annually over a five-year term has been proposed by Southdown. Any definitive consulting agreement must be approved by a committee of disinterested directors of Southdown prior to its execution. In the event that a mutually acceptable consulting arrangement between Southdown and Mr. Uding cannot be negotiated, following the Merger Mr. Uding intends to return to consulting in the cement and aggregates industries. In addition, it is expected that Mr. Redeker will become an employee of Southdown but will not receive an employment agreement.

     See generally "The Merger -- Conflicts of Interest of Certain Persons."

EXCHANGE PROCEDURES

     If the Merger Proposal is approved and the Merger is consummated, promptly and, in any event, within three business days after the Effective Date, a letter of transmittal will be mailed to each Medusa shareholder to be used in forwarding certificates evidencing such holder's Medusa Shares for surrender in exchange for certificates evidencing shares of Southdown Common Stock to which such holder has become entitled and, if applicable, a cash payment in lieu of a fractional share of Southdown Common Stock. After receipt of such letter of transmittal, each holder of certificates formerly representing Medusa Shares should surrender such certificates to ChaseMellon Shareholder Services, L.L.C., the exchange agent for the Merger ("Exchange Agent"), pursuant to and in accordance with the instructions accompanying such letter of transmittal. Upon such surrender, a Medusa shareholder will receive in exchange for the certificates that formerly represented such holder's Medusa Shares certificates evidencing the whole number of shares of Southdown Common Stock to which he or she is entitled and, after the sale by the Exchange Agent of all fractional shares in accordance with the Merger Agreement, any cash payment which may be made in lieu of any fractional share of Southdown Common Stock. See "The Merger Agreement -- Exchange Procedures."

     Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. MEDUSA SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Medusa Shares, which are issued by an Ohio corporation, will be converted into the right to receive shares of Southdown Common Stock, which are issued by a Louisiana corporation. There are differences between the rights of the shareholders of Medusa and Southdown. These differences result from differences between Ohio and Louisiana law and differences between the governing instruments of Medusa and Southdown. For a discussion of the various material differences between the rights of the shareholders of Medusa and Southdown, see "Comparison of Shareholders' Rights."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on current expectations, estimates and projections about the general economy and Southdown's and Medusa's lines of business and are generally identifiable by statements containing words such as "expects," "believes," "anticipates," "estimates" or similar expressions. Statements related to future performance involve certain assumptions, risks and uncertainties, many of which are beyond the control of Southdown or Medusa, and cannot be guaranteed. Although Southdown and Medusa believe that their respective expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that those expectations will be achieved. Important factors that could cause actual results to differ materially from those expectations include, among others, foreign and domestic price competition, the loss or material adverse modification of existing antidumping orders, cost effectiveness, changes in environmental regulation, and general economic and market conditions such as interest rates, the availability of capital and the cyclical nature of the construction industry. The reader is cautioned to consider such disclosures in connection with the forward-looking statements included herein ("Cautionary Disclosures"). Subsequent written and oral forward-looking statements attributable to Southdown or Medusa or persons acting on their behalf are expressly qualified in their entirety by reference to these Cautionary Disclosures. For additional information with respect to these factors, see both Southdown's and Medusa's respective Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 that are incorporated by reference herein.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The Southdown Common Stock and the Medusa Shares are each listed and traded on the NYSE. The following table sets forth the high and low trading prices per share of the Southdown Common Stock and the Medusa Shares on the NYSE for the periods indicated as reported in published financial sources and the dividends declared per share for such periods:

                                   SOUTHDOWN
                                    COMMON        SOUTHDOWN       MEDUSA          MEDUSA
                                 STOCK PRICES     DIVIDENDS    SHARE PRICES     DIVIDENDS
                                ---------------   DECLARED    ---------------    DECLARED
                                 HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                ------   ------   ---------   ------   ------   ----------
1996
  First Quarter...............  $24.50   $18.00     $0.10     $31.25   $25.25     $0.15
  Second Quarter..............   24.88    20.75      0.10      31.25    28.25      0.15
  Third Quarter...............   25.75    19.50      0.10      32.63    27.25      0.15
  Fourth Quarter..............   32.88    24.50      0.10      35.13    30.63      0.15
1997
  First Quarter...............   36.88    29.00      0.10      41.13    33.25      0.15
  Second Quarter..............   44.63    33.13      0.10      41.00    35.25      0.15
  Third Quarter...............   54.63    41.63      0.10      50.50    38.38      0.15
  Fourth Quarter..............   59.44    51.75      0.10      48.94    35.56      0.15
1998
  First Quarter...............   72.50    55.31      0.10      63.50    39.13      0.15
  Second Quarter (through May
     19, 1998)................   74.00    64.00      0.10      64.38    56.69      0.15

     The following table sets forth the reported high and low sales prices and the closing prices per share of the Southdown Common Stock and the Medusa Shares on the NYSE on March 17, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, and on May 19, 1998, the last full trading day prior to the date of this Joint Proxy Statement/Prospectus:

                                                            HIGH      LOW      CLOSE
                                                           ------    ------    ------
MARCH 17, 1998
  Southdown Common Stock...............................    $69.75    $68.75    $69.56
  Medusa Shares........................................     52.25     51.06     52.25
  Medusa Shares on an equivalent basis.................     61.38     60.50     61.21
MAY 19, 1998
  Southdown Common Stock...............................     66.50     65.75     66.50
  Medusa Shares........................................     58.13     56.75     58.13

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MEDUSA SHARES AND SHARES OF SOUTHDOWN COMMON STOCK.

     Southdown anticipates that it will continue to pay a regular quarterly cash dividend of $.10 per share. However, the timing and amount of any future dividends remain within the discretion of the Southdown Board and will depend on Southdown's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, each of Southdown and Medusa has agreed that, during the period from the date of the Merger Agreement to the Effective Time, it will not make, declare or pay any dividend or distribution on its outstanding shares of capital stock other than regular quarterly cash dividends.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Southdown and Medusa and unaudited pro forma combined per share data after giving effect to the proposed Merger on a pooling of interests basis at the Exchange Ratio of .88 shares of Southdown Common Stock for each Medusa Share. Earnings per common share and cash dividends per common share are presented for the three months ended March 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1997. Book value per common share is presented as of March 31, 1998 and December 31, 1997. The information set forth below should be read in connection with the selected historical financial data and the unaudited pro forma combined financial information included elsewhere in this Joint Proxy Statement/Prospectus, and the separate historical financial statements of Southdown and Medusa and the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been in effect as of the beginning of the periods presented or as of March 31, 1998 or December 31, 1997 and should not be construed as representative of future operations.

                                            THREE MONTHS
                                           ENDED MARCH 31,    YEARS ENDED DECEMBER 31,
                                           ---------------    ------------------------
                                            1998     1997      1997     1996     1995
                                           ------    -----    ------    -----    -----
HISTORICAL -- SOUTHDOWN
Basic earnings per share from continuing
  operations(a)..........................  $ 0.70    $0.57    $ 4.23    $3.50    $2.18
Diluted earnings per share from
  continuing operations(a)...............    0.69     0.55      3.98     2.97     2.03
Cash dividends per common share..........    0.10     0.10      0.40     0.40       --
Book value per common share(b)...........   21.05              20.54
HISTORICAL -- MEDUSA
Basic earnings per share from continuing
  operations(a)..........................    0.16     0.11      3.44     3.38     2.70
Diluted earnings per share from
  continuing operations(a)...............    0.16     0.11      3.41     3.15     2.54
Cash dividends per common share..........    0.15     0.15      0.60     0.60     0.50
Book value per common share(b)...........   11.47              11.44
PRO FORMA DATA (UNAUDITED)
Basic earnings per share from continuing
  operations(c)..........................    0.41     0.30      4.10     3.64     2.58
Diluted earnings per share from
  continuing operations(c)...............    0.41     0.30      3.94     3.21     2.37
Cash dividends per common share(d).......    0.10     0.10      0.40     0.40       --
Book value per common share(e)...........   16.16              15.92
EQUIVALENT PRO FORMA DATA (UNAUDITED)(F)
Basic earnings per share from continuing
  operations.............................    0.36     0.26      3.61     3.20     2.27
Diluted earnings per share from
  continuing operations..................    0.36     0.26      3.47     2.82     2.09
Cash dividends per common share..........    0.09     0.09      0.35     0.35       --
Book value per common share..............   14.22              14.01

---------------

(a) Basic earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding. Diluted earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding plus the dilutive impact of options, warrants and convertible securities of Southdown and Medusa for each period.

(b) The historical book value per common share is computed by dividing shareholders' equity by the number of shares of common shares outstanding at the end of the period.

(c) Pro forma basic earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding. Pro forma diluted earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding plus the dilutive impact of options, warrants and convertible securities for each period after giving effect to the proposed Merger on a pooling of interests basis.

(d) The pro forma cash dividends per common share is based upon the historical cash dividends per common share paid by Southdown.

(e) The pro forma book value per common share is computed by dividing the pro forma shareholders' equity at the end of the period by the pro forma number of common shares outstanding at the end of that period.

(f)  Pro forma amounts multiplied by the Exchange Ratio.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                               OF SOUTHDOWN, INC.

     The following summary selected financial data for the five years ended December 31, 1997, are derived from the audited consolidated financial statements of Southdown. The financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements of Southdown. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Southdown considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in connection with the consolidated financial statements, related notes, and other financial information included and incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                       THREE MONTHS ENDED
                                            MARCH 31,                    YEARS ENDED DECEMBER 31,
                                    -------------------------   ------------------------------------------
                                       1998          1997        1997     1996     1995     1994     1993
                                    -----------   -----------   ------   ------   ------   ------   ------
                                    (UNAUDITED)   (UNAUDITED)

                                              (IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues........................    $155.8        $151.4      $719.2   $664.4   $596.1   $560.3   $507.7
                                      ======        ======      ======   ======   ======   ======   ======
  Earnings from continuing
     operations...................      16.5          13.6        96.7     71.2     47.5     30.1      3.6
                                      ======        ======      ======   ======   ======   ======   ======
  Basic earnings (loss) per share
     from continuing operations...      0.70          0.57        4.23     3.50     2.18     1.20    (0.09)
                                      ======        ======      ======   ======   ======   ======   ======
  Diluted earnings (loss) per
     share from continuing
     operations...................      0.69          0.55        3.98     2.97     2.03     1.16    (0.09)
                                      ======        ======      ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF
  PERIOD)
  Total assets....................    $989.2        $916.3      $974.2   $932.0   $875.5   $881.0   $907.0
                                      ======        ======      ======   ======   ======   ======   ======
  Total long-term debt............     162.9         148.8       162.9    164.4    174.5    185.8    274.0
                                      ======        ======      ======   ======   ======   ======   ======
CASH DIVIDENDS PAID PER SHARE OF
  COMMON STOCK....................    $ 0.10        $ 0.10      $ 0.40   $ 0.40       --       --       --
                                      ======        ======      ======   ======   ======   ======   ======

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             OF MEDUSA CORPORATION

     The following summary selected financial data for the five years ended December 31, 1997, are derived from the audited consolidated financial statements of Medusa. The financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements of Medusa. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Medusa considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in connection with the consolidated financial statements, related notes, and other financial information included and incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                   THREE MONTHS ENDED
                                        MARCH 31,                    YEARS ENDED DECEMBER 31,
                                -------------------------   ------------------------------------------
                                   1998          1997        1997     1996     1995     1994     1993
                                -----------   -----------   ------   ------   ------   ------   ------
                                (UNAUDITED)   (UNAUDITED)

                                          (IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues....................    $ 69.1        $ 56.8      $376.0   $323.4   $293.3   $276.3   $248.0
                                  ======        ======      ======   ======   ======   ======   ======
  Earnings from continuing
     operations...............       2.6           1.8        57.0     54.3     43.2     29.9     18.2
                                  ======        ======      ======   ======   ======   ======   ======
  Basic earnings per share
     from continuing
     operations...............      0.16          0.11        3.44     3.38     2.70     1.83     1.12
                                  ======        ======      ======   ======   ======   ======   ======
  Diluted earnings per share
     from continuing
     operations...............      0.16          0.11        3.41     3.15     2.54     1.76     1.09
                                  ======        ======      ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF
  PERIOD)
  Total assets................    $323.8        $235.5      $306.5   $223.4   $219.6   $218.6   $204.2
                                  ======        ======      ======   ======   ======   ======   ======
  Total long-term debt........      39.0           4.1        24.1      4.1     61.6     61.3     96.3
                                  ======        ======      ======   ======   ======   ======   ======
CASH DIVIDENDS PAID PER COMMON
  SHARE.......................    $ 0.15        $ 0.15      $ 0.60   $ 0.60   $ 0.50   $ 0.50   $ 0.27
                                  ======        ======      ======   ======   ======   ======   ======

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary unaudited pro forma combined financial data which are presented to give effect to the Merger under the pooling of interests method of accounting. The income statement data for the three months ended March 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1997 assume that the Merger had been consummated at the beginning of the earliest period presented. The balance sheet data assume that the Merger had been consummated on the dates indicated. The unaudited pro forma combined financial data do not reflect any cost savings and other synergies anticipated by Southdown management as a result of the Merger, which are estimated to be at least $10 million on an annual basis, and are not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the assumed dates, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data should be read in connection with the historical consolidated financial statements of Southdown and Medusa, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial statements contained elsewhere herein. See "Available Information", "Incorporation of Certain Documents by Reference" and "Index to Financial Statements."

                                              THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1998       1997       1997       1996       1995
                                              ---------   -------   --------   --------   --------
                                               (IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues..................................  $  224.9    $208.2    $1,095.2   $  987.8   $  889.4
                                              ========    ======    ========   ========   ========
  Earnings from continuing operations.......      15.7      12.1       153.7      125.5       90.7
                                              ========    ======    ========   ========   ========
  Basic earnings per share from continuing
     operations.............................      0.41      0.30        4.10       3.64       2.58
                                              ========    ======    ========   ========   ========
  Diluted earnings per share from continuing
     operations.............................      0.41      0.30        3.94       3.21       2.37
                                              ========    ======    ========   ========   ========
CASH DIVIDENDS PAID PER SHARE OF COMMON
  STOCK (A).................................  $   0.10    $ 0.10    $   0.40   $   0.40   $     --
                                              ========    ======    ========   ========   ========

                                                                      YEARS ENDED DECEMBER 31,
                                              MARCH 31,            ------------------------------
                                                1998                 1997       1996       1995
                                              ---------            --------   --------   --------
BALANCE SHEET DATA
  Total assets..............................  $1,307.8             $1,280.7   $1,155.4   $1,095.1
                                              ========             ========   ========   ========
  Total long-term debt......................     201.9                187.0   $  168.5   $  236.1
                                              ========             ========   ========   ========

-------------------------

(a) The pro forma cash dividends per common share is based upon the historical cash dividends per common share paid by Southdown.

                           THE SHAREHOLDERS' MEETINGS

                            SOUTHDOWN ANNUAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Southdown Board of proxies to be used at the Southdown Annual Meeting.

DATE, TIME AND PLACE

     The Southdown Annual Meeting will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Friday, June 19, 1998 at 8:30 a.m., local time.

PURPOSE

     The purpose of the Southdown Annual Meeting is: (i) to consider and vote upon proposals to (a) approve the Stock Issuance (see "The Merger" and "The Merger Agreement"), (b) approve the Charter Amendment (see "Amendment to Southdown Articles"), (c) elect one director as a member of Class II and four directors as members of Class I to Southdown's Board of Directors (see "Other Matters for Southdown Annual Meeting -- Election of Directors"), (d) approve an amendment to Southdown's 1989 Stock Option Plan that increases the number of shares of Southdown Common Stock available for grant thereunder from 2,000,000 to 5,000,000 (see "Other Matters for Southdown Annual Meeting -- Increase in Shares Available for Grant Under 1989 Stock Option Plan"), (e) approve an amendment to Southdown's 1989 Stock Option Plan that imposes an annual limit on the number of options that may be awarded to any one person in order to comply with applicable federal income tax requirements (see "Other Matters for Southdown Annual Meeting -- Grant Limitation Under 1989 Stock Option Plan"), and
(f) approve the appointment of Deloitte & Touche LLP as Southdown's independent auditors for 1998 (see "Other Matters for Southdown Annual
Meeting -- Appointment of Independent Auditors"); and (ii) to transact such other business as may properly come before the meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of shares of Southdown Common Stock at the close of business on the Southdown Record Date are entitled to notice of and to vote at the Southdown Annual Meeting. On the Southdown Record Date, there were 23,627,178 shares of Southdown Common Stock outstanding. Such shares of Southdown Common Stock will be entitled to one vote, exercisable in person or by properly executed proxy, on each matter to be acted upon at the Southdown Annual Meeting.

QUORUM

     The Southdown Articles and the Southdown Bylaws require the holders of a majority of the outstanding shares of Southdown Common Stock to be present in person or by proxy for any action to be taken at the Southdown Annual Meeting, other than an adjournment thereof. For purposes of determining whether this quorum requirement is met, abstentions and broker non-votes received in connection with properly signed and returned proxies will be counted as shares present.

REQUIRED VOTE

     Approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the shares of Southdown Common Stock outstanding on the Southdown Record Date. The Merger will not be consummated unless the Charter Amendment is approved. Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the shares of Southdown Common Stock present in person or represented by proxy and entitled to vote at the Southdown Annual Meeting, provided that the total votes cast represent over 50% of the shares of Southdown Common Stock issued and outstanding on the Southdown Record Date. Directors will be elected by a plurality of votes cast at the Southdown Annual Meeting, and all other matters scheduled to come before the Southdown Annual Meeting will require the affirmative vote of a majority of the votes cast on each proposal.

     An abstention with respect to the Charter Amendment, the Stock Issuance or the proposed amendments to Southdown's 1989 Stock Option Plan will have the effect of a vote against each proposal. Brokers who hold shares of Southdown Common Stock will not have discretionary authority to vote such shares in respect of the Charter Amendment, the Stock Issuance or the proposed amendments to Southdown's 1989 Stock Option Plan in the absence of instructions from the beneficial owners thereof. Assuming that a quorum is present at the Southdown Annual Meeting, any shares which are not voted by such brokers will have no impact on the vote with respect to the Stock Issuance or the proposed amendments to Southdown's 1989 Stock Option Plan, but will have the effect of a vote against the Charter Amendment.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Southdown Record Date, the directors and executive officers of Southdown and certain of their affiliates owned approximately 1.6% of the outstanding Southdown Common Stock and each such person has advised Southdown that such person intends to vote in favor of the Charter Amendment, the Stock Issuance and the other matters proposed by the Southdown Board at the Southdown Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation by the Southdown Board may be revoked by: (i) filing with the Secretary of Southdown, before the taking of the vote at the Southdown Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares; or (ii) attending the Southdown Annual Meeting and voting in person. Attendance at the Southdown Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECOMMENDATIONS OF THE SOUTHDOWN BOARD

     The Southdown Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Southdown shareholders. Accordingly, the Southdown Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Southdown shareholders vote FOR the approval and adoption of the Charter Amendment and the Stock Issuance. The Southdown Board also recommends that Southdown shareholders vote FOR the approval of the other proposals to be submitted by it at the Southdown Annual Meeting.

DISSENTERS' RIGHTS

     Southdown shareholders will not be entitled to dissenters' rights under the LBCL with respect to the Charter Amendment, the Stock Issuance or the other proposals to be submitted at the Southdown Annual Meeting. See "Rights of Dissenting Shareholders -- Southdown Shareholders."

OTHER INFORMATION REGARDING PROXIES

     All shares of Southdown Common Stock represented by properly executed proxies received prior to or at the Southdown Annual Meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of each of the proposals presented by the Southdown Board to the shareholders at the Southdown Annual Meeting. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and the number of shares represented and entitled to vote at the Southdown Annual Meeting, will not be voted.

     The Southdown Board is not currently aware of any business to be acted upon at the Southdown Annual Meeting other than as described in this Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before the Southdown Annual Meeting, including among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. While Southdown may adjourn the Southdown Annual Meeting for the purpose of soliciting additional proxies, it does not currently intend to do so. If the Southdown Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Southdown Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Southdown Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that such proxies may have been effectively voted in the same or any other manner at a previous meeting.

     The cost of soliciting proxies for the Southdown Annual Meeting will be borne by Southdown. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Southdown will, upon request, reimburse them for their reasonable expenses. Southdown has retained Georgeson & Company to aid in the solicitation of proxies and to verify certain records related to the solicitation at an estimated fee of $10,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the Southdown Annual Meeting, Southdown may request by telephone, telegram or in person the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxy cards without delay.

                             MEDUSA SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Medusa Board of proxies to be used at the Medusa Special Meeting.

DATE, TIME AND PLACE

     The Medusa Special Meeting will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Friday, June 19, 1998 at 10:00 a.m., local time.

PURPOSE

     The purpose of the Medusa Special Meeting is: (i) to consider and vote upon the approval and adoption of the Merger Proposal (see "The Merger" and "The Merger Agreement"); and (ii) to transact such other business, incident to the conduct of the meeting, as may properly come before the meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of shares of Medusa Shares at the close of business on the Medusa Record Date are entitled to notice of and to vote at the Medusa Special Meeting. On the Medusa Record Date, there were 16,692,595 Medusa Shares outstanding. Medusa Shares will be entitled to one vote, exercisable in person or by properly executed proxy, on each matter to be acted upon at the Medusa Special Meeting.

QUORUM

     The Medusa Regulations require the holders of shares representing a majority of the voting power of Medusa to be present in person or by proxy for any action to be taken at the Medusa Special Meeting, other than an adjournment thereof. For purposes of determining whether this quorum requirement is met, abstentions and broker non-votes received in connection with properly signed and returned proxies will be counted as shares present.

REQUIRED VOTE

     Approval and adoption of the Merger Proposal requires the affirmative vote of the holders of a majority of the Medusa Shares outstanding on the Medusa Record Date. An abstention with respect to the Merger Proposal will have the effect of a vote against that proposal. Brokers who hold Medusa Shares will not have discretionary authority to vote such shares in respect of the Merger Proposal in the absence of instructions from the beneficial owners thereof. Assuming that a quorum is present at the Medusa Special Meeting, any shares which are not voted by such brokers will have the effect of a vote against the Merger Proposal.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Medusa Record Date, the directors and executive officers of Medusa and certain of their affiliates owned approximately 7.9% of the outstanding Medusa Shares, and each such person has advised Medusa that such person intends to vote in favor of the Merger Proposal. Certain of these persons holding approximately 5.8% of the Medusa Shares outstanding at the Medusa Record Date have given Southdown their irrevocable proxies to vote their shares in favor of the Merger Proposal.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation by the Medusa Board may be revoked by: (i) notifying Medusa, before the taking of the vote at the Medusa Special Meeting, of such revocation in open meeting or in a writing bearing a later date than the date of the proxy or by any later-dated proxy relating to the same shares; or (ii) attending the Medusa Special Meeting and voting in person. Attendance at the Medusa Special Meeting will not in and of itself constitute a revocation of a proxy.

RECOMMENDATION OF THE MEDUSA BOARD

     The Medusa Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Medusa shareholders. Accordingly, the Medusa Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that Medusa shareholders vote FOR the approval and adoption of the Merger Proposal. In considering the Medusa Board's recommendation, certain members of the Medusa Board may be deemed to have interests in addition to or potentially different from the interests of the shareholders generally. See "The Merger -- Conflicts of Interest of Certain Persons."

DISSENTERS' RIGHTS

     The shareholders of Medusa will be entitled to dissenters' appraisal rights in connection with the Merger under the ORC, to the extent they fully comply with the procedural requirements of the ORC. See "Rights of Dissenting Shareholders -- Medusa Shareholders." Southdown's obligation to consummate the Merger is specifically conditioned upon the holders of not more than 5% of the Medusa Shares, on a fully diluted basis, perfecting their dissenters' rights under the ORC. Southdown believes, however, that the perfection of dissenters' rights by the holders of more than approximately 700,000 Medusa Shares (approximately 4% of the Medusa Shares outstanding on the Medusa Record Date) may preclude pooling of interests accounting treatment for the Merger, which is also a condition to Southdown's obligation to consummate the Merger. See "The Merger Agreement -- Conditions Precedent to the Merger."

OTHER INFORMATION REGARDING PROXIES

     All Medusa Shares represented by properly executed proxies received prior to or at the Medusa Special Meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval and adoption of the Merger Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and the number of shares represented and entitled to vote at the Medusa Special Meeting, will not be voted.

     The Medusa Board is not currently aware of any business to be acted upon at the Medusa Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before the Medusa Special Meeting, including among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. While Medusa may adjourn the Medusa Special Meeting for the purpose of soliciting additional proxies, it does not currently intend to do so. If the Medusa Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Medusa Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Medusa Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that such proxies may have been effectively voted in the same or any other manner at a previous meeting.

     The cost of soliciting proxies for the Medusa Special Meeting will be borne by Medusa. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Medusa will, upon request, reimburse them for their reasonable expenses. Medusa has retained Morrow & Co. to aid in the solicitation of proxies and to verify certain records related to the solicitation at an estimated fee of $8,500 plus expenses. To the extent necessary in order to ensure sufficient representation at the Medusa Special Meeting, Medusa may request by telephone, telegram or in person the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxy cards without delay.

                                 THE COMPANIES

SOUTHDOWN

     Southdown is one of the leading cement and ready-mixed concrete companies in the United States. Southdown's operations are strategically located in various regions of the United States, many of which Southdown believes have attractive prospects for long-term economic growth. Southdown operates eight cement manufacturing facilities and seven quarrying sites and utilizes a network of 20 cement storage and distribution terminals for the importation and distribution of portland and masonry cements, primarily in the Ohio valley and the southwestern and southeastern regions of the United States. Southdown is also vertically integrated in the regional vicinity of its two largest cement plants, with ready-mixed concrete operations serving markets in Florida and southern California. Southdown is the third largest producer of cement in the United States and produces cement at its plants located in California, Florida, Kentucky, Ohio, Tennessee, Texas, Colorado and Pennsylvania, which have a combined cement manufacturing capacity of approximately 7.1 million short tons (6.8 million short tons, excluding the joint venture interests of others).

MEDUSA

     Medusa operates in three business segments. Medusa's Cement Group produces and sells gray portland cement and masonry cement. Its Aggregates Group mines, processes and sells construction aggregates, limestone-related home and garden products and industrial limestone products. Its James H. Drew Corporation subsidiary provides construction services for highway safety. Medusa's operations are conducted principally in the eastern half of the United States. Medusa ranks ninth in capacity among all United States cement companies and fourth in capacity among those domestically owned. Medusa's cement plants in Michigan, Georgia, Alabama and Pennsylvania, which have a combined cement manufacturing capacity of approximately 3.7 million short tons, serve markets in portions of the Great Lakes, the southeast and the western Pennsylvania/northeastern Ohio regions of the United States.

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

SUB

     Sub is a wholly-owned subsidiary of Southdown that was incorporated in Ohio in March 1998 for the purpose of effecting the Merger and the other transactions contemplated by the Merger Agreement. Prior to the consummation of the Merger, Sub will not engage in any activity other than activities related to the transactions contemplated by the Merger Agreement.

                                   THE MERGER

GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into Medusa, with Medusa surviving the Merger as a wholly-owned subsidiary of Southdown. In the Merger, the Medusa Shares issued and outstanding immediately before the Effective Time (excluding those held by shareholders who perfect their dissenters' rights and those held in the treasury of Medusa or its subsidiaries and those held by Southdown or its subsidiaries, which will be canceled), without any action on the part of the holders thereof, will be converted into the right to receive, without interest, .88 shares of Southdown Common Stock (together with the associated Southdown Rights). The Merger will become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Ohio with respect to the Merger, which is currently expected to occur after receipt of requisite regulatory and shareholder approvals and the satisfaction of certain other conditions set forth in the Merger Agreement. Upon consummation of the Merger, the former shareholders of Medusa will own approximately 38% of the shares of Southdown Common Stock then outstanding.

BACKGROUND OF THE MERGER

     On January 21, 1997, Medusa hired J.P. Morgan to explore strategic alternatives, including a possible sale of Medusa. In the Spring of 1997 J.P. Morgan contacted 16 global cement producers on behalf of Medusa to explore strategic options. No transactions were proposed.

     On November 9, 1997, Clarence C. Comer, President and Chief Executive Officer of Southdown, and George E. Uding, Jr., President and Chief Operating Officer of Medusa, met to discuss whether Southdown and Medusa had an interest in a possible business combination. On December 3, 1997, Robert S. Evans, Chairman of the Board and Chief Executive Officer of Medusa, spoke by telephone with Mr. Comer regarding pricing expectations and the potential structure of the transaction as a merger with accounting treatment on a pooling of interests basis. In early December 1997, and on several occasions thereafter, Mr. Evans discussed with representatives of Lehman Brothers the structure of a business combination and the range of conversion ratios that Medusa could consider recommending to its shareholders. Representatives of J.P. Morgan and Lehman Brothers also discussed the structure of a business combination and the range of conversion ratios that Medusa could consider recommending to its shareholders.

     On January 20, 1998, Southdown and Medusa entered into a confidentiality agreement. On several occasions between January 20, 1998 and March 17, 1998, Medusa and Southdown exchanged information covering various aspects of their respective businesses. On February 3, 1998, Mr. Comer, J. Bruce Tompkins and Dennis M. Thies, senior officers of Southdown, met with Messrs. Evans, Uding and Denny, senior officers of Medusa, together with representatives from Lehman Brothers and J.P. Morgan, to discuss the feasibility of a possible business combination. On February 13, 1998, representatives of Southdown and Medusa had a telephone conference call to discuss the preliminary due diligence information that had been exchanged and to review operating performance, recent acquisitions, capital spending and other matters. On February 17, 1998, the general counsels of Southdown and Medusa met at Medusa's headquarters in Cleveland, Ohio to review contingent liabilities and other matters. On February 23, 1998, representatives of Southdown had a telephone conference call with senior officers of Medusa to discuss historical operating results, current performance, budgets and the strategic rationale for the proposed transaction. Also on this date, the Medusa Board met and received presentations from representatives of J.P. Morgan and discussed the economic and strategic benefits of the proposed transaction, the results of the preliminary due diligence investigation and the history of price negotiations. The Southdown Board met on March 6, 1998 to discuss the economic and strategic benefits of the potential transaction, the results of the preliminary due diligence investigation and the history of price negotiations.

     The initial discussions were held on February 23, 1998 and a range of prices of Medusa Shares implying an exchange ratio of approximately 0.80x was discussed. No agreement was reached during these discussions. Subsequent discussions concerning the exchange ratio, collars and walkaway rights resulted in a proposal by Lehman Brothers on behalf of Southdown on March 9, 1998 of 0.88x. No form of consideration other than Southdown Common Stock was ever considered. This proposal was subject to final due diligence. The proposed exchange ratio was reaffirmed subsequent to the completion of mutual due diligence on March 14, 1998.

     After receiving authorization from the Southdown Board, Southdown formally engaged Lehman Brothers to render financial advice concerning the transaction with Medusa. On March 11, 1998, Lehman Brothers and J.P. Morgan preliminarily recommended to their respective clients that each Medusa Share be converted into the right to receive .88 shares of Southdown Common Stock, subject to completion of due diligence, approval by the Boards and negotiation of other material terms. Southdown operations personnel inspected Medusa's cement manufacturing facilities between March 12 and March 14, 1998, during which time Medusa operations personnel were inspecting Southdown's cement manufacturing facilities. Medusa senior officers and legal, financial and human resources representatives arrived on March 12, 1998 at the Southdown headquarters in Houston to conduct further due diligence investigations and to provide further information to Southdown representatives.

     Southdown submitted an initial draft of a merger agreement to Medusa and its legal counsel on March 12, 1998. Medusa provided comments to the draft agreement on March 14, 1998, and traveled to Houston, Texas to negotiate the terms of the agreement on March 15, 1998. Negotiations continued until March 17, 1998, when the officers of Southdown and Medusa agreed on the form of merger agreement and submitted the transaction for approval to their respective Boards. The Southdown Board and the Medusa Board each met on March 17, 1998, and received presentations from their respective officers, legal counsel and investment bankers. After both Boards approved the transaction and related matters on March 17, 1998, Messrs. Comer and Evans signed and delivered the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

     Southdown. At a meeting held on March 17, 1998, at which all directors participated in person or by telephone or were represented by proxy as permitted by Louisiana law, the Southdown Board reviewed and discussed, among other things: (i) its fiduciary duties; (ii) a transaction overview including the history of the transaction, its strategic rationale, the financial profile of the companies, the availability of pooling of interests accounting treatment, key terms of the transaction and the risks; (iii) the operations, financial and legal due diligence investigations; (iv) the financial opinion of Lehman Brothers and its supporting analyses; and (v) the specific provisions of the Merger Agreement. Based on the foregoing, the Southdown Board unanimously approved the Merger Agreement and the transactions contemplated thereby and the Charter Amendment. The Southdown Board believes that the Merger is fair to and in the best interest of the Southdown shareholders and recommends that Southdown's shareholders vote FOR approval of the Charter Amendment and the Stock Issuance. At a meeting held on March 26, 1998, the Southdown Board reviewed and discussed a draft of this Joint Proxy Statement/Prospectus.

     In reaching its determination at the March 17, 1998 meeting, the Southdown Board consulted with Southdown's management as well as its financial and legal advisors, and considered the following matters:

          (i) Improved Competitiveness. The belief that a merger with Medusa would make Southdown the second largest cement manufacturer in the United States, thereby enhancing the ability of the combined company not only to be more competitive within the cement industry, but also to capture market share from competing building materials such as asphalt and timber.

          (ii) Geographic Diversification. The belief that the increased geographic diversity of the combined company should improve the long term stability of earnings and cash flows by reducing the importance of any individual plant or market and by decreasing exposure to regional cyclical downturns.

          (iii) Improved Capacity Expansion Potential. The belief that the Medusa plants would provide significant opportunities for incremental capacity expansions similar to those that Southdown has been and is pursuing at its existing facilities. Southdown's management expertise in technical and operating areas should enable it to cost effectively expand capacity, which could provide a significant source of incremental earnings.

          (iv) Improved Economies of Scale. The belief that the combined enterprise could realize significant reductions in corporate overhead by integrating administrative functions, and that Southdown could leverage the expertise of its corporate technical and operational support group to expand Medusa's facilities while spreading the cost of this group over a larger asset and revenue base.

          (v) Construction Aggregates and Specialty Limestone Products. The transaction would significantly expand Southdown's presence in the construction aggregates industry and provide an entry into the specialty limestone products market. Medusa's expertise in these areas should provide a good platform to develop and expand this business.

          (vi) Stronger Company Positioned to Exploit Growth Opportunities. The combined enterprise should have greater earnings and cash flows, higher market capitalization and a stronger balance sheet. The resulting improvement in financial flexibility should enhance the ability of Southdown to realize its growth potential and pursue additional business development opportunities.

          (vii) Excellent Geographic Fit of Assets. The Medusa plants complement Southdown's existing geographic base. They expand Southdown's markets into the Great Lakes states and western Ontario, north of the region served by Southdown's Fairborn, Ohio plant, and fill market voids in Georgia and Alabama between the regions served by Southdown's Knoxville, Tennessee and Brooksville, Florida plants. The combined network of cement terminals provides excellent coverage of the market east of the Mississippi River and provides significant distribution flexibility and the opportunity to reduce shipping costs.

          (viii) Modern Technology. All of Medusa's plants incorporate some form of the more fuel efficient "dry process" technology; and approximately 80% of Medusa's capacity consists of preheater and/or precalciner pyroprocessing technology -- significantly higher than average technology levels for other cement manufacturing capacity in the United States.

          (ix) Earnings per Share Accretion. Excluding one-time costs directly related to the Merger (currently estimated at $75 million based upon a price of approximately $70 per share of Southdown Common Stock) the transaction is expected to be accretive to Southdown's 1998 earnings per share because of anticipated savings in overhead and distribution costs.

          (x) Opinion of Financial Advisor. The receipt of the opinion from Southdown's financial advisor, Lehman Brothers (described below) as to the fairness to Southdown from a financial point of view of the consideration proposed to be issued in the Merger. See "-- Opinion of Southdown's Financial Advisor."

          (xi) Transaction Terms. The terms of the Merger Agreement, including pooling of interests accounting treatment.

          (xii) Certain Risks. The potential risks associated with the Merger, including the possibilities that the combined company may not be able to retain and successfully integrate key personnel of Medusa and Southdown, that the combined company may not realize significant operations or financial synergies, that Southdown may face exposure to environmental or other liabilities, and that the Merger could be disruptive to the business or operations of Southdown or Medusa.

     The foregoing discussion of the information and factors considered by the Southdown Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Charter Amendment and the Stock Issuance, the Southdown Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Southdown Board viewed its position and recommendation as being based on the totality of the information presented and considered. In addition, individual members of the Southdown Board may have given different weights to different factors.

     Medusa. At a meeting of the Medusa Board held on March 17, 1998, the Medusa Board received and considered presentations of the senior management of Medusa and its financial and legal advisors regarding the Merger Agreement and the Merger Proposal. The Medusa Board also discussed the economic and strategic benefits of the potential transaction, the results of the preliminary due diligence investigation and the history of the price negotiations. After considering the presentations, those members of the Medusa Board present unanimously voted (with two members absent) to approve the Merger Proposal and to recommend its approval and adoption by Medusa shareholders.

     In reaching its determination, the Medusa Board considered a number of factors, including those listed below. In view of the wide variety of factors considered by the Medusa Board in connection with its evaluation of the Merger Proposal and the complexity of those matters, the Medusa Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and additionally, individual directors may have assigned differing weights to differing factors.

          (i) Increased Size. At closing, the combined company will be the largest United States publicly-traded cement company and the second largest domestic cement manufacturer. The Medusa Board considered that the increased size of the combined company could have certain benefits, including the potential for enhanced purchasing economies; a financial and strategic position to pursue additional consolidation opportunities; an enhanced credit standing; a higher profile with investors; and substantially greater liquidity for shareholders.

          (ii) Diversification of Earnings. The Medusa Board considered the fact that the combined company, with its broader geographic base, should have a diminished risk of earnings volatility from weaknesses in specific markets.

          (iii) Possible Enhanced Earnings Growth. The Medusa Board considered that realization of expected synergies and other business factors are likely to enhance earnings growth over the short and intermediate term.

          (iv) Exposure to West Coast Cyclical Upswing. Unlike Medusa, Southdown has substantial operations on the West Coast where markets, depressed in recent years, are now in a strong cyclical upswing. The Medusa Board considered that the former Medusa shareholders of the combined company would likely benefit from increased earnings due to the rapidly improving California, Nevada and Arizona markets.

          (v) Complementary Geographic Positioning. The Medusa Board considered that the combined company would have a strong diversified market presence in the eastern United States with only a limited amount of direct overlap.

          (vi) Financial Strength and Liquidity. The Medusa Board considered that the combined company would enjoy a strong balance sheet and increased credit strength and would generate substantial cash flow.

          (vii) Merger Agreement. The Medusa Board considered the express terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger Proposal from the standpoint of Medusa.

          (viii) Tax and Accounting. The Medusa Board considered the expectation that the Merger Proposal will be a tax-free transaction to Medusa and its shareholders and will be accounted for by Southdown as a pooling of interests transaction.

          (ix) Opinion of J.P. Morgan. The Medusa Board considered the oral opinion of J.P. Morgan, subsequently confirmed in writing, that, as of March 17, 1998, the Exchange Ratio was fair to the Medusa shareholders from a financial point of view. See "-- Opinion of Medusa's Financial Advisor."

          (x) Exchange Ratio. The Medusa Board considered the Exchange Ratio and the fact that it represented a substantial premium over the closing price of Medusa Shares during the period preceding the public announcement of the proposed Merger.

     The Medusa Board also considered certain countervailing factors associated with the Merger Proposal, including the following:

          (i) Southdown's Premium Multiple. The Medusa Board considered the fact that Southdown Common Stock has appreciated very rapidly over the last 18 months and was, as of March 17, 1998, trading at the high end of the cement industry earnings multiple range. Such risk, however, was deemed mitigated by Southdown's demonstrated record of higher growth, its increased capacity resulting from the recent modernization of two plants and the fact that its cash flow multiple is more in line with those of its peers, in particular with Medusa.

          (ii) Diminished Share Repurchase for Extended Period for the Combined Company. The Medusa Board considered the fact that the combined company would not be able to pursue aggressive share repurchase programs for a significant time period because of pooling of interest accounting limitations.

          (iii) Diminished Medusa Management and Board Influence at the Combined Company. The Medusa Board considered that there would likely be diminished senior management and director representation at the combined company from Medusa. However, the Medusa Board also considered that, pursuant to the Merger Agreement, two of its current directors would be appointed to the Board of the combined company immediately following the Effective Time to serve until the next annual meeting, and thereafter would be nominated to the Board of the combined company for terms expiring in 2000 and 2001, respectively, for each such director.

          (iv) Reduced Dividend Yield. The dividend yield on Southdown Common Stock is lower than on Medusa's. However, in light of the combined company's anticipated strong cash flow, the Medusa Board considered that Southdown may elect to increase the rate of dividends.

          (v) Greater Potential for Earnings Volatility (Long Term). The Medusa Board considered that Southdown operates in more cyclical geographic and product markets than Medusa and has historically experienced higher volatility of earnings than Medusa during turbulent economic periods. However, the Medusa Board also considered that this earnings volatility would likely be reduced by the more stable cash flows of Medusa.

     Although the Medusa Board considered the foregoing factors in approving the Merger Proposal, the Medusa Board concluded that the potential unfavorable aspects of the Merger Proposal were outweighed by the positive impacts and potential benefits of the Merger Proposal described above.

OPINION OF SOUTHDOWN'S FINANCIAL ADVISOR

     In March 1998, the Southdown Board engaged Lehman Brothers to act as its financial advisor with respect to pursuing an acquisition of Medusa. Southdown instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to Southdown of the consideration to be paid to the shareholders of Medusa in the Merger.

     On March 17, 1998, Lehman Brothers rendered its oral and written opinion to the Southdown Board that as of such date and, based upon and subject to certain matters stated therein, the Exchange Ratio to be paid by Southdown to the shareholders of Medusa in the Merger was fair, from a financial point of view, to Southdown.

     THE FULL TEXT OF THE LEHMAN BROTHERS OPINION, DATED MARCH 17, 1998, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF THE LEHMAN BROTHERS OPINION DATED MARCH 17, 1998, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION ATTACHED HERETO.

     No limitations were imposed by Southdown on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Southdown Board as to the form or amount of consideration to be offered by Southdown to the shareholders of Medusa in the Merger, which was determined through arm's-length negotiation between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Medusa or Southdown, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be paid by Southdown to the shareholders of Medusa in the Merger on the basis of financial and comparative analyses, some of which are described below. The Lehman Brothers Opinion is for the use and benefit of the Southdown Board and was rendered to the Southdown Board in connection with its consideration of the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any shareholder of Southdown as to how such shareholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, Southdown's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger; (2) publicly available information concerning Medusa and Southdown that Lehman Brothers believed to be relevant to its analysis; (3) financial and operating information with respect to the business, operations and prospects of Medusa furnished to Lehman Brothers by Medusa; (4) financial and operating information with respect to the business, operations and prospects of Southdown furnished to Lehman Brothers by Southdown;
(5) a trading history of Medusa Shares from March 12, 1993 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (6) a trading history of Southdown Common Stock from March 12, 1993 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (7) a comparison of the historical financial results and present financial condition of Medusa with those of other companies that Lehman Brothers deemed relevant; (8) a comparison of the historical financial results and present financial condition of Southdown with those of other companies that Lehman Brothers deemed relevant;
(9) estimates of third party research analysts regarding the future financial performance of Southdown and Medusa; (10) the potential pro forma impact of the Merger, including the cost savings, operating synergies and strategic benefits expected by management of Southdown to result from a combination of the businesses of Southdown and Medusa; and (11) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers has had discussions with the managements of Medusa and Southdown concerning their respective businesses, operations, assets, financial conditions and prospects and has undertaken such other studies, analyses and investigations it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the managements of Southdown and Medusa that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Southdown, Medusa and the combined company following consummation of the Merger (the "Combined Company"), upon advice of Southdown, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Southdown as to the future financial performance of Southdown, Medusa and the Combined Company and that Southdown and the Combined Company will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Medusa or Southdown and did not make or obtain any evaluations or appraisals of the assets or liabilities of Medusa and Southdown. Upon advice of

Southdown and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify for pooling of interests accounting treatment. The Lehman Brothers Opinion states that it is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of that opinion.

     In connection with the preparation and delivery of its opinion to the Southdown Board, Lehman Brothers performed certain financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Southdown and Medusa. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Purchase Price Ratio Analysis. The purchase price ratio analysis provides enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. Based upon the Exchange Ratio, the closing price of Southdown Common Stock on March 13, 1998 of $67.69 represented a value to be received by holders of Medusa Shares of $59.57 per share. Based on this implied equity value per share, Lehman Brothers calculated the ratio of enterprise value to earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from estimated earnings as published on First Call, a service reporting equity analysts' estimates, and from a sensitivity scenario prepared by Southdown management. The enterprise value of Medusa was obtained by adding the implied equity value and short and long-term debt and subtracting its cash and cash equivalents balance. Based upon the purchase price ratio analysis, the implied equity value per share yielded a premium to market price of 18% over the closing price of Medusa shares of $50.65 on March 13, 1998. The ratio of the enterprise value to 1997 actual and 1998 estimated EBITDA and EBIT yielded multiples of 9.7x and 8.9x, and 11.6x and 10.8x, respectively. Using Southdown management's sensitivity scenario, the enterprise value to 1998 estimated EBITDA and EBIT yielded multiples of 8.2x and 9.8x, respectively.

     Comparable Company Trading Analysis. Lehman Brothers reviewed the public stock market trading multiples for the following selected companies that Lehman Brothers deemed comparable to Medusa: Centex Construction Products, Inc., Giant Cement Holdings, Inc., Lafarge Corporation, Lone Star Industries, Inc. and Southdown, Inc. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and the enterprise value multiples of certain historical financial criteria (such as EBITDA and EBIT). The projected net income was based on research analysts' estimates published on First Call. The median latest twelve months ("LTM") and projected 1998 net income multiples were 14.3x and 12.6x, respectively, compared to implied multiples arising from the implied value in the Merger of 16.7x and 15.4x, respectively. The median LTM EBITDA and LTM EBIT multiples were 7.0x and 8.6x, respectively, compared to implied multiples arising from the Merger of 9.7x and 11.6x, respectively. Lehman Brothers noted that while the implied multiples arising from the Merger were higher than the median multiples for the comparable company trading analysis, this analysis excludes any transaction premium, cost savings, operating synergies and strategic benefits and one-time charges directly related to the Merger.

     However, because of the inherent differences between the businesses, operations, financial conditions and prospects of Southdown and Medusa and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Medusa and companies in the comparable company group that would affect the public trading values of Medusa and such comparable companies.

     Contribution Analysis. Lehman Brothers analyzed the respective financial and operating contributions of Southdown and Medusa to the Combined Company's actual historical results for 1995 through 1997 and projected results for 1998, based on historical reported financial results and research analysts' estimates as reported on First Call and a sensitivity scenario prepared by Southdown management, and without giving effect to any cost savings, operating synergies and strategic benefits resulting from the Merger, or to one-time charges directly related to the Merger. Using First Call estimates this analysis showed that Medusa would have contributed approximately 34% of the Combined Company's 1997 sales and 35% of the Combined Company's 1998 sales, 33% of its 1997 and 1998 EBITDA, 34% of its 1997 and 1998 EBIT, 37% and 36% of its 1997 and 1998
cement production capacity, and 37% of its 1997 and 1998 net income. Using Southdown management's sensitivity scenario, Medusa would have contributed approximately 35% of the Combined Company's 1998 sales, 35% of its 1998 EBITDA, 36% of its 1998 EBIT, 36% of its 1998 cement production capacity, and 39% of its 1998 net income. Based on the Exchange Ratio, Medusa shareholders would own approximately 38% of the Combined Company, which closely approximates Medusa's contribution to the Combined Company in terms of these measures.

     Exchange Ratio Analysis. Lehman Brothers reviewed the ratios of the closing stock prices of Medusa Shares to Southdown Common Stock over the five one-year periods ended on March 13, 1998 and compared such ratios to the Exchange Ratio to be paid by Southdown to the shareholders of Medusa in the Merger. The average of the ratios of the closing stock prices over the one year periods ended: March 11, 1994 was 1.22; March 13, 1995 was 1.29; March 13, 1996 was 1.36; March 13,
1997 was 1.24; and March 13, 1998 was 0.86. The implied exchange ratio using the closing stock prices of Medusa Shares and Southdown Common Stock on March 13, 1998 was approximately 0.75. Lehman Brothers noted that the Exchange Ratio was lower than the implied exchange ratios for the one year periods ended from March 11, 1994 through March 13, 1997 and closely approximated the implied exchange ratio for the one year period ended March 13, 1998. These implied exchange ratios exclude any transaction premium, cost savings, operating synergies and strategic benefits and one-time charges directly related to the Merger.

     Adjusted Medusa Projections. With respect to the financial projections of Medusa following the consummation of the Merger, Southdown adjusted First Call earnings estimates based on discussions with management of Medusa ("Adjusted Medusa Projections"). Using the Adjusted Medusa Projections, Medusa's revenue growth rates for the years 1998 and 1999 were estimated to increase from 6.2% and 2.3% to 7.3% and 2.4%, respectively. Similarly, operating margins for the years 1998 and 1999 were estimated to increase from 24.1% and 26.0% to 26.2% and 27.4%, respectively. Net income margins for the years 1998 and 1999 were estimated to be 17.5% and 18.4%, respectively.

     Southdown Projections. With respect to the financial projections of Southdown following the consummation of the Merger, Lehman Brothers received and relied upon financial projections prepared by management of Southdown, which closely approximate the First Call earnings estimates ("Southdown Projections"). Using the Southdown Projections, Southdown's revenue growth rates for the years 1998 and 1999 were estimated to be 2.8% and 6.3%, respectively. Operating margins for the years 1998 and 1999 were estimated to be 25.5% and 26.2%, respectively. Net income margins for the years 1998 and 1999 were estimated to be 15.0% and 15.8%, respectively.

     CAUTIONARY STATEMENT. THE FOREGOING PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO LEHMAN BROTHERS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMER-

OUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MANY OF WHICH ARE BEYOND SOUTHDOWN'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE. NEITHER SOUTHDOWN'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROSPECTIVE FINANCIAL INFORMATION CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION. SEE
"SUMMARY -- CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."


     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma impact of the Merger on Southdown's earnings per share based on the mean of the earnings estimates for 1998 and 1999 of Southdown and Medusa as published on First Call and sensitivity scenarios prepared following discussions with Southdown management. In connection with these analyses, management of Southdown provided Lehman Brothers with projections for cost savings, operating synergies and strategic benefits resulting from the Merger. These projections were incorporated in Lehman Brothers' analyses which excluded one-time charges directly related to the Merger. Based on the Adjusted Medusa Projections and the Southdown Projections, Lehman Brothers concluded that the Merger would be accretive to Southdown's earnings for 1998 and 1999.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Southdown Board selected Lehman Brothers because of its expertise, reputation and familiarity with Southdown and the cement industry generally and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

     As compensation for its services in connection with the Merger, Southdown has paid Lehman Brothers a fee of $150,000 upon execution of the engagement letter with Lehman Brothers, and a fee of $850,000 upon the signing of the Merger Agreement. Southdown has agreed to pay Lehman Brothers a fee of 0.65% of the consideration to be paid to Medusa shareholders pursuant to the Merger, contingent on the consummation of the Merger, against which fees previously paid will be credited. In addition Southdown has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Southdown and the rendering of the Lehman Brothers Opinion.

     Lehman Brothers has previously rendered various investment banking services to Southdown in the past and received customary fees for such services. In addition, Mr. Steven B. Wolitzer, a Managing Director of Lehman Brothers, is also a director of Southdown.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Medusa and Southdown for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF MEDUSA'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated January 21, 1997, Medusa retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed Merger.

     At the meeting of the Medusa Board on March 17, 1998, J.P. Morgan rendered its oral opinion to the Medusa Board that, as of such date, the consideration to be paid to holders of Medusa Shares was fair from a financial point of view to such shareholders. J.P. Morgan has also delivered a written opinion to the Medusa Board, dated March 17, 1998, that, as of such date, the consideration to be paid was fair from a financial point of view to the holders of Medusa Shares. No limitations were imposed by the Medusa Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED MARCH 17, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. MEDUSA'S SHAREHOLDERS ARE URGED TO READ J.P. MORGAN'S OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE MEDUSA BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MEDUSA SHARES AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEDUSA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, J.P. Morgan reviewed, among other things, the Merger Agreement; the audited financial statements of Medusa and Southdown for the fiscal year ended December 31, 1997, and the unaudited financial statements of Medusa and Southdown for the two month period ended February 28, 1998; current and historical market prices of Medusa Shares and Southdown Common Stock; certain publicly available information concerning the business of Medusa and of certain other companies engaged in businesses comparable to those of Medusa, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to Medusa and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; and certain internal financial analyses and forecasts prepared by Medusa management and financial analysis and forecasts for Southdown prepared by J.P. Morgan and Medusa management. J.P. Morgan also held discussions with certain members of the management of Medusa and Southdown with respect to certain aspects of the Merger, the past and current business operations of Medusa and Southdown, the financial condition and future prospects and operations of Medusa and Southdown, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Medusa and Southdown or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Medusa to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Joint Proxy Statement/Prospectus, and in discussions with, and materials furnished to J.P. Morgan by, representatives of Medusa, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Joint Proxy Statement/Prospectus.

     In the course of its discussions with Medusa, J.P. Morgan was furnished with certain business and financial information which were not publicly available. Such information included, among other things, certain financial projections prepared by Medusa management. The Medusa projections do not take into account any of the potential effects of the Merger. The Medusa projections disclose, among other things, that sales are estimated to grow between 7.3% and 3.1% annually during 1998 to 1999; that annual operating margins are estimated to range between 26.2% and 28.4% during 1998 and 1999; and that annual net income margins are estimated to range between 17.7% and 19.2% during 1998 and 1999.

     The projections furnished to J.P. Morgan for Medusa were prepared by the management of Medusa. Medusa does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic conditions, general market conditions for Medusa's products, successful execution of the internal operating plan and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     The projections developed regarding Southdown and prepared by J.P. Morgan and the management of Medusa, projected, among other things, that sales are estimated to grow between 6.0% and 6.1% annually during 1998 and 1999, that annual operating margins are expected to range between 24.8% and 26.9% during 1998 and 1999 and that annual net income margins are expected to range between 15.3% and 16.9% during 1998 and 1999. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic conditions, general market conditions for Southdown's products, successful execution of the internal operating plan and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.


     THE FOREGOING PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO J.P. MORGAN. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MANY OF WHICH ARE BEYOND MEDUSA'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE. NEITHER MEDUSA'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROSPECTIVE FINANCIAL INFORMATION CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION. SEE "SUMMARY -- CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."


     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated March 17, 1998, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Southdown Common Stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Medusa and Southdown with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Medusa and Southdown. The companies selected by J.P. Morgan were: Lafarge Corporation, Centex Construction Products, Lone Star Industries, Giant Cement Holding Inc., Medusa and Southdown (the "Selected Cement Companies"). The Selected Cement Compa-nies were used for comparison because, among other things, each serves principally the market for cement and cement-related products. For each of the Selected Cement Companies, J.P. Morgan considered: (i) the ratio of firm value (defined as equity value plus net debt) to 1997 earnings before interest and taxes ("1997 EBIT"); (ii) the ratio of firm value to 1997 earnings before interest, taxes, depreciation and amortization ("1997 EBITDA"); and (iii) the ratio of equity value to 1997 earnings ("1997 Earnings") and 1998 projected earnings ("1998 Earnings"), based on estimates of the Institutional Brokers Estimate System. The ratio of firm value to 1997 EBIT ranged from 6.5x to 10.2x for the Selected Cement Companies, compared to the implied multiple arising from the Merger of 12.1x. The ratio of firm value to 1997 EBITDA ranged from 5.1x to 8.1x for the Selected Cement Companies, compared to the implied multiple of earnings from the Merger of 9.8x. The ratio of equity value to 1997 Earnings and 1998 Earnings ranged from 12.1x to 17.0x and 12.3x to 14.9x, respectively, for the Selected Cement Companies, compared to the implied multiple of earnings arising from the Merger of 17.6x and 15.4x, respectively. Upon evaluating the trading multiples J.P. Morgan concluded that the implied multiples of the transaction exceeded the high end of the public trading multiple ranges, supporting the fairness to Medusa of the proposed exchange ratio.

     Discounted Cash Flow Analysis. J.P. Morgan calculated the unlevered free cash flows that Medusa is expected to generate during fiscal years 1998 through 2005 based upon financial projections prepared by the management of Medusa through the years ended 2005. J.P. Morgan also calculated a range of terminal asset values of Medusa at the end of the 8-year period ending December 31, 2005 by applying a terminal value EBITDA multiple ranging from 5.0 to 7.0 times to the EBITDA of Medusa during the final year of the 8-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of appropriate discount rates, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Medusa. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Medusa's December 31, 1997 fiscal year-end excess cash and total debt. Based on the management projections and a range of discount rates from 10.0% to 12.0%, the discounted cash flow analysis indicated a range of equity values between $52 and $69 per Medusa Share on a stand-alone basis. J.P. Morgan also evaluated the present value of the unlevered free cash flows and terminal value of Medusa based on the same assumptions indicated above, but further assuming a two-year economic downturn in 2000 and a return to normal operating performance by 2003. The discounted cash flow analysis for this case indicated a range of equity values between $39 and $52 per Medusa Share on a stand-alone basis.

     J.P. Morgan also calculated the unlevered free cash flows that Southdown is expected to generate during fiscal years 1998 through 2003 based upon financial projections prepared by the management of Medusa and J.P. Morgan through the years ended 2003. J.P. Morgan also calculated a range of terminal asset values of Southdown at the end of the 6-year period ending December 31, 2003 by applying a terminal value EBITDA multiple ranging from 5.0 to 7.0 times to the EBITDA of Southdown during the final year of the 6-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of appropriate discount rates, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Southdown. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Southdown's December 31, 1997 fiscal year-end excess cash and total debt. Based on the J.P. Morgan and Medusa management projections and a range of discount rates from 10.0% to 12.0%, the discounted cash flow analysis indicated a range of equity values between $63 and $86 per share of Southdown Common Stock on a stand-alone basis. J.P. Morgan also evaluated the present value of the unlevered free cash flows and terminal value of Southdown based on the same assumptions indicated above, but further assuming a two-year economic downturn in 2000 and a return to normal operating performance by 2003. The discounted cash flow analysis for this case indicated a range of equity values between $46 and $63 per share of Southdown Common Stock on a stand-alone basis.

     Exchange Ratio Analysis. J.P. Morgan reviewed the ratios of closing stock prices of Medusa Shares to Southdown Common Stock over various periods ending March 13, 1998. J.P. Morgan observed that the averages of the ratios of closing stock prices for the various periods ending March 13, 1998 were 0.86x for the previous year, 0.81x for the previous nine months, 0.75x for the previous six months, 0.71x for the previous 90 days, and 0.72x for the previous 30 days. J.P. Morgan also observed that the implied exchange ratio based on the closing market prices of Medusa Shares and Southdown Common Stock on March 13, 1998 was approximately 0.75x.

     Analysis at Various Prices. J.P. Morgan calculated the implied share price for holders of Medusa Shares based on the Exchange Ratio of .88 and various hypothetical prices of Southdown Common Stock. J.P. Morgan also calculated the associated premium to the closing price of Medusa Shares on March 13, 1998 and the premiums to the average of the closing prices of Medusa Shares for the 30 trading day and 60 trading day period ended March 13, 1998. Based on Southdown's closing price on March 13, 1998 of $68 per Common Share, J.P. Morgan calculated that the resulting implied value per Medusa Shares of approximately $60 per share represented an 18% premium to Medusa's closing price on March 13, 1998 and premiums of 29.1% and 36.6% to the average of the closing prices for the 30 trading days and 60 trading days ended March 13, 1998, respectively.

     Contribution Analysis. J.P. Morgan analyzed the pro forma contribution of each of Medusa and Southdown to the combined entity, if the Merger were to be consummated, and reviewed certain historical and estimated future operating and financial information including, among other things, the sales, EBIT, EBITDA and net income of Medusa and Southdown, and the pro forma sales, EBIT, EBITDA, and net income of the combined entity resulting from the Merger based on: (i) internal financial analyses and forecasts for Medusa prepared by Medusa management; and (ii) financial analyses and forecasts for Southdown prepared by J.P. Morgan and Medusa management. Such analysis did not consider any potential synergies or cost savings that might be realized after the Merger. Such analysis indicated that, based on management forecasts, Medusa would contribute on a pro forma basis to the combined entity resulting from the Merger approximately: (i) 34% of 1997 sales and 35% of 1998 sales; (ii) 35% of 1997 EBIT and 36% of 1998
EBIT; (iii) 34% of 1997 EBITDA and 35% of 1998 EBITDA; and (iv) 37% of 1997 net income and 38% of 1998 net income. Pro forma ownership of Medusa shareholders in the combined company is estimated to be approximately 38%.

     Pro Forma Analysis of the Merger. J.P. Morgan analyzed certain pro forma effects of the Merger on the earnings, balance sheet and cash flow of the combined company, as well as Southdown's and Medusa's earnings per share, after taking into account the Exchange Ratio of .88, but without giving effect to one time charges directly related to the Merger. These analyses were based on the forecast prepared by Medusa management and the forecast for Southdown, prepared by J.P. Morgan and Medusa management. Based on such analysis J.P. Morgan observed that the Merger (excluding synergies) would result in a slight decrease in Southdown's earnings per share in 1999, and that the Merger (excluding synergies) would be marginally dilutive to Medusa's pro forma earnings per share in 1998. Based on pro forma ownership of Southdown, J.P. Morgan further observed that the Merger (excluding synergies) would result in break-even accretion in Medusa's pro forma earnings per share in 1999. J.P. Morgan did not attempt to specifically identify, quantify, and detail synergies which might be achieved in connection with the Merger. However, for illustrative purposes and as a hypothetical example, J.P. Morgan also analyzed certain pro forma effects of the Merger on the earnings per share of the combined company as well as Medusa earnings per share, assuming pre-tax synergies would be realized in 1999 and each year thereafter in connection with the Merger. While a level of synergy can be expected to be achieved in a strategic business combination such as the Merger as a result of rationalization and cost reductions, the pre-tax amount was estimated by J.P. Morgan and Medusa management without any detailed investigation or a result of any formal analysis, in order to ascertain the arithmetic sensitivity of the pro forma combination to the achievement of synergies, and J.P. Morgan did not express any opinion as to whether these synergies would be obtained, or the amount or timing of such synergies. No assurances can be given that the hypothetical amount of these synergies bears any relation to the synergies, if any, which might be realized as a result of the Merger. Based on such illustrative analysis and after taking into account such hypothetical synergies, the Merger would result in an increase in Southdown's earnings per share in fiscal year 1999 of approximately 5.0%. Based on such illustrative analysis and after taking into account such hypothetical synergies, the Merger would result in an increase in Medusa's pro forma earnings per share in fiscal year 1999 of approximately 8.0%, based on the pro forma ownership of Southdown by holders of Medusa Shares.

     Pro Forma Share Price Analysis. J.P. Morgan performed an analysis of Southdown's potential share price assuming the consummation of the Merger. Based on a range of multiples of net income for the combined company, ranging from Medusa's current multiple of estimated earnings to Southdown's current multiple of estimated earnings, and based on Medusa management estimates of Medusa's 1999 net income and estimates of Southdown's 1999 net income prepared by J.P. Morgan and Medusa management, and after giving effect to the Exchange Ratio of .88, J.P. Morgan calculated potential pro forma market values per share of Southdown Common Stock, within twelve months, ranging from approximately $72 to $83. These prices were compared to Southdown's market price of $68 per share on March 13, 1998. For illustrative purposes, J.P. Morgan performed a similar analysis assuming hypothetical pre-tax synergies would be realized in connection with the Merger. J.P. Morgan did not express any opinion as to whether these synergies would be obtained or the amount or timing of such synergies. Such analysis resulted in potential pro forma market values, within twelve months, ranging from approximately $78 to $90 per share of Southdown Common Stock.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan but describes, in summary form, the principal elements of the presentation made by J.P. Morgan to the Medusa Board on March 17, 1998. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Medusa with respect to the Merger and to deliver an opinion to Medusa's Board with respect to the Merger on the basis of such experience and its familiarity with Medusa.

     J.P. Morgan has managed an offering of convertible debt securities for Medusa, for which J.P. Morgan received customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of Medusa or Southdown for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     For services rendered in connection with the Merger, Medusa has agreed to pay J.P. Morgan an engagement fee of $100,000, and a transaction fee of .60% of the aggregate purchase price paid in the Merger, payable upon consummation of the Merger and against which the engagement fee will be credited. Medusa has also agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

CONFLICTS OF INTEREST OF CERTAIN PERSONS

     General. Certain members of Medusa's senior management and the Medusa Board may be deemed to have certain interests in the Merger that are in addition to or potentially different from the interests of shareholders of Medusa generally. The Medusa Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In considering the recommendation of the Medusa Board in respect of the Merger Agreement and the transactions contemplated thereby, the Medusa shareholders should be aware that such interests may present actual or potential conflicts of interest with respect to the Merger.

     Board of Directors. Immediately following the Effective Time, the Southdown Board will consist of 13 members. Two members of the Southdown Board will be Robert S. Evans, the current Chairman and Chief Executive Officer of Medusa, and George E. Uding, Jr., the current President and Chief Operating Officer of Medusa. At the annual meeting of Southdown shareholders next following the Effective Time, Southdown's Board will nominate Messrs. Uding and Evans for election as Class III and Class I Directors, respectively, with terms of office expiring in 2000 and 2001, respectively.

     Severance Arrangements. Medusa has Severance Agreements with eight of its executive officers, including Messrs. Evans, Uding, Kane, Denny, Knight, Redeker, Brown, and Vilsack, which provide for a lump sum cash payment of three times the amount of the executive's annual base salary and a pro-rata portion of any annual incentive compensation from the previous year upon a change of control such as the approval of the Merger, even if the Merger is not consummated. Each executive that is a party to a Severance Agreement is entitled to such a payment if: (i) within two years from the approval of the Merger Proposal by the Medusa shareholders, such executive is terminated without Cause (as defined in the Severance Agreements); (ii) within such two-year period, such executive terminates his or her employment for Good Reason (as defined in the Severance Agreements); or (iii) such executive terminates his or her employment for any reason during a 30-day period following the end of the first year in such two-year period. The Severance Agreements also provide for continuation of the most favorable health and welfare benefits provided to the executive and his or her family prior to or after the consummation of the Merger. All of the Severance Agreements provide for Excise Tax Reimbursements, irrespective of whether such benefits are paid by reason of the Severance Agreements or otherwise. Pursuant to the Merger Agreement, Southdown has agreed to assume the obligations of Medusa under the Severance Agreements.

     Medusa Incentive Plan. As described above under "The Merger
Agreement -- Medusa Options," all Medusa Options outstanding at the Effective Time will be automatically converted into Substitute Options, subject to the terms of the Medusa Incentive Plan and the individual award agreements issued thereunder, including the terms and provisions governing vesting and exercisability. Under the Medusa Incentive Plan and the Merger Agreement, all Medusa Options will become fully vested and exercisable as of the Effective Time, and the Merger Agreement will extend the post-termination exercise period in certain situations. As of the Medusa Record Date, approximately 522,000 shares of Southdown Common Stock would be issuable upon the exercise of Substitute Options based on the number of Medusa Shares subject to existing Medusa Options multiplied by the Exchange Ratio, with the exercise price under each Substitute Option being equal to the exercise price under the Medusa Options divided by the Exchange Ratio. See "The Merger Agreement -- Medusa Options."

     Under the Medusa Incentive Plan and the senior executive restricted share agreements issued pursuant thereto, the performance-based restricted Medusa Shares awarded to all of the executive officers of Medusa will automatically become fully vested upon the approval of the Merger Proposal by the Medusa shareholders even if the Merger is not thereafter consummated for any reason. If the Merger is consummated, the Medusa Shares will be exchanged for unrestricted Southdown Common Stock. Such vesting in respect of the performance-based restricted Medusa Shares will also entitle the holders thereof to an income tax indemnity for the income taxes reportable in connection with such vesting, in addition to an Excise Tax Reimbursement.

     Non-employee Director Grants. Under the Director Stock Plan, all Medusa non-employee directors receive a portion of their annual director's fee in the form of Medusa Shares. A pro-rata portion of such Medusa Shares is forfeitable if the non-employee director fails to remain a member of the Medusa Board until the next annual meeting of Medusa's shareholders. The forfeited amount is determined based on the number of full months of service on the Medusa Board in such annual period prior to such termination of the board services. Notwithstanding the above, pursuant to the Director Stock Plan and the restricted share agreements issued thereunder, the Medusa Shares awarded to the non-employee directors will automatically become non-forfeitable upon the approval of the Merger Proposal by the Medusa shareholders even if the Merger is not thereafter consummated for any reason. If the Merger is consummated, the Medusa Shares will be exchanged for unrestricted Southdown Common Stock. The approximate aggregate value of the shares as to which this accelerated vesting will occur is $94,000.

     Pursuant to the Merger Agreement, Southdown has agreed to assume Medusa's obligations under the foregoing arrangements.

     Estimated Costs. In connection with the Severance Agreements and the Medusa Incentive Plan, as described above, an aggregate of approximately $65 million in cash payments and other benefits will be made to all Medusa executive officers. Of this amount, nine executive officers will receive payments and benefits approximately valued as follows: Mr. Uding, $20 million; Mr. Evans, $14 million; Mr. Kane, $7 million; Mr. Denny, $6 million; Mr. Knight, $6 million; Mr. Redeker, $5 million; Mr. Brown, $4 million; Mr. Vilsack, $2 million and Mr. Doles, $1 million. A substantial portion of these payments consists of amounts expected to be owed by such individuals for income taxes and/or excise taxes. Southdown expects to record a cash charge of approximately $45 million and a non-cash charge of approximately $9 million in connection with the foregoing payments.

     Indemnification; Directors and Officers Insurance. Pursuant to the Merger Agreement, Southdown shall, cause the Surviving Corporation to keep in effect the provisions in its Articles of Incorporation and Code of Regulations that provide for exculpation of director and officer liability to the fullest extent permitted by applicable law and to cause the Surviving Corporation to indemnify present and former officers, directors, employees, trustees or agents of Medusa or any of its subsidiaries or divisions against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation against such persons in such capacities in accordance with the terms of the foregoing documents. Southdown has also agreed to use its reasonable best efforts to cause the Surviving Corporation to maintain in effect for at least six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Medusa with respect to matters occurring prior to the Effective Time, subject to certain limitations. See "The Merger Agreement -- Covenants."

     Southdown Arrangements. Southdown is interested in exploring the possibility of securing Mr. Uding's industry expertise on an exclusive basis, and the parties have initiated preliminary discussions concerning a consulting arrangement pursuant to which Mr. Uding would perform acquisition evaluation, governmental relations and trade association representation services for Southdown. Subject to the completion of negotiations concerning the scope and extent of these services, compensation in the range of $250,000 annually over a five-year term has been proposed by Southdown. Any definitive consulting agreement must be approved by a committee of disinterested directors of Southdown prior to its execution. In the event that a mutually acceptable consulting arrangement between Southdown and Mr. Uding cannot be negotiated, following the Merger Mr. Uding intends to return to consulting in the cement and aggregates industries. In addition, it is expected that Mr. Redeker will become an employee of Southdown but will not receive an employment agreement.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of Southdown and Medusa will be carried forward to the combined company at their historical recorded amounts subject to any adjustments required to conform accounting policies of the two companies, income of the combined company will include income of Medusa and Southdown for the entire fiscal year in which the Merger occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger
Agreement -- Conditions Precedent to the Merger," "Summary -- Summary Unaudited Pro Forma Combined Financial Data" and "Index to Financial Statements."

     Each of Medusa and Southdown has agreed to obtain written undertakings ("Affiliate Letters") at least 30 days prior to the Effective Date from each person who may be, in its reasonable judgment, at the record date for its respective Shareholders' Meetings or was on the date of the Merger Agreement an "affiliate" of such party within the meaning of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Medusa Shares or Southdown Common Stock, or any securities exercisable, exchangeable or convertible therefor, beneficially owned thereby during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Southdown Common Stock, or any securities exercisable, exchangeable or convertible therefor, beneficially owned thereby as a result of the Merger or otherwise until after such time as Southdown shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Southdown and Medusa for a period of at least 30 days of combined operations of Southdown and Medusa following the Effective Time. Southdown has agreed to file such earnings statement with the Commission as promptly as practical and in any event within 45 days after the end of the month following the month in which the Effective Time occurs. See "The Merger Agreement -- Conditions Precedent to the Merger."

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Southdown Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Southdown Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Southdown or Medusa prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Medusa, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Southdown, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Southdown or Medusa generally include individuals or entities that control, are controlled by or are under common control with such person, and generally include the executive officers and directors of such person as well as principal shareholders of such person.

     Affiliates of Medusa prior to the Merger (each a "Medusa Affiliate") may not sell their shares of Southdown Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that a Medusa Affiliate (together with certain related persons) would be entitled to sell shares of Southdown Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by a Medusa Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Southdown Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to Medusa Affiliates if Southdown remains current with its informational filings with the Commission under the Exchange Act which Southdown has contractually committed to do for a period of two years after the Effective Date. One year after the Effective Date, a Medusa Affiliate will be able to sell such shares of Southdown Common Stock without being subject to such manner of sale or volume limitations provided that Southdown is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Southdown. Two years after the Effective Date, a Medusa Affiliate will be able to sell such shares of Southdown Common Stock without any restrictions so long as such affiliate had not been an affiliate of Southdown for at least three months prior to the date of such sale.

FACILITIES MAP

     The map on the inside cover page of this Joint Proxy Statement/Prospectus shows the location of the cement plants, distribution terminals and other facilities owned by Southdown and Medusa as of March 31, 1998.

MEDUSA BOARD OF DIRECTORS AND OFFICERS FOLLOWING THE MERGER

     If the proposed Merger is approved and consummated, holders of Medusa Shares will become shareholders of Southdown. Southdown will remain under the direction of the Southdown Board and the management of Southdown. The officers of Sub at the date of the Merger Agreement will become the officers of New Medusa after the Merger. The directors of Medusa at the date of the Merger Agreement will be the directors of New Medusa at the time of the Merger. Southdown intends to cause designees from its executive staff to be elected directors of New Medusa promptly following the Merger.

SOUTHDOWN BOARD FOLLOWING THE MERGER

     Immediately following the Effective Time, the Southdown Board will consist of 13 members. Two members of the Southdown Board will be Robert S. Evans, the current Chairman and Chief Executive Officer of Medusa, and George E. Uding, Jr., the current President and Chief Operating Officer of Medusa. Neither Mr. Evans nor Mr. Uding will be an officer of Southdown. Southdown has agreed in the Merger Agreement, that at the next annual meeting of Southdown, the Southdown Board shall cause to be nominated Mr. Uding for election as a Class III director with a term of office expiring in 2000, and Mr. Evans for election as a Class I director with a term of office expiring in 2001.

     The respective ages, positions and periods of service as directors of Medusa, business experience during the past five years and directorships in other companies of Messrs. Evans and Uding are set forth below:

              NAME                  AGE                             POSITION
              ----                  ---                             --------
R. S. Evans.....................    54     Director since 1979; Chairman and Chief Executive Officer
                                             of Medusa, 1987 to present; Chairman and Chief Executive
                                             Officer of Crane Co., Stamford, CT (diversified
                                             manufacturer of engineered products and an affiliate of
                                             the Company), 1984 to present; Director of Crane Co.,
                                             Fansteel Inc. (miner and producer of raw materials for
                                             metal alloys), and HBD Industries, Inc. (holding company
                                             of a diversified manufacturer)
George E. Uding, Jr.............    66     Director since 1993; President and Chief Operating Officer of Medusa, 1994 to present; Consultant, 1992 to 1993;
                                             Senior Vice President, ESSROC Corporation (producer of
                                             cement and concrete products) through 1991

COMBINED OPERATIONS AFTER THE MERGER

     Following the Merger, Southdown intends to complete an evaluation of the physical and human resources of Medusa so that the operations of Southdown and Medusa can be integrated on the most efficient and cost effective basis. Since Southdown will be continued to be headquartered in Houston, Texas, it is likely that Medusa's headquarters in Cleveland, Ohio will ultimately be closed and many of the administrative functions provided by personnel in that office transferred to Houston.

FEDERAL INCOME TAX CONSEQUENCES

     See "Federal Income Tax Consequences."

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until the following steps have been taken: (i) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division; and (ii) required waiting periods have expired or terminated.

     Southdown and Medusa have agreed, pursuant to the Merger Agreement, to use their best efforts to file or cause to be filed with the FTC and the Antitrust Division such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and to respond as promptly as practicable to any requests for additional information made by either the FTC or the Antitrust Division. Accordingly, Southdown and Medusa each completed filing Premerger Notification and Report Forms with the FTC and the Antitrust Division, by March 27, 1998. The required waiting period under the HSR Act was terminated on April 16, 1998.

DISSENTERS' RIGHTS

     Southdown. The shareholders of Southdown will not be entitled to dissenters' rights under the LGCL with respect to the Charter Amendment, the Stock Issuance or the other proposals to be presented at the Southdown Annual Meeting.

     Medusa. The shareholders of Medusa will be entitled to dissenters' appraisal rights in connection with the Merger under the ORC, to the extent they fully comply with the procedural requirements of the ORC. See "Rights of Dissenting Shareholders -- Medusa Shareholders." Southdown's obligation to consummate the Merger is specifically conditioned upon the holders of not more than 5% of the Medusa Shares, on a fully diluted basis, perfecting their dissenters' rights under the ORC. Southdown believes, however, that the perfection of dissenters' rights by the holders of more than approximately 700,000 Medusa Shares (approximately 4% of the Medusa Shares outstanding on the Medusa Record Date) may preclude pooling of interests accounting treatment for the Merger, which is also a condition to Southdown's obligation to consummate the Merger. See "The Merger Agreement -- Conditions Precedent to the Merger."

STOCK EXCHANGE LISTING

     It is a condition to the Merger that, upon consummation of the Merger, the shares of Southdown Common Stock to be issued by Southdown in connection with the Merger will be authorized for listing on the NYSE, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF MEDUSA SHARES

     If the Merger is consummated, the Medusa Shares will be delisted from the NYSE and removed from registration under the Exchange Act.

                        AMENDMENT TO SOUTHDOWN ARTICLES

     Southdown is currently authorized to issue 40,000,000 shares of Southdown Common Stock. The Southdown Board has unanimously approved a resolution which would increase the number of authorized shares of Southdown Common Stock from 40,000,000 to 200,000,000. After giving effect to the consummation of the Merger, the assumption of the Substitute Options and the increase in the number of shares reserved for grant under Southdown's 1989 Stock Option Plan, Southdown will have insufficient authorized but unissued shares of Southdown Common Stock to satisfy all of the foregoing commitments. In addition, Southdown desires the flexibility to issue additional shares of Southdown Common Stock and securities convertible into Southdown Common Stock in connection with equity financing, the acquisition of other businesses in exchange for equity securities and through stock splits and dividends under appropriate circumstances. Accordingly, the continued availability of shares of Southdown Common Stock is necessary to provide Southdown with the flexibility to take advantage of opportunities that may arise in the foregoing situations.

     A potential effect of the Charter Amendment would be a dilution of present shareholders' interest in Southdown if Southdown issues a substantial number of the newly authorized shares. In addition, any issuance of additional shares of Southdown Common Stock could have the effect of diluting the earnings per share, and book value per share of existing shares of Southdown Common Stock. The Southdown Board, however, does not believe that the consummation of the Merger will be dilutive of Southdown's estimated 1998 earnings per share (excluding the one-time costs directly related to the Merger). See "The Merger -- Reasons for the Merger; Recommendations of the Boards -- Southdown."

     The Southdown Board believes that the Charter Amendment will provide the flexibility needed to meet corporate objectives and is in the best interest of Southdown shareholders. The approval of the Charter Amendment is a condition to Southdown's obligation to consummate the Merger. The Charter Amendment will, if approved by the requisite vote of the holders of Southdown Common Stock, be effected regardless of whether the Stock Issuance is approved or the Merger is consummated. The affirmative vote of the holders of a majority of the shares of Southdown Common Stock outstanding on the Southdown Record Date is required to approve the Charter Amendment. The Southdown Board unanimously recommends that Southdown shareholders vote FOR the Charter Amendment.

                    SUMMARY SELECTED HISTORICAL CONSOLIDATED
                       FINANCIAL DATA OF SOUTHDOWN, INC.

     The following summary selected financial data for the five years ended December 31, 1997, are derived from the audited consolidated financial statements of Southdown. The financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements of Southdown. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Southdown considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included and incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                     THREE MONTHS ENDED
                                          MARCH 31,                    YEARS ENDED DECEMBER 31,
                                  -------------------------   ------------------------------------------
                                     1998          1997        1997     1996     1995     1994     1993
                                  -----------   -----------   ------   ------   ------   ------   ------
                                  (UNAUDITED)   (UNAUDITED)

                                            (IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues......................    $155.8        $151.4      $719.2   $664.4   $596.1   $560.3   $507.7
                                    ======        ======      ======   ======   ======   ======   ======
  Earnings from continuing
     operations.................      16.5          13.6        96.7     71.2     47.5     30.1      3.6
                                    ======        ======      ======   ======   ======   ======   ======
  Basic earnings (loss) per
     share from continuing
     operations.................      0.70          0.57        4.23     3.50     2.18     1.20    (0.09)
                                    ======        ======      ======   ======   ======   ======   ======
  Diluted earnings (loss) per
     share from continuing
     operations.................      0.69          0.55        3.98     2.97     2.03     1.16    (0.09)
                                    ======        ======      ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF
  PERIOD)
  Total assets..................    $989.2        $916.3      $974.2   $932.0   $875.5   $881.0   $907.0
                                    ======        ======      ======   ======   ======   ======   ======
  Total long-term debt..........     162.9         148.8       162.9    164.4    174.5    185.8    274.0
                                    ======        ======      ======   ======   ======   ======   ======
CASH DIVIDENDS PAID PER SHARE OF
  COMMON STOCK..................    $ 0.10        $ 0.10      $ 0.40   $ 0.40       --       --       --
                                    ======        ======      ======   ======   ======   ======   ======

                    SUMMARY SELECTED HISTORICAL CONSOLIDATED
                      FINANCIAL DATA OF MEDUSA CORPORATION

     The following summary selected financial data for the five years ended December 31, 1997, are derived from the audited consolidated financial statements of Medusa. The financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements of Medusa. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Medusa considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included and incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                     THREE MONTHS ENDED
                                          MARCH 31,                    YEARS ENDED DECEMBER 31,
                                  -------------------------   ------------------------------------------
                                     1998          1997        1997     1996     1995     1994     1993
                                  -----------   -----------   ------   ------   ------   ------   ------
                                  (UNAUDITED)   (UNAUDITED)

                                            (IN MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues......................    $ 69.1        $ 56.8      $376.0   $323.4   $293.3   $276.3   $248.0
                                    ======        ======      ======   ======   ======   ======   ======
  Earnings from continuing
     operations.................       2.6           1.8        57.0     54.3     43.2     29.9     18.2
                                    ======        ======      ======   ======   ======   ======   ======
  Basic earnings per share from
     continuing operations......      0.16          0.11        3.44     3.38     2.70     1.83     1.12
                                    ======        ======      ======   ======   ======   ======   ======
  Diluted earnings per share
     from continuing
     operations.................      0.16          0.11        3.41     3.15     2.54     1.76     1.09
                                    ======        ======      ======   ======   ======   ======   ======
BALANCE SHEET DATA (AT END OF
  PERIOD)
  Total assets..................    $323.8        $235.5      $306.5   $223.4   $219.6   $218.6   $204.2
                                    ======        ======      ======   ======   ======   ======   ======
  Total long-term debt..........      39.0           4.1        24.1      4.1     61.6     61.3     96.3
                                    ======        ======      ======   ======   ======   ======   ======
CASH DIVIDENDS PAID PER COMMON
  SHARE.........................    $ 0.15        $ 0.15      $ 0.60   $ 0.60   $ 0.50   $ 0.50   $ 0.27
                                    ======        ======      ======   ======   ======   ======   ======

                     MARKET PRICE AND DIVIDEND INFORMATION

     The Southdown Common Stock and the Medusa Shares are each listed and traded on the NYSE. The following table sets forth the high and low trading prices per share of the Southdown Common Stock and the Medusa Shares on the NYSE for the periods indicated as reported in published financial sources and the dividends declared per share for such periods:

                                       SOUTHDOWN
                                        COMMON        SOUTHDOWN       MEDUSA          MEDUSA
                                     STOCK PRICES     DIVIDENDS    SHARE PRICES     DIVIDENDS
                                    ---------------   DECLARED    ---------------    DECLARED
                                     HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                    ------   ------   ---------   ------   ------   ----------
1996
  First Quarter...................  $24.50   $18.00     $0.10     $31.25   $25.25     $0.15
  Second Quarter..................   24.88    20.75      0.10      31.25    28.25      0.15
  Third Quarter...................   25.75    19.50      0.10      32.63    27.25      0.15
  Fourth Quarter..................   32.88    24.50      0.10      35.13    30.63      0.15
1997
  First Quarter...................   36.88    29.00      0.10      41.13    33.25      0.15
  Second Quarter..................   44.63    33.13      0.10      41.00    35.25      0.15
  Third Quarter...................   54.63    41.63      0.10      50.50    38.38      0.15
  Fourth Quarter..................   59.44    51.75      0.10      48.94    35.56      0.15
1998
  First Quarter...................   72.50    55.31      0.10      63.50    39.13      0.15
  Second Quarter (through May 19,
     1998)........................   74.00    64.00      0.10      64.38    56.69      0.15

     The following table sets forth the reported high and low sales prices and the closing prices per share of the Southdown Common Stock and the Medusa Shares on the NYSE on March 17, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, and on May 19, 1998, the last full trading day prior to the date of the preliminary copy of this Joint Proxy Statement/Prospectus:

                                                          HIGH       LOW       CLOSE
                                                         ------    -------    -------
MARCH 17, 1998
  Southdown Common Stock.............................    $69.75    $ 68.75    $ 69.56
  Medusa Shares......................................     52.25      51.06      52.25
  Medusa Shares on an equivalent basis...............     61.38      60.50      61.21
MAY 19, 1998
  Southdown Common Stock.............................     66.50      65.75      66.50
  Medusa Shares......................................     58.13      56.75      58.13

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MEDUSA SHARES AND SHARES OF SOUTHDOWN COMMON STOCK.

     Southdown anticipates that it will continue to pay regular quarterly cash dividends of $.10 per share. However, the timing and amount of any future dividends remain within the discretion of the Southdown Board and will depend on Southdown's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, each of Southdown and Medusa has agreed that, during the period from the date of the Merger Agreement to the Effective Time, it will not make, declare or pay any dividend or distribution on its outstanding shares of capital stock other than regular quarterly cash dividends.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference. Certain defined terms used in the description of the Merger Agreement below which are not otherwise defined in this Joint Proxy Statement/Prospectus and which are defined in the Merger Agreement or the exhibits thereto shall have the respective meanings therein.

GENERAL

     The Merger Agreement provides that Sub will be merged with and into Medusa as a result of which Medusa, as the Surviving Corporation, will change its name to Southdown Medusa, Inc. and become a wholly-owned subsidiary of Southdown, subject to the requisite approvals of the Southdown shareholders and the Medusa shareholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Ohio. This filing is to be made contemporaneously with the closing of the Merger on the Effective Date specified by Southdown and Medusa, which date will occur on the third business day following satisfaction or waiver of the last of certain conditions precedent to the Merger set forth in the Merger Agreement or such other time as the parties may mutually agree in writing, as the case may be. See "-- Conditions Precedent to the Merger."

MERGER CONSIDERATION; EXCHANGE RATIO

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each Medusa Share outstanding immediately prior to the Effective Time shall (other than shares, if any, held by shareholders who perfect their dissenters' rights and other than shares held in the treasury of Medusa or any of its subsidiaries or held by Southdown or any of its subsidiaries, which will be canceled) be converted into the right to receive .88 fully paid and non-assessable shares of Southdown Common Stock (plus the associated Southdown Rights). In the event that prior to the Effective Time Southdown declares a stock dividend or other distribution payable in shares of Southdown Common Stock or securities convertible into shares of Southdown Common Stock, or effects a stock split, reclassification, combination or other change with respect to Southdown Common Stock, the Exchange Ratio will be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     Fractional Shares. No certificates or scrip representing fractional shares of Southdown Common Stock shall be issued upon the surrender for exchange of certificates that formerly represented Medusa Shares, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Southdown. Each holder of a certificate that formerly represented Medusa Shares who would otherwise have been entitled to receive a fraction of a share of Southdown Common Stock shall receive, from the Exchange Agent in accordance with the procedures described under "Exchange Procedures" below, a cash payment in lieu of such fractional share of Southdown Common Stock.

     Conversion of Sub Shares. Each share, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Date will be converted into one share of capital stock of the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF MEDUSA PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     Promptly and, in any event, within three business days after the Effective Date, a letter of transmittal will be mailed to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the

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

Effective Time represented outstanding Medusa Shares and whose shares were converted in the Merger into the right to receive shares of Southdown Common Stock. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing shares of Southdown Common Stock to which a holder of Medusa Shares prior to the Effective Date has become entitled. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to ChaseMellon Shareholder Services, L.L.C., the Exchange Agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal. Each such holder will receive in exchange therefor a certificate evidencing the whole number of shares of Southdown Common Stock to which such holder is entitled and a check representing unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of Certificates.

     After the Effective Date, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing shares of Southdown Common Stock, a cash payment in lieu of any fractional share and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Southdown having a record date after the Effective Date until the Certificate is surrendered.

     Each holder of a Certificate exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Southdown Common Stock shall receive, from the Exchange Agent, a cash payment in lieu of such fractional share of Southdown Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such time or times, in such manner and on such terms as the Exchange Agent shall determine in its sole discretion are reasonable) on behalf of all such holders of the aggregate of the fractional shares of Southdown Common Stock which would otherwise have been issued ("Fractional Shares"). The sale of the Fractional Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales shall have been distributed to the holders of fractional share interests, the Exchange Agent will hold such proceeds in trust for such holders of fractional shares. Southdown shall pay all commissions, transfer taxes and other out-of-pocket transactions costs, including the expenses and compensation of the Exchange Agent incurred in connection with the sale of the Fractional Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests in lieu of any fractional share of Southdown Common Stock, the Exchange Agent shall make available such amounts to such holders without interest.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations, warranties and agreements of Southdown and Medusa relating, among other things, to the following: (i) each of their incorporation, existence, good standing, corporate power and similar corporate matters including with respect to their respective subsidiaries; (ii) their capitalization; (iii) their corporate power and authority to enter into the Merger Agreement and subject to shareholder approval, consummate the Merger; (iv) the absence of (a) conflicts, violations and defaults under their charter documents and bylaws (or other similar organizational documents) and certain other agreements and documents, (b) violations of orders, decrees, statutes, laws or regulations and (c) the necessity to secure material governmental and other consents and approvals, other than shareholder approvals and filings under the HSR Act and with the Commission; (v) the absence of brokerage or finder's fees other than, with respect to Southdown, those owing to Lehman Brothers, and with respect to Medusa, those owing to J.P. Morgan; (vi) the receipt of an opinion of their respective financial advisors stating the opinion that the Exchange Ratio is fair to the respective company or its shareholders from a financial point of view; (vii) the absence of their respective knowledge that either Southdown or Medusa and their respective affiliates have taken or failed to take any action that would prevent accounting for the Merger as a pooling of interests; (viii) the timely filing of all filings required under the Exchange Act and the Securities Act, and each such

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

filing materially complying with the requirements of the Exchange Act and the Securities Act and not containing any untrue statement of a material fact; (ix) the determination by their respective Boards of Directors that the Merger Agreement and the transactions contemplated thereby were fair to their respective shareholders; (x) the accuracy of information supplied by each for inclusion in this Joint Proxy Statement/Prospectus; (xi) the absence of certain material changes or events, with respect to Southdown since December 31, 1997, and with respect to Medusa since September 30, 1997; (xii) the absence of undisclosed liabilities; and (xiii) the inapplicability of any antitakeover statute to the Merger Agreement, the Merger or the transactions contemplated thereby. Medusa made additional representations and warranties as to: (i) employee benefits matters; (ii) compliance with Applicable Laws; (iii) the absence of litigation that would materially affect Medusa or Medusa's ability to enter into the Merger Agreement; (iv) matters concerning labor relations; (v) the possession of all permits and other similar items necessary to carry on Medusa's business; (vi) environmental matters; (vii) tax matters; and (viii) certain other matters. Southdown made an additional representation that its Board of Directors has approved the Charter Amendment and directed that such action be submitted for consideration by the Southdown shareholders.

     All representations and warranties of Southdown and Medusa expire on the Effective Date.

COVENANTS

     Common Covenants. Pursuant to the Merger Agreement, each of Southdown and Medusa has agreed to: (i) use its best commercial efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by the Merger Agreement, including without limitation using, respectively, their best efforts to cause the conditions to the others' obligations set forth in the Merger Agreement to be satisfied; (ii) make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by the Merger Agreement and use best efforts to obtain early termination of any waiting period under the HSR Act; (iii) use its best efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any governmental authority and any third parties that it may be required to give, make or obtain; (iv) not knowingly take or fail to take any action that would cause the Merger not to qualify for pooling of interests accounting treatment for financial reporting purposes or cause the Merger not to constitute a tax-free "reorganization" under
Section 368(a) of the Code; (v) not, unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers, Inc. or the NYSE (and in that event only if time does not permit), at any time prior to the earlier of the Effective Date or termination of the Merger Agreement, issue any press release with respect to the Merger without the consent of the other, which consent shall not be unreasonably withheld; (vi) permit representatives of the other to have appropriate access at all reasonable times to its premises, properties, books, records, contracts, tax records, documents, customers and suppliers in a manner that will not unreasonably interfere with its operations; and (vii) indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage, finders or similar fee or commission or expenses related to Lehman Brothers, in the case of Southdown, and J.P. Morgan, in the case of Medusa, or asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Southdown Covenants. Southdown covenants in the Merger Agreement: (i) to take all action in accordance with Applicable Laws and the Southdown Articles and Southdown Bylaws necessary to convene a meeting of the Southdown shareholders as promptly as practicable to consider and vote upon the Charter Amendment and the Stock Issuance; (ii) to cooperate with Medusa to prepare and file the Joint Proxy Statement/Prospectus and the Registration Statement and all required amendments and supplements with the Commission, to cooperate with Medusa and use all reasonable effort to respond to comments and to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Date; (iii) to use its best commercial efforts to mail at the earliest practicable date to Southdown shareholders the Joint Proxy Statement/Prospectus, which shall include all information required under Applicable Laws to be furnished to the Southdown shareholders in connection with the Charter Amendment and the Stock Issuance; (iv) to advise Medusa promptly after it receives notice of (a) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (b) the issuance of any stop order in respect of the Registration Statement, and (c) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement (copies of which it shall furnish to Medusa); (v) to give Medusa and its counsel the opportunity to review the Joint Proxy Statement/Prospectus and the Registration Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with or sent to the Commission; and (vi) to cooperate with Medusa and take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Southdown Common Stock in the Merger.

     Southdown further covenants in the Merger Agreement: (i) during the period from the date of the Merger Agreement to the Effective Date, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and to use its best commercial efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and to maintain relationships with customers, suppliers and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect; (ii) from and after the Effective Date to cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and Code of Regulations providing for exculpation of director and officer liability and indemnification of the Indemnified Parties (as defined in the Merger Agreement) to the fullest extent permitted under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification and to cause the Surviving Corporation to indemnify in accordance therewith; (iii) from and after the Effective Date, to cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the indemnified party, which counsel shall be reasonably acceptable to Southdown, in advance of the final disposition of any such action to the full extent permitted by Applicable Law, upon receipt of any undertaking required by Applicable Law, and to cause the Surviving Corporation to cooperate in the defense of any such matter, provided however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); (iv) to use its best commercial efforts to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Date the current policies of directors' and officers' liability insurance maintained by Medusa with respect to matters occurring prior to the Effective Date, provided however, that (a) the Surviving Corporation may substitute therefor policies of comparable coverage containing terms and conditions which, when taken as a whole, are no less advantageous to the covered officers and directors, and (b) the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of 200% of the current annual premium paid by Medusa for its existing coverage, but in such case shall purchase as much coverage as possible for such amount; (v) to give prompt notice to Medusa of and use all commercially reasonable efforts to cure (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of Southdown or Sub contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Date, and (b) any material failure of Southdown to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; (vi) to, as promptly as practicable, submit the issuance of Southdown Common Stock in the Merger, as required by the NYSE, for the approval of its shareholders at a meeting of its shareholders and, subject to the fiduciary duties of the Southdown Board under Louisiana Law, to use its reasonable best efforts to obtain shareholder approval of the Charter Amendment and the Stock Issuance; (vii) through the Southdown Board, subject to the fiduciary duties of the members thereof under Louisiana Law, to recommend to the Southdown shareholders approval of Charter Amendment and the Stock Issuance;
(viii) to authorize and cause an officer of Southdown to vote Southdown's shares of capital stock of the Sub for approval and adoption of the Merger Agreement and the transactions contemplated thereby and to take all additional actions as the sole shareholder of Sub necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby; (ix) to deliver to Medusa a list of names and addresses of those Persons who are, in Southdown's reasonable judgment, at the Southdown Record Date for the Southdown Annual Meeting, affiliates within the meaning of Rule 145 of the Securities Act ("Southdown Affiliates") and to use all reasonable efforts to deliver or cause to be delivered to Medusa, prior to the Effective Date, from each of

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

the Southdown Affiliates identified in the foregoing list, a written agreement substantially in the form attached as Exhibit A to the Merger Agreement; and (x) to cause the Southdown Board to take such action as may be necessary to increase the size of the Southdown Board to 13 members and to cause to be appointed to the Southdown Board Robert S. Evans and George E. Uding, Jr., effective immediately following the Effective Date and, at the next annual meeting of Southdown shareholders thereafter, to cause the Board to cause to be nominated
(a) George E. Uding, Jr. for election as a Class III Director with a term of office expiring in 2000, and (b) Robert S. Evans for election as a Class I Director with a term of office expiring in 2001.

     Medusa Covenants. Medusa covenants in the Merger Agreement: (i) to take all action in accordance with Applicable Laws and the Medusa Articles and Regulations necessary to convene a meeting of the Medusa shareholders as promptly as practicable to consider and vote upon the approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) promptly to furnish Southdown with all information concerning it as may be required for inclusion in the Registration Statement, to cooperate with Southdown in the preparation of the Registration Statement in a timely fashion and in Southdown's efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and if at any time prior to the Effective Date, any information pertaining to Medusa contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Southdown and provide Southdown with the information necessary to make statements contained therein not false and misleading and to use all reasonable efforts to mail at the earliest practicable date to the Medusa shareholders this Joint Proxy Statement/Prospectus, which shall include all information required under Applicable Laws to be furnished to the Medusa shareholders in connection with the Merger and the transactions contemplated thereby; and (iii) during the period from the date of the Merger Agreement to the Effective Date, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and to use its best commercial efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect.

     Medusa further covenants in the Merger Agreement that: (i) at least 30 days prior to the Effective Date, Medusa will deliver to Southdown a list of names and addresses of those Persons who were, in Medusa's reasonable judgment, at the Medusa Record Date for the Medusa Special Meeting, affiliates of Medusa within the meaning of Rule 145 of the Securities Act ("Medusa Affiliates") and use all reasonable efforts to deliver or cause to be delivered to the Southdown, prior to the Effective Date, from each of the Medusa Affiliates identified in the foregoing list, a written agreement substantially in the form of Exhibit B to the Merger Agreement; (ii) it will give prompt notice to Southdown of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Medusa representation or warranty contained in the Agreement to be untrue or inaccurate at or prior to the Effective Date, and (b) any material failure of Medusa to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; (iii) each of Robert S. Evans, George E. Uding, Jr., Robert J. Kane, R. Breck Denny, and each other person who is a member of the Medusa Board (other than Mone Anathan III and Jean Gaulin), shall have executed as of the date of the Merger Agreement a letter in the form attached to the Merger Agreement as Exhibit C; (iv) it will cause each person who is a participant in the Medusa Incentive Plan and who is subject to the provisions of Section 16(b) of the Exchange Act to execute as of the date of the Merger Agreement a waiver in the form of the letter agreement attached as Exhibit D thereto to the effect that such person has waived his or her right, as contemplated in Section 6.05 of the Medusa Incentive Plan, to surrender for cancellation following the Change of Control (as defined in the Medusa Incentive Plan) any Medusa Option held by such Person and receive a cash payment therefor; and (v) it will execute, and promptly after the execution of the Merger Agreement cause the Rights Agent under the Medusa Rights Agreement to execute and deliver, an amendment to the Medusa Rights Agreement which provides and specifically confirms that (a) neither the Merger Agreement, the Merger nor any of the other transactions contemplated thereby (x) will cause Southdown to become an "Acquiring Person," or result in the occurrence of a "Shares Acquisition Date" or the occurrence of a "Distribution Date" (as defined in the Medusa Rights Agreement), (y) will permit any Person to have the right under the Medusa Rights Agreement to acquire, or to make the Rights (as such term is defined in the Medusa Rights Agreement) (the "Medusa Rights") ever exercisable

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

for, any securities of Southdown, or (z) will require the sending of any notices under the Medusa Rights Agreement, that the Medusa Rights will expire immediately prior to or simultaneously with the Effective Date and (h) that the Merger Agreement, the Merger, the other transactions and all actions of Southdown and its affiliates contemplated by the Merger Agreement will be excluded and exempt from the operation of and will not trigger the provisions of the Medusa Rights Agreement.

CONDITIONS PRECEDENT TO THE MERGER

     The obligations of Southdown and Medusa to effect the Merger are subject to, among other things, the fulfillment of certain conditions, including without limitation: (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order or decree or any statute, rule or regulation that prevents consummation of the Merger; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act and the receipt of all other required approvals, consents, permits or authorizations from governmental authorities; (iii) the approval of the Merger Proposal by the Medusa shareholders; (iv) the approval of the Charter Amendment and the Stock Issuance by the Southdown shareholders; (v) the effectiveness of the Registration Statement and the absence of the threat of any stop order or similar restraining order; (vi) the receipt by Southdown of an opinion of Bracewell & Patterson, L.L.P. and the receipt by Medusa of an opinion of Milbank, Tweed, Hadley & McCloy, in each case that the Merger will constitute a reorganization under Section 368(a) of the Code; (vii) the delivery by Deloitte & Touche LLP to Southdown of a letter concurring with Southdown's conclusion that, as of a specified date, no conditions exist that would preclude Southdown accounting for the Merger as a pooling of interests; (viii) the delivery by Deloitte & Touche LLP to Medusa of a letter concurring with Medusa's conclusion that, as of a specified date, no conditions exist that would preclude Medusa's ability to be a party in a business combination to be accounted for as a pooling of interests; and (ix) the authorization for listing on the NYSE of the shares of Southdown Common Stock issuable in the Merger, subject to official notice of issuance.

     The obligation of Medusa to effect the Merger is also subject to the satisfaction of certain additional conditions, including: (i) the absence of any breach of the representations and warranties of Southdown and Sub in the Merger Agreement that would, individually or in the aggregate, have a material adverse effect; (ii) the performance in all material respects of the obligations and covenants of Southdown and Sub under the Merger Agreement; (iii) the receipt of certificates from Southdown and Sub to the foregoing effects; and (iv) the Southdown Rights, among other things, not having become exercisable or transferrable apart from the associated shares of Southdown Common Stock.

     The obligation of Southdown and Sub to effect the Merger is also subject to the satisfaction of certain additional conditions, including: (i) the absence of any breach of the representations and warranties of Medusa that would, individually or in the aggregate, have a material adverse effect; (ii) the performance in all material respects of the obligations and covenants of Medusa under the Merger Agreement; (iii) the receipt of certificates from Medusa to the foregoing effects; (iv) the holders of not more than 5% of the Medusa Shares, on a fully diluted basis, having perfected their appraisal rights under the OGCL; and (v) the Medusa Rights, among other things, not having become exercisable or transferable apart from the associated Medusa Shares.

     Either party to the Merger Agreement may, by an instrument in writing, waive compliance by the other party with any term or provision of the Merger Agreement on the part of such other party to be performed or complied with. Neither Southdown nor Medusa believes that the corporation laws under which they are organized require a resolicitation of proxies from shareholders in the event that the directors of Southdown or Medusa elect to waive compliance with any closing condition. However, Southdown and Medusa have advised each other that they will not waive the conditions to their respective obligations relating to the triggering of the Southdown Rights or the Medusa Rights without a resolicitation of proxies from their shareholders pursuant to revised proxy materials. Before waiving any other condition, Southdown and Medusa will resolicit their respective shareholders if, in light of all the facts and circumstances, the proposed waiver would reasonably be expected to have a material adverse effect on shareholders under applicable federal securities laws, such as a change in the method of accounting for the Merger or the characterization of the Merger as a taxable transaction under applicable federal income tax laws. See "-- Amendment and Waiver."

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

NO NEGOTIATION OR SOLICITATION BY MEDUSA

     Pursuant to the Merger Agreement, Medusa has agreed that during the term of the Merger Agreement, it will not and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to: (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Medusa, or the acquisition of 10% or more of the capital stock or any material portion of the assets of Medusa, or any combination of the foregoing ("Competing Transaction"); (ii) negotiate, explore or otherwise engage in discussions with any person (other than Southdown, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction; or (iii) enter into any agreement, arrangement or understanding requiring Medusa to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Medusa Board may: (i) furnish information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to Medusa than the confidentiality agreement entered to by Southdown and Medusa prior to the execution of the Merger Agreement) or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Competing Transaction (an "Alternative Proposal"), if, and only to the extent that the Medusa Board, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Southdown), determines in good faith that such action is required for the Medusa Board to comply with its fiduciary duties to shareholders imposed by law, that such Alternative Proposal is not conditioned on the receipt of financing, that the Medusa Board reasonably concludes in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to the Medusa's shareholders than the Merger. The Medusa Board must also receive a written opinion from a nationally-recognized investment banking firm (a copy of which shall be provided promptly to Southdown) to the effect that the consideration to be received by shareholders of Medusa in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger. Prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Medusa shall provide written notice to Southdown to the effect that it is furnishing information to, or entering into negotiations with, such Person, and Medusa shall keep Southdown informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Alternative Proposal.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated by either Southdown or Medusa and the Merger abandoned under certain circumstances, including, but not limited to, the following: (i) any permanent injunction or other order or decree preventing consummation of the Merger has become final and non-appealable, provided that the terminating party has used its best commercial efforts to remove such injunction, order or decree; (ii) the Merger has not been consummated by September 30, 1998, provided that the terminating party has not failed to perform any material covenant or agreement that caused the Merger not to close or resulted in the failure of the Merger to close; (iii) the shareholders of Medusa fail to approve the Merger Proposal at the Medusa Special Meeting; (iv) the shareholders of Southdown fail to approve the Charter Amendment or the Stock Issuance at the Southdown Annual Meeting; or (v) a party fails to cure a material breach under the Merger Agreement within 30 days following receipt of written notice to do so, provided that the terminating party is not in material breach of the Merger Agreement.

     The Merger Agreement may also be terminated prior to the Effective Date before or after approval by the Medusa shareholders of the Merger Proposal or approval by the Southdown shareholders of the Charter Amendment and the Share Issuance by the mutual consent of Southdown and Medusa.

     The Merger Agreement may be terminated by Medusa under the following circumstance: (i) the lapse of five business days after Medusa's delivery of written notice to Southdown that the Medusa Board has determined in good faith, and continues to believe at the date of termination, that a Competing Transaction is
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

more favorable to the shareholders of Medusa in the aggregate and from a financial point of view than the Merger, or (ii) the volume weighted average trading price of the Southdown Common Stock, rounded to the nearest three decimal places, for the 15 consecutive trading days ending on and including the third trading day prior to the date upon which the Merger is expected to be consummated, as reported by Bloomberg Financial Markets, is less than $57.50 and the volume weighted average trading price of a composite index of five publicly traded cement companies (excluding Southdown and Medusa) over the same period outperforms the volume weighted average trading price of the Southdown Common Stock by more than 20 percentage points.

     In determining whether to exercise Medusa's right to terminate the Merger Agreement because of Inadequate Price, Medusa's directors must act in good faith, in a manner they reasonably believe to be in or not opposed to Medusa's best interests, and with the care that an ordinarily prudent person would reasonably be expected to exercise in a like position and under similar circumstances. The Medusa Board will consider all relevant factors in determining whether to terminate the Merger Agreement because of an Inadequate Price determination, including such factors as the value of the Merger consideration currently and taking into account the prospects of the combined company; the value of Medusa on a stand-alone basis, taking into account any foreseeable consequences of the failure to consummate the Merger (including the requirement to pay the $15 million termination fee); the reports and/or recommendations of its advisors; the amount by which the volume weighted average trading price was below the target of $57.50 (as described above); the amount by which the peer group composite index outperforms, in excess of 20 percentage points, the Southdown Common Stock index (as described above); the reasons for such shortfall and excess, respectively; and other relevant factors. In the event Medusa determines to exercise or waive the right to terminate the Merger Agreement after the initial solicitation of the Merger Proposal to Medusa's Shareholders because of Inadequate Price, Medusa will resolicit the Medusa Shareholders regarding its exercise or waiver of such termination right if, in light of all the facts and circumstances, the proposed exercise or waiver of such right would reasonably be expected to have a material adverse effect on the Medusa shareholders under applicable federal securities laws.

     If Medusa terminates the Merger Agreement because of an Inadequate Price determination, Medusa shall, within three business days after termination, pay Southdown a termination fee of $15 million in immediately available funds. If, after the occurrence of a Prior Event, Southdown terminates the Merger Agreement because of Medusa's material breach of the terms thereof or either Medusa or Southdown terminates the Merger Agreement because the Medusa shareholders fail to approve the Merger Proposal, Medusa shall, within three days after the termination, pay Southdown a termination fee of $30 million in immediately available funds. If Medusa terminates the Merger Agreement because of the receipt of a Superior Offer, Medusa shall likewise pay Southdown $30 million within three business days after the consummation of the transaction relating to the Superior Offer.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards at any time before or after adoption of the Merger Proposal by the Medusa shareholders or the Charter Amendment and the Stock Issuance by the Southdown shareholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Medusa shareholders or the Southdown shareholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     At any time prior to the Effective Date, Medusa (with respect to Southdown) and Southdown (with respect to Medusa) by action taken or authorized by their respective Boards, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of such party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

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

MEDUSA OPTIONS

     Southdown and Medusa have agreed that, prior to the Effective Date, each will take all such action as may be necessary to cause each unexpired and unexercised Medusa Option granted to current or former directors, officers or employees of Medusa or its subsidiaries to be automatically converted at the Effective Time into a Substitute Option. Each Substitute Option will reflect the right to purchase that number of shares of Southdown Common Stock equal to the number of Medusa Shares issuable immediately prior to the Effective Time upon exercise of the Medusa Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio. The exercise price of the Substitute Option will be equal to the exercise price which existed under the corresponding Medusa Option divided by the Exchange Ratio. All other terms and conditions will be the same as the terms and conditions of such Medusa Option immediately before the Effective Time (including, without limitation, the acceleration of the exercisability of each such option upon the consummation of the Merger and the length of the period of continuing exercisability of each such option after any termination of the employment of the respective optionee). As of the Medusa Record Date, there were outstanding Medusa Options to purchase 592,900 Medusa Shares.

     In connection with the issuance of Substitute Options, Southdown has agreed to (i) reserve for issuance the number of shares of Southdown Common Stock that will become subject to Substitute Options under the Merger Agreement; and (ii) from and after the Effective Time, upon exercise of Substitute Options, make available for issuance all shares of Southdown Common Stock covered thereby, subject to the terms and conditions applicable thereto. Southdown will extend the expiration date of the Substitute Option of each person who executed an Affiliate Letter and whose employment is terminated following the Effective Date, until the 90th day following the date that such director, officer or employee of Medusa is first permitted to sell, transfer or otherwise dispose of Southdown Common Stock under the terms of the Affiliate Letter. Medusa has agreed to issue treasury shares, to the extent available, upon the exercise of Medusa Options prior to the Effective Date.

     Southdown has also agreed to file with the Commission as soon as reasonably practicable after the Effective Date a Registration Statement on Form S-8 or other appropriate form under the Securities Act to register shares of Southdown Common Stock issuable upon exercise of the Substitute Options and use its best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

CONDUCT OF BUSINESS PRIOR TO MERGER

     During the period from the date of the Merger Agreement to the Effective Date or the earlier termination of the Merger Agreement, neither Medusa nor Southdown shall, except as otherwise expressly contemplated by the Merger Agreement and the transactions contemplated thereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld:
(i) with respect to its securities, (a) adjust, split, combine or reclassify its capital stock, (b) make, declare or pay any dividend or distribution (except for the declaration and payment of regular quarterly cash dividends on Medusa Shares and Southdown Common Stock, respectively, in each case with usual record and payment dates for such dividends in accordance with past dividend practices) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of the parties or any of their respective subsidiaries), (c) grant any person any right or option to acquire any shares of its capital stock other than pursuant to a currently authorized stock option plan, (d) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or such securities (except pursuant to the exercise of outstanding convertible securities, warrants, options or rights to purchase Southdown Common Stock or Medusa Shares and other than the issuance of Southdown Rights and reservation of Southdown Series C Preferred Stock (as defined in the Merger Agreement) pursuant to the Southdown Rights Plan in accordance with the terms thereof), or (e) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock other than pursuant to the provisions of the Merger Agreement; (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, individually or in the aggregate, other than in the ordinary course of business consistent with past practice; (iii) make or propose
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
any changes in its charter documents (or other similar organizational documents), each as amended and restated, other than the amendment to the Southdown Articles necessary to implement the Charter Amendment; (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person other than in connection with the Merger Agreement and the transactions contemplated thereby; (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice; (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted, or modifications made, in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Laws, the Merger Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of the Merger Agreement; (vii) materially change its method of doing business or materially change any method or principle of accounting in a manner that is inconsistent with past practice; (viii) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $250,000; (ix) except in the ordinary course of business, modify, amend or terminate, waive, release or assign any material rights or claims with respect to any material contract to which either is a party or any confidentiality agreement to which either is a party; (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice or pursuant to a capital expenditure program previously approved by its Board or otherwise currently underway; (xi) take any action to exempt under or make not subject to any applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than between the parties or their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or (xiii) agree in writing or otherwise to take any of the foregoing actions.

EXPENSES

     Medusa and Southdown shall pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement, except that Medusa and Southdown shall share equally: (i) the filing fees in connection with the filing of the Joint Proxy Statement/Prospectus and Registration Statement with the Commission; (ii) the expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus to the Medusa shareholders and the Southdown shareholders; and (iii) any filing fees incurred under the HSR Act.

EMPLOYEE BENEFITS

     Southdown has agreed that: (i) from and after the Effective Date, it will cause the Surviving Corporation and its subsidiaries to provide for the benefit of employees of the Surviving Corporation and its subsidiaries either (a) benefits that are no less favorable, in the aggregate, as those provided to Employees (as defined in the Merger Agreement) or Former Employees (as defined in the Merger Agreement) of Medusa or its subsidiaries immediately prior to the date of the Merger Agreement, or (b) benefits that are no less favorable, in the aggregate, as those provided to employees of Southdown or its subsidiaries after the Effective Date; (ii) if any Employee becomes a participant in any employee benefit or compensation plan of Southdown, a Southdown subsidiary (other than the Surviving Corporation) or a Southdown affiliate, to give such Employee credit under such plan for all service with Medusa and its subsidiaries, affiliates and predecessors which is recognized by Medusa under a similar Medusa plan and is rendered prior to the time the Employee becomes such a participant, for all purposes; provided, however, such service credit shall not result in a duplication of benefits; and (iii) to the extent employee benefit plans of Southdown or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or Former Employees after the Effective Date, to cause such plans to waive any preexisting conditions, medical certifications and actively-at-work exclusions and to provide

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

that any expenses incurred on or before the Effective Date shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     Southdown has also agreed under the Merger Agreement to cause the Surviving Corporation and its subsidiaries to honor all Medusa's existing agreements with any Employee or Former Employee and to make severance payments to certain executive officers of Medusa.

                       RIGHTS OF DISSENTING SHAREHOLDERS

SOUTHDOWN SHAREHOLDERS

     Holders of Southdown Common Stock will not be entitled to dissenters' appraisal rights under LBCL with respect to the Charter Amendment, the Stock Issuance or the other matters to be presented at the Southdown Annual Meeting. See "Comparison of Shareholders' Rights -- Comparison of Medusa Shares and Southdown Common Stock -- Dissenters' Rights."

MEDUSA SHAREHOLDERS

     Holders of Medusa Shares have the right to dissent from the Merger Proposal and to receive payment of the fair value of their shares upon full compliance with Section 1701.85 of the ORC. Medusa shareholders seeking to exercise dissenters' rights are referred to herein as "Dissenting Shareholders."

     The following is a summary of the principal steps a Medusa shareholder must take to perfect its dissenters' rights under Section 1701.85 of the ORC. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85, a copy of which is attached hereto as Appendix D and incorporated herein by reference. Any Medusa shareholder contemplating the exercise of its right to dissent is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 are not fully and precisely satisfied.

     To perfect dissenters' rights with respect to any Medusa Shares so that they become dissenting shares as described in this Joint Proxy
Statement/Prospectus, a Dissenting Shareholder must satisfy each of the following conditions:

     No Vote in Favor of Adoption of the Merger Proposal. Medusa Shares held by the Dissenting Shareholder must not be voted at the Medusa Special Meeting in favor of adoption of the Merger Proposal. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger Proposal or to abstain from such vote, if no proxy is returned and no vote is cast at the Medusa Special Meeting in favor of adoption of the Merger Proposal, or if the Dissenting Shareholder revokes a proxy and thereafter abstains from voting with respect to adoption of the Merger Proposal or votes against adoption of the Merger Proposal at the Medusa Special Meeting. A vote in favor of adoption of the Merger Proposal at the Medusa Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of adoption of the Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting Shareholder may revoke his or her proxy at any time prior to its exercise by complying with the procedures set forth herein under "The Shareholders'
Meetings -- Medusa Special Meeting -- Revocability of Proxies."

     Filing Written Demand. Not later than 10 days after the taking of the vote on the proposal to adopt the Merger Proposal, a Dissenting Shareholder must deliver to Medusa a written demand (the "Demand") for payment of the fair cash value of the Medusa Shares with respect to which the Dissenting Shareholder seeks payment. Each Demand should be delivered to Medusa at 3008 Monticello Blvd., Cleveland Heights, Ohio 44118, Attention: Secretary. It is recommended, although not required, that such Demand be sent by registered or certified mail, return receipt requested. Voting against adoption of the Merger Proposal will not itself constitute a Demand. Medusa will not send any further notice to Medusa shareholders as to the date on which such ten-day period expires.

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

     A Demand must identify the name and address of the holder of record of the Medusa Shares with respect to which payment is sought, the number and class of such shares and the amount claimed by such holder as the fair cash value thereof. A beneficial owner of shares must, in all cases, have the record holder of such shares submit the Demand in respect thereof. A Demand must be signed by the shareholder of record (or by the duly authorized representative of such shareholder) exactly as the shareholder's name appears on the shareholder records of Medusa. A Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of his or her capacity and his or her authority to sign such Demand.

     Because only holders of record of Medusa Shares at the close of business on the Medusa Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in the ORC, the dissenters' rights for all of the shares held by such record holder will be lost.

     From the time the Demand is given until either the termination of the rights and obligations arising from such Demand or the purchase of the related Medusa Shares by Medusa, all rights accruing to the holder thereof, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on Medusa Shares or Southdown Common Stock during the suspension, an amount equal to the dividend or distribution which would have been payable on such shares, but for such suspension, will be paid to the holder of record thereof as a credit upon the fair cash value of such shares. If the right to receive the fair cash value is terminated other than by the purchase of such Medusa Shares, all rights will be restored to the Dissenting Shareholder and any distribution that would have been made to the holder of record of such shares, but for the suspension, will be made to the holder of record at the time of the termination.

     If Medusa sends to a Dissenting Shareholder, at the address specified in the Demand, a request for the certificates representing the related Medusa Shares, the Dissenting Shareholder, within 15 days from the date of sending such request, is required to deliver to Medusa the certificates requested. Medusa will then endorse the certificates with a legend to the effect that a demand for the fair cash value of such shares has been made, and promptly return such endorsed certificates to the Dissenting Shareholder. Failure on the part of the Dissenting Shareholder to deliver such certificates upon such request will terminate his or her rights as a Dissenting Shareholder, at the option of Medusa, exercised by written notice to the Dissenting Shareholder within 20 days after the lapse of the 15-day period, unless a court, for good cause shown, otherwise directs.

     Petitions to be Filed in Court. Within three months after the service of the Demand, if Medusa and the Dissenting Shareholder do not reach an agreement on the fair cash value of the Medusa Shares subject to the Demand, the Dissenting Shareholder or Medusa may file a complaint in the Court of Common Pleas in Cuyahoga County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Shareholder, for a judicial determination of the fair cash value of the Medusa Shares held by such Dissenting Shareholder(s).

     Upon the motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Shareholder is entitled to be paid the fair cash value of the Dissenting Shareholders' Medusa Shares. If the Common Pleas Court finds that the Dissenting Shareholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of such fair cash value. The Common Pleas Court is thereafter required to make a finding as to the fair cash value of such shares and to render a judgment against Medusa for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceeding, including reasonable compensation to the appraiser or appraisers, to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of such shares is required to be made within 30 days after the date of final determination of such value or the Effective Date, whichever is later, only upon surrender to Medusa of the certificates representing the Medusa Shares for which payment is made.

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

     Definition of Fair Cash Value. Fair cash value is the amount which a willing seller and willing buyer with neither any compulsion to sell or buy would accept or pay, but in no event may the fair cash value exceed the amount specified in the Demand. Because the Merger Proposal requires the approval of the Medusa shareholders, the fair cash value is to be determined as of the day prior to the day of the Medusa Special Meeting. In computing this value, any appreciation or depreciation in the market value of the Medusa Shares held by the Dissenting Shareholder resulting from the Merger Proposal is excluded.

     The fair cash value determined by the Common Pleas Court may be higher or lower than the value of the shares of Southdown Common Stock a Dissenting Shareholder would have otherwise received pursuant to the Merger Proposal.

     Termination of Dissenters' Rights. The dissenters' rights of any Dissenting Shareholder will terminate if, among other things: (i) he or she has not complied with Section 1701.85 of the ORC (unless the New Medusa directors waive compliance); (ii) the Merger Proposal is abandoned or otherwise not carried out;
(iii) such Dissenting Shareholder withdraws his or her Demand with the consent of the New Medusa directors; or (iv) no agreement has been reached between Medusa and the Dissenting Shareholder as to the fair value for the shares and neither the Dissenting Shareholder nor Medusa shall have timely filed or joined in a complaint in the Common Pleas Court. For a discussion of the tax consequences to a shareholder exercising dissenters' rights, see "Federal Income Tax Consequences."

     Condition to Merger. Southdown's obligation to consummate the Merger is specifically conditioned upon the holders of not more than 5% of the Medusa Shares on a fully diluted basis perfecting their dissenters' rights under the ORC. Southdown believes, however, that the perfection of dissenters' rights by the holders of more than approximately 700,000 Medusa Shares (approximately 4% of the Medusa Shares outstanding on the Medusa Record Date) may preclude pooling of interests accounting treatment for the Merger, which is also a condition to the parties' obligations to consummate the Merger.

     BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE MERGER PROPOSAL, A MEDUSA SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN A PROXY CARD OR, IF HE OR SHE SIGNS AND RETURNS A PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE PROPOSAL TO ADOPT THE MERGER PROPOSAL.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to certain Medusa shareholders and subject to special federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Medusa Shares pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws nor the effect of any federal tax laws other than those pertaining to federal income tax. Because of the complexity of the tax laws, and because the tax consequences of any particular shareholder may be affected by matters not discussed herein, each Medusa shareholder is urged to consult his or her tax advisor with respect to his or her particular circumstances and with respect to the specific tax consequences of the Merger to him or her, including the applicability and effect of state, local and foreign tax laws, estate tax laws and proposed changes in applicable tax laws.

     Bracewell & Patterson, L.L.P., Southdown's tax counsel, and Milbank, Tweed, Hadley & McCloy, Medusa's tax counsel, have opined that, based on the assumptions set forth therein, under currently applicable laws, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, accordingly: (i) no gain or loss will be recognized by the shareholders of Medusa upon the conversion of their Medusa Shares solely into shares of Southdown Common Stock pursuant to the terms of the Merger to the

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

extent of such conversion; (ii) the tax basis of the shares of Southdown Common Stock into which Medusa Shares are converted pursuant to the Merger will be the same as the basis of such shares of Medusa Shares exchanged therefor; (iii) the holding period for shares of Southdown Common Stock into which Medusa Shares are converted will include the period that such Medusa Shares were held by the holder, provided such shares were a capital asset of the holder; and (iv) the receipt of cash in lieu of a fractional share of Southdown Common Stock by a Medusa shareholder will be treated as if the fractional share was distributed as part of the exchange and then was redeemed by Southdown. It is a condition to the consummation of the Merger that Southdown and Medusa receive comparable opinions from their respective tax counsel at the closing of the Merger.

     In rendering its opinions, Bracewell & Patterson, L.L.P. and Milbank, Tweed, Hadley & McCloy have and will rely upon the following representations from Medusa and Southdown: at the time of the Merger, the fair market value of the Southdown Common Stock and other consideration received by each Medusa shareholder will be approximately equal to the fair market value of the Medusa Shares surrendered in the exchange; prior to and in connection with the Merger, Medusa has not redeemed, nor have any of its affiliates purchased, Medusa Shares; prior to and in connection with the Merger, Medusa has not issued any extraordinary distributions to any of its shareholders; neither Southdown nor any of its affiliates has any plan or intention to reacquire any Southdown stock issued in the Merger; neither Southdown nor any of its affiliates now, or at any time during the past five years, owns or has owned any shares of Medusa capital stock; following the Merger, Medusa will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and all of Sub's net assets and all of Sub's gross assets held immediately prior to the Merger (for purposes of this representation, amounts paid to Medusa shareholders who receive cash or other property, amounts used by Medusa to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Medusa will be included as assets of Medusa or Sub, respectively, immediately prior to the Merger); prior to the Merger, Southdown will own 100% of the total combined voting power and 100% of the total number of shares of each Sub stock class; Medusa has no plan or intention to issue additional shares of its stock that would result in Southdown owning less than 80% of the total combined voting power and 80% of the total number of shares of each other Medusa stock class; Southdown has no plan or intention to liquidate Medusa, to merge Medusa with or into another corporation, to sell or otherwise dispose of the stock of Medusa except for transfers of stock to a member of Southdown's qualified group or to a partnership in which Southdown (or a member of Southdown's qualified group) is a partner and owns at least a one-third interest in the partnership and has active and substantial management functions as a partner in the partnership; other than closing down Medusa's Cleveland headquarters, Southdown has no plan or intention to cause Medusa to sell or otherwise dispose of any of its assets except for dispositions to be made in the ordinary course of business or transfers of assets to a member of Southdown's qualified group or to a partnership of which Southdown (or a member of Southdown's qualified group) is a partner and owns at least a one-third interest in the partnership and has active and substantial management functions as a partner in the partnership; Sub will have no material liabilities assumed by Medusa, and will not transfer to Medusa any assets subject to material liabilities, in the Merger; following the transaction, Medusa will continue its historic business and use a significant portion of its historic business assets; other than as provided in the Merger Agreement, Southdown, Sub, Medusa and the shareholders of Medusa will pay their respective expenses, if any, incurred in connection with the Merger; there is no intercorporate indebtedness existing between Southdown and Medusa or between Sub and Medusa that was issued, acquired, or will be settled at a discount; at the time of the Merger, except for the Stock Option Agreements, Medusa will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Medusa that, if exercised or converted, would affect Southdown's acquisition or retention of at least 80% of the total combined voting power and at least 80% of the total number of shares of each other Medusa stock class; no two parties to the Merger are regulated investment companies, real estate investment trusts, or corporations 50% or more of the value of whose total assets are stock and securities, and 80% or more of the value of whose total assets are assets held for investment (in making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding); on the date of the Merger, the fair market value of the Medusa assets will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject; Medusa is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court; the statutory and nonstatutory stock options currently outstanding under Medusa's Stock Option Plan are not actively traded on an established securities market and are not transferable except by will or by the laws of descent or distribution and the statutory and nonstatutory stock options for Southdown Common Stock to be received by Medusa option holders will not be actively traded on an established securities market and will not be transferable except by will or by the laws of descent and distribution; and the Merger is being undertaken for bona fide business purposes.

     The receipt of cash in lieu of a fractional share of Southdown Common Stock by a Medusa shareholder pursuant to the Merger or upon receipt of a cash payment for Medusa Shares as to which dissenters' rights have been perfected in connection with the Merger by a holder thereof in each case generally results in taxable capital gain or loss to such shareholder for federal income tax purposes based on the difference between the amount of cash received by such shareholder and such shareholder's basis in such fractional share as set forth above or such shareholder's basis in such dissenting Medusa Shares, as the case may be.


     The opinions of Bracewell & Patterson, L.L.P. and Milbank, Tweed, Hadley & McCloy are and will be based on the Code, regulations and rulings in effect as of the date of such opinions, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinions neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position. The parties will not request and the Merger is not conditioned upon a ruling from the IRS in connection with any of the federal income tax consequences of the Merger.


                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon the conversion of their Medusa Shares into shares of Southdown Common Stock pursuant to the Merger, the shareholders of Medusa, an Ohio corporation, will become shareholders of Southdown, a Louisiana corporation. The following is a description of Southdown capital stock, including the Southdown Common Stock to be issued in the Merger, and a summary of certain differences between the rights of holders of Medusa Shares and the rights of holders of shares of Southdown Common Stock.

GENERAL

     The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the following documents, copies of which are filed as exhibits to the Registration Statement: (i) the Southdown Articles; (ii) the Southdown Bylaws; and (iii) the Southdown Rights Agreement.

     The authorized capital stock of Southdown is comprised of 40,000,000 shares of Southdown Common Stock and 10,000,000 shares of Preferred Stock, $.05 par value (the "Preferred Stock"). As discussed under "Amendment to Southdown Articles," Southdown is seeking shareholder approval to increase the number of authorized shares of Southdown Common Stock from 40,000,000 shares to 200,000,000 shares.

SOUTHDOWN COMMON STOCK

     Subject to the preferences of any series of outstanding Preferred Stock, holders of Southdown Common Stock are entitled to receive ratably such dividends as may be declared by the Southdown Board out of funds legally available therefor. In the event of a liquidation or dissolution of Southdown, holders of Southdown Common Stock are entitled to share ratably (except as described below under the caption "Preferred Stock" below with respect to the Series C Preferred Stock referred to therein) in all assets remaining after payment of liabilities and the liquidation preferences of any series of outstanding Preferred Stock. Each share of Southdown Common Stock entitles the holder to one vote on matters submitted to a vote of shareholders of Southdown, including the election of directors. The Southdown Board is divided into three classes, as nearly

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

equal in number as possible, having staggered three-year terms. Holders of Southdown Common Stock have no preemptive rights and no rights to convert their Southdown Common Stock into any other securities. By the affirmative vote of the holders of 80% of the outstanding shares of all classes of Southdown's stock entitled to vote in the election of directors, Southdown's shareholders may remove any of Southdown's directors from office. A similar vote is required to amend certain provisions of the Southdown Articles. See "Change in Control Provisions" below. All of the outstanding shares of Southdown Common Stock are fully paid and non-assessable.

     ChaseMellon Shareholder Services, L.L.C. serves as the registrar and transfer agent for the Southdown Common Stock.

SOUTHDOWN RIGHTS

     On March 4, 1991, the Southdown Board declared a dividend of one Southdown Right for each outstanding share of Southdown Common Stock, to shareholders of record at the close of business on March 14, 1991. Each Southdown Right entitles the registered holder to purchase from Southdown, prior to the occurrence of a Flip-In Event or a Flip-Over Event (as defined below), a unit consisting of one one-hundredth of a share (a "Unit") of Preferred Stock, Cumulative Junior Participating Series C, par value $.05 per share (the "Series C Preferred Stock"), at a purchase price of $60 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Southdown Rights are set forth in a Southdown Rights Agreement.

     The Southdown Rights are attached to all certificates representing outstanding shares of Southdown Common Stock, and no separate certificates for the Southdown Rights ("Southdown Rights Certificates") have been distributed. The Southdown Rights will separate from the Southdown Common Stock upon the earlier of: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Southdown Common Stock (the date of the announcement being the "Stock Acquisition Date"); or (ii) 10 business days (or such later date as may be determined by the Southdown Board before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. The date upon which either of the foregoing events first occurs is referred to as the "Distribution Date." Until the Distribution Date, (a) the Southdown Rights will be evidenced by the Southdown Common Stock certificates (together with a copy of a Summary of Southdown Rights or bearing the notation referred to below) and will be transferred with and only with such Southdown Common Stock certificates, (b) new Southdown Common Stock certificates will contain a notation incorporating the Southdown Rights Agreement by reference, and (c) the surrender for transfer of any certificate for Southdown Common Stock outstanding (with or without a copy of the Summary of Southdown Rights) will also constitute the transfer of the Southdown Rights associated with the Southdown Common Stock represented by such certificate.

     The Southdown Rights are not exercisable until the Distribution Date and will expire at the close of business on March 14, 2001, unless earlier redeemed or exchanged by Southdown as described below. In the Southdown Rights Agreement, Southdown has generally agreed to use its best efforts to cause the securities of Southdown issuable pursuant to the exercise of Southdown Rights to be registered under the Securities Act as soon as practicable after the Southdown Rights become exercisable, and to take such action as may be necessary to ensure compliance with applicable state securities laws.

     As soon as practicable after the Distribution Date, Southdown Rights Certificates will be mailed to holders of record of Southdown Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Southdown Rights Certificates alone will represent the Southdown Rights. All shares of Southdown Common Stock issued prior to the Distribution Date will be issued with Southdown Rights. Shares of Southdown Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon exercise or conversion of certain securities will be issued with Southdown Rights. Except as otherwise determined by the Southdown Board, no other shares of Southdown Common Stock issued after the Distribution Date will be issued with Southdown Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Southdown Common Stock at a price and on terms that a majority of the independent directors of Southdown determines to be fair to and otherwise in the best interest of Southdown and its shareholders (a "Permitted Offer")), each holder of a Southdown Right will thereafter have the right to receive, upon exercise of such Southdown Right, a number of shares of common stock (or, in certain circumstances, cash, property or other securities) of Southdown having a Current Market Price (as defined in the Southdown Rights Agreement) equal to two times the exercise price of the Southdown Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Southdown Rights that are, or (under certain circumstances specified in the Southdown Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Southdown Rights Agreement. However, Southdown Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Southdown Rights are no longer redeemable by Southdown as set forth below.

     For example, at an exercise price of $60 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of Southdown Common Stock (or other consideration, as noted above), based upon its then Current Market Price, for $60. Assuming that the Southdown Common Stock had a Current Market Price of $60 per share at such time, the holder of each valid Southdown Right would be entitled to purchase two shares of Southdown Common Stock for $60.

     In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date: (i) Southdown is acquired in a merger or other business combination transaction (other than a specified type of merger that follows a Permitted Offer); or (ii) 50% or more of Southdown's assets or earning power is sold or transferred, each holder of a Southdown Right (except Southdown Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company (or in certain cases its controlling person) having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The Purchase Price payable, and the number of Units or other securities or property issuable, upon exercise of the Southdown Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C Preferred Stock; (ii) if holders of the Series C Preferred Stock are granted certain rights or warrants to subscribe for Series C Preferred Stock or convertible securities at less than the current market price of the Series C Preferred Stock; or (iii) upon the distribution to holders of the Series C Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     No adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series C Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Southdown Rights Agreement, Southdown reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Southdown Rights, a number of Southdown Rights be exercised so that only whole shares of Series C Preferred Stock will be issued.

     At any time until 10 days following the Stock Acquisition Date, Southdown may redeem the Southdown Rights in whole, but not in part, at a price of $.01 per Southdown Right, payable, at the option of Southdown, in cash, shares of Southdown Common Stock or such other consideration as the Southdown Board may determine. After the redemption period has expired, Southdown's right of redemption may be reinstated prior to the occurrence of any Triggering Event if:
(i) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Southdown Common Stock in a transaction or series of transactions not involving Southdown; and (ii) there are no other Acquiring Persons. Immediately upon the effectiveness of the action of the Southdown Board ordering redemption of the Southdown Rights, the Southdown Rights will terminate and the only right of the holders of Southdown Rights will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Southdown Common Stock then outstanding, Southdown may exchange the Southdown Rights (other than Southdown Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Southdown Common Stock, and/or other equity securities deemed to have the same value as one share of Southdown Common Stock, per Southdown Right, subject to adjustment.

     Until a Southdown Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Southdown, including, without limitation, the right to vote or to receive dividends. Shareholders may, depending upon the circumstances, recognize taxable income in the event that the Southdown Rights become exercisable for Southdown Common Stock (or other consideration) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

     Other than certain provisions relating to the principal economic terms of the Southdown Rights, any of the provisions of the Southdown Rights Agreement may be amended by the Southdown Board prior to the Distribution Date. Thereafter, the provisions of the Southdown Rights Agreement may be amended by the Southdown Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Southdown Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Southdown Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Southdown Rights are not redeemable.

     The provisions of the Southdown Rights and the Southdown Rights Agreement may in some cases discourage or make more difficult the acquisition of control of Southdown by means of a tender offer, open market purchase or similar means. These provisions are intended to discourage, or may have the effect of discouraging, partial tender offers, front-end loaded two-tier tender offers and certain other types of coercive takeover tactics and inadequate takeover bids and to encourage persons seeking to acquire control of Southdown first to negotiate with Southdown. Southdown believes that these provisions, which are similar to those of many other publicly-held companies, provide benefits by enhancing Southdown's potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure Southdown that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement in their terms.

PREFERRED STOCK

     The Southdown Board is authorized to designate series of Preferred Stock and fix the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon. While the Southdown Board has in the past designated and issued shares of several series of Preferred Stock, only one series of Preferred Stock is currently authorized and no shares of that series are outstanding. In connection with the distribution of the Southdown Rights on March 14, 1991, the Southdown Board authorized 400,000 shares of Series C Preferred Stock, none of which are outstanding. Following approval of the Charter Amendment and the Stock Issuance by the Southdown shareholders and prior to the consummation of the Merger, the Southdown Board intends to increase the number of authorized shares of Series C Preferred Stock from 400,000 shares to 2,000,000 shares. The Series C Preferred Stock would be issued only upon the exercise of Southdown Rights and only if the Southdown Rights were exercised prior to a Flip-In Event or a Flip-Over Event. The Southdown Rights are not exercisable as of the date hereof. See "Southdown Rights" above.

     The Series C Preferred Stock has a liquidation preference of $100 per share, plus accrued and unpaid dividends and distributions (the "Series C Liquidation Preference"). Following the payment of the Series C Liquidation Preference, no additional distribution shall be made to the holders of shares of Series C Preferred Stock unless the holders of Southdown Common Stock have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (x) the Series C Liquidation Preference by (y) the Adjustment Number. The Adjustment Number initially is 100, and is subject to adjustment in the event Southdown: (i) declares any dividend on Southdown Common Stock payable in shares of Southdown

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

Common Stock; (ii) subdivides the outstanding Southdown Common Stock; or (iii) combines the Southdown Common Stock into a smaller number of shares. Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Preferred Stock and Southdown Common Stock, respectively, holders of Series C Preferred Stock and holders of Southdown Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series C Preferred Stock and Southdown Common Stock, on a per share basis, respectively.

     If issued, the Series C Preferred Stock would carry a cumulative dividend per share equal to the greater of (i) $2.00 or (ii) subject to certain adjustments, the Adjustment Number times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than dividends or distributions payable in shares of Southdown Common Stock or a subdivision of the outstanding shares of Southdown Common Stock (by reclassification or otherwise), declared on the Southdown Common Stock since the immediately preceding quarterly dividend payment date for the Series C Preferred Stock. The Series C Preferred Stock is redeemable, at the option of Southdown, at any time at a redemption price equal to the Adjustment Number times the current per share market price (as defined) of the Southdown Common Stock, together with accrued and unpaid dividends. Each share of Series C Preferred Stock entitles the holder thereof to the number of votes equal to the Adjustment Number for each share held and, except as otherwise provided by law, the Series C Preferred Stock votes together as a single class with the Southdown Common Stock and any other capital stock of Southdown entitled to vote. The Series C Preferred Stock entitles the holders thereof (together with the holders of all Preferred Stock upon which similar voting rights have been conferred) to elect two directors if dividends are in arrears for at least 540 days.

LIMITATIONS ON DIVIDENDS AND CERTAIN OTHER PAYMENTS

     Southdown's ability to pay dividends and make certain other payments with respect to its capital stock is restricted in certain circumstances by certain provisions of its debt instruments, including Southdown's Restated Revolving Credit Facility and the Indenture relating to its 10% Senior Subordinated Notes Due 2006, Series B.

CHANGE IN CONTROL PROVISIONS

     Charter Provisions. The Southdown Articles require the affirmative vote or consent of the holders of 80% of all classes of stock of Southdown entitled to vote in the election of directors to approve: (i) any merger or consolidation of Southdown with or into any other corporation; (ii) any sale or lease of all or any substantial part of the assets of Southdown; or (iii) any sale or lease to Southdown or any subsidiary thereof of assets with an aggregate fair market value of $2 million or more in exchange for voting securities of Southdown or any subsidiary thereof (or securities convertible into or exchangeable for such securities), if as of the record date for the determination of shareholders entitled to vote or consent with respect to such merger, consolidation, sale or lease, the other party to such transaction is the beneficial owner (as defined), directly or indirectly, of 5% or more of the outstanding shares of stock of Southdown entitled to vote in the election of directors ("5% Beneficial Owner"). The foregoing provisions of the Southdown Articles are inapplicable to: (i) any merger or similar transaction if the Southdown Board has approved a memorandum of understanding with such other corporation prior to the time such corporation became a 5% Beneficial Owner; or (ii) transactions with a majority-owned subsidiary of Southdown.

     Statutory Provision. Southdown believes that it is an "issuing public corporation," subject to the control share provisions of the LBCL. Under the control share provisions of the LBCL, the voting rights of Southdown's shares of voting stock are limited under certain circumstances. Subject to certain exceptions, generally if "control shares" of Southdown are acquired in a "control share acquisition," the LBCL provides that such shares have the voting rights they had before the control share acquisition only to the extent granted by resolution of the shareholders of Southdown. Such resolution must be adopted by a majority of all votes entitled to be cast, excluding all "interested shares."

     "Interested shares" are defined as shares of Southdown in respect of which any of the following persons may exercise or direct the exercise of the voting power of Southdown in the election of directors: (i) an acquiring person or member of a group with respect to a control share acquisition; (ii) any officer of Southdown; or (iii) any employee of Southdown who is also a director of Southdown. "Control shares" are defined generally as shares that, but for the control share provisions of the LBCL, would have voting power with respect to shares of Southdown that, when added to all other shares of Southdown owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of Southdown in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. Subject to certain exceptions, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     Under certain circumstances (including, but not limited to, the giving of an undertaking by the acquiring person to pay Southdown's expenses of the meeting and, under certain circumstances, the obtaining by such person of commitments for the financing of any cash portion of the consideration to be paid), an acquiring person may compel the calling of a special meeting of Southdown's shareholders for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within 50 days after the date on which definitive proxy materials (within the meaning of the Exchange Act and the regulations thereunder) related to the special meeting on behalf of the acquiring person and the Southdown Board have been filed with the Commission.

     Southdown's Bylaws provide that: (i) if no acquiring person statement is filed by the acquiring person; or (ii) if full voting rights are not approved, Southdown may redeem control shares acquired in a control share acquisition (a) in the case of (i), within 60 days after the last acquisition of control shares by an acquiring person and (b) in the case of (ii), at any time during the period ending two years after the shareholder vote with respect to the voting rights of such control shares. Any such redemption shall be made at the fair value of the control shares and pursuant to such procedures as may be adopted by the Southdown Board. If control shares acquired in a control share acquisition representing a majority or more of all voting power are accorded full voting rights, then all shareholders of Southdown will have dissenters' rights to receive the fair cash value of their shares, such amount not to be less than the highest price per share paid by the acquiring person in the control share acquisition.

COMPARISON OF MEDUSA SHARES AND SOUTHDOWN COMMON STOCK

     The rights of Medusa shareholders are governed by the Medusa Articles, the Medusa Regulations and the applicable provisions of Ohio law, while the rights of Southdown shareholders are governed by the Southdown Articles, the Southdown Bylaws and the applicable provisions of Louisiana law. If: (i) the Medusa shareholders approve and adopt the Merger Proposal; (ii) the Southdown shareholders approve the Charter Amendment and Stock Issuance; and (iii) the Merger is subsequently completed, holders of Medusa Shares will become holders of Southdown Common Stock. The following comparison of the rights of holders of Medusa Shares and the Southdown Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of applicable state law.

     The rights of holders of Southdown Common Stock and holders of Medusa Shares are similar in several respects: each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors, each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock), and shareholders are not entitled to preemptive rights to subscribe for or purchase any stock or other securities in proportion to their respect holdings upon the offering or sale by Medusa or Southdown of such securities to others. Although it is
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

impracticable to note all the differences between Ohio law and Louisiana law generally and all of the differences between the applicable governing documents of Medusa and Southdown, the following is intended to be a summary of certain significant differences between the rights of holders of Medusa Shares and the rights of holders of Southdown Common Stock.

     Dividends. Under the Ohio law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. The Louisiana law permits the payment of dividends, notwithstanding the absence of surplus, out of its net profits for the then current year, the preceding fiscal year or both, unless at the time, or as a result of such dividends, liabilities exceed assets or the net assets are less than the amount payable upon liquidation to any class of securities with a preferential right to participate in assets in the event of liquidation.

     Dissenters' Rights. Under the Ohio law, the shareholders of an Ohio corporation that is being merged into a surviving or new corporation, and the shareholders of an Ohio corporation that is the surviving corporation of a merger on which such shareholders are entitled pursuant to Ohio law to vote, have the right to dissent from the merger and if certain procedural requirements are satisfied, to receive, in lieu of the merger consideration, a payment equal to the fair cash value of such shareholders' shares as of the day preceding the shareholder vote. Shareholders of an Ohio corporation also are entitled to exercise dissenters' rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of such corporation in connection with certain amendments to such corporation's articles of incorporation and in connection with transactions covered by the Majority Share Acquisition Statute (as defined below). See "Rights of Dissenting Shareholders -- Medusa Shareholders."

     The Louisiana law with respect to dissenters' rights upon a merger and upon the sale or other disposition of all of a corporation's assets is substantially the same, except that dissenters' rights are not available if either: (i) the shares entitled to be voted are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers (unless the articles of incorporation of the corporation provide otherwise) and such shares are converted by the merger solely into shares of the surviving or new corporation; or (ii) the transaction is approved by at least 80% of the total voting power entitled to vote thereon. The Louisiana law does not provide for dissenters' rights in connection with amendments to a Louisiana corporation's articles of incorporation. See "Rights of Dissenting Shareholders -- Southdown Shareholders."

     Directors. Directors of Medusa may be removed, with or without cause, by the affirmative vote of a majority of the voting power present at a meeting of Medusa shareholders. Southdown directors may be removed from office, with or without cause, by the affirmative vote of holders of 80% of the outstanding shares of all classes entitled to vote in the election of directors. Under the Southdown Articles, directors are authorized to vote by proxy.

     The Louisiana law provides that the Southdown Board may declare vacant the office of a director: (i) if he is indicted or adjudicated an incompetent; (ii) an action is filed by or against him, or any entity of which he is employed as his principal business activity, under the bankruptcy laws of the United States;
(iii) in the sole opinion of the Southdown Board he becomes incapacitated by illness or other infirmity so that he is unable to perform his duties for a period of six months or longer; or (iv) he ceases at any time to have the qualifications required by law, the Southdown Articles or the Southdown Bylaws. Under the Southdown Bylaws, a director who fails to attend at least two thirds of all meetings of the Southdown Board and the committees of which he is a member, during a period of 12 consecutive months, may be removed by the other members of the Southdown Board.

     The ORC provides that the Medusa Board may remove any director and thereby create a vacancy; (i) if by order of court he has been found to be of unsound mind or if he is adjudicated bankrupt; or (ii) if within 60 days from the date of his election he does not qualify by accepting in writing his election to such office or by acting at a meeting of the directors and by acquiring the qualifications specified in Medusa's governing documents; or if, for the period specified in such documents, he ceases to hold the required qualifications.
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

     Control Share and Fair Price Provisions. The Louisiana law contains a control share acquisition statute. See "Change in Control
Provisions -- Statutory Provision" above. A merger under the Louisiana law pursuant to an agreement to which the corporation being acquired is a party, such as the Merger, is not subject to the Louisiana control share acquisition statutes.

     Combination and Majority Share Acquisition. Section 1701.83 of the ORC (the "Majority Share Acquisition Statute") requires the directors and shareholders of an acquiring corporation to authorize transactions involving a combination or majority share acquisition if such transaction involves the issuance or transfer by the acquiring corporation of such numbers of its shares as entitle the holders to exercise one-sixth or more of the voting power of such corporation in the election of directors immediately after the consummation of such transaction.

     Ohio Control Share Acquisition Act. Section 1701.831 of the ORC, the Ohio Control Share Acquisition Act (the "Ohio Control Share Act"), provides that any "Control Share Acquisition" of an Ohio "Issuing Public Corporation" may be made only with the prior authorization of the shareholders of the Issuing Public Corporation in accordance with the provisions of the Ohio Control Share Act. A "Control Share Acquisition" is defined under the Ohio Control Share Act to mean the acquisition, directly or indirectly, by any person of shares of an Issuing Public Corporation that, when added to all other shares of the corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33%, and more than a majority. An "Issuing Public Corporation" is defined as any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio.

     The Ohio Control Share Act requires that the acquiring person in a proposed Control Share Acquisition must deliver an acquiring person statement to the Issuing Public Corporation containing specified information concerning the acquiring person and the proposed Control Share Acquisition. The Issuing Public Corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after the receipt of such acquiring person statement, unless the acquiring person agrees to a later date. The Ohio Control Share Act further specifies that the shareholders of the Issuing Public Corporation must approve the proposed Control Share Acquisition by the affirmative vote of: (i) a majority of the voting power of the Issuing Public Corporation's common shares represented in person or by proxy at such special meeting of shareholders; and (ii) a majority of the portion of the voting power of the Issuing Public Corporation's common shares represented in person or by proxy at such special meeting and excluding those of the Issuing Public Corporation's common shares deemed to be "Interested Shares" for the purposes of and as defined under the Ohio Control Share Act. "Interested Shares" under the ORC means, with respect to Medusa, shares in which the acquiring person, any officer of Medusa elected or appointed by the directors of Medusa, and any employee of Medusa who is also a director of Medusa may exercise or direct the exercise of the voting power of the corporation in the election of directors. Interested Shares also include certain shares acquired by any person during the period beginning with the date of first public disclosure of a proposed Control Share Acquisition or certain other proposed transactions and ending on the date of any special meeting held pursuant to the Control Share Act.

     Ohio Control Bid Statute. Sections 1707.041, 1707.042, 1707.23 and 1707.26
of the ORC (collectively, the "Ohio Control Bid Statute") regulate tender offers for an equity security of a Subject Company, as defined in the Ohio Control Bid Statute, from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "Control Bid"). A "Subject Company" includes an issuer, such as Medusa, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A Subject Company, however, need not be incorporated in Ohio.

     The Ohio Control Bid Statute prohibits an offeror from making a Control Bid for securities of a Subject Company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of

Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the Subject Company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer (the "Control Bid Materials") to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division. Within five calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the Control Bid if it determines that the offeror has not provided all of the specified information or that the Control Bid Materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division summarily suspends a Control Bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has not been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Statute has not been provided by the offeror, that the Control Bid Materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the Control Bid by filing new or amended information pursuant to the Ohio Control Bid Statute.

     Certain Short-Term Profits. Chapter 1707 of the ORC generally requires a person or entity that makes a proposal, or publicly discloses an intention or possibility of making a proposal to acquire control of an Ohio corporation to repay to that corporation any profits of an aggregate of $250,000 or more made from dispositions of the company's stock within 18 months after making the control proposal, unless such person can establish either that his, her or its sole intention in making such proposal or disclosure was to succeed in acquiring control of the corporation or that the proposal or disclosure was not made with the purpose of affecting, and did not materially affect, market trading in the corporation's stock.

     Ohio Interested Shareholder Transactions Law. Chapter 1704 of the ORC prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if: (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation; (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of a Interested Shareholder; or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it is economically fair to all shareholders.

     "Issuing Public Corporation" is defined the same for purposes of Chapter 1704 of the ORC as it is for purposes of the Ohio Control Share Act. Medusa currently is an Issuing Public Corporation as defined in Chapter 1704 of the ORC. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder; or any purchase, lease, sale, distribution, dividend, exchange, mortgage, pledge, transfer or other disposition of assets owned or controlled by an Issuing Public Corporation to, by or with an Interested Shareholder or an affiliate thereof, or by an Interested Shareholder or an affiliate thereof to, by, or with an Issuing Public Corporation, if such assets have a fair market value equal to at least 5% of the aggregate fair market value of either the total assets or the outstanding shares of the Issuing Public Corporation, or represent at least 10% of the earning power or income of the Issuing Public Corporation, unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, a "Chapter 1704 Transaction" includes certain transactions which: (i) increase the proportionate share ownership of an Interested Shareholder; or (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder; or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder. The Medusa Articles contain provisions which are substantially similar to those contained in Chapter 1704.

     The Louisiana law contains fair price provisions for business combinations. The provisions of the Louisiana law are triggered if any shareholder or group of shareholders acquires 10% or more of Southdown's outstanding capital stock.

     Evaluation of Tender Offers and Business Combinations. The Louisiana law provides that the Southdown Board, when evaluating a tender offer or an offer to make a tender offer or exchange offer or to effect a merger or consolidation, may consider certain enumerated factors in exercising its judgment in determining what is in the best interest of Southdown and its shareholders. For this purpose, the Southdown Board may consider, among other things, not only the consideration being offered in relation to the then current market price of Southdown's outstanding capital stock, but also the market price for Southdown's outstanding capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of Southdown as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and Southdown's financial condition and future prospects. The Southdown Board may also evaluate the business and financial conditions and earnings prospects of the acquiring party or parties, and the possible effect of such conditions upon Southdown and its subsidiaries and the communities in which Southdown and its subsidiaries do business, and the competence, experience and integrity of the acquiring party or parties and its or their management.

     The ORC includes a provision which permits directors, in determining whether any matter is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation.

     Amendment of Governing Documents. The Southdown Articles may be amended by the affirmative vote of holders of a majority of all classes of stock entitled to vote in elections of directors except that the affirmative vote of 80% of such holders is required to amend the articles governing the staggered board of directors (Art. IV), amendments to the articles of incorporation (Art. VIII), heightened shareholder voting requirements in certain business combinations and other transactions (Art. IX), call of special meetings (Art. X), and board authority to amend bylaws (Arts. VI and XI). The Medusa Articles may be amended by the affirmative vote of the holders of a majority of the voting power of Medusa, subject to the requirement to secure the approval of more than 80% of the outstanding Medusa Shares to amend certain specified provisions.

     The Southdown Bylaws may be amended or repealed or new bylaws may be adopted by vote of a majority of the members of the Southdown Board present at a meeting. Bylaws amended, repealed or adopted by the affirmative vote of 80% of the entire Southdown Board may be amended or repealed by holders of 80% of the shares outstanding and entitled to vote at the meeting. Generally, the Medusa Regulations may only be amended by the affirmative vote of a majority of voting power represented by the outstanding Medusa Shares or, without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Medusa Shares, subject to the requirement to secure the approval of more than 80% of the outstanding Medusa Shares to amend certain specified provisions.

     Rights Agreements. The Southdown Rights Plan and the Medusa Rights Agreement are substantially similar in effect except that the maximum permitted level for stock accumulation under the Southdown Rights Plan is 15% and under the Medusa Rights Agreement is 20%.

     Liability of Officers and Directors. Under both the Ohio law and the Louisiana law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, officers. The Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

     The Louisiana law permits corporations to include provisions in their articles of incorporation that limit personal liability for monetary damages resulting from breaches of duty of care, subject to certain exceptions. The Ohio law provides that a director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Both the Ohio law and the Louisiana law permit corporations to indemnify officers and directors in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits, as more fully described below.

     Limitation of Liability. The Southdown Articles include a provision that eliminates the liability of directors and officers to Southdown and to its shareholders for monetary damages resulting from breaches of his fiduciary duty as a director or officer, provided that such provision shall not limit the liability of a director or officer for: (i) any breach of his duty of loyalty to Southdown or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful distributions of Southdown's assets to, or redemption or repurchase of Southdown's shares from Southdown shareholders; or (iv) any transaction from which he derived an improper personal benefit. No amendment or repeal of this provision will adversely affect the elimination or limitation of liability of a director or officer with respect to any action or inaction occurring prior to the time of such amendment or repeal.

     Indemnification and Insurance. Under the Ohio law and the Louisiana law, corporations are permitted, and in some circumstances required, to indemnify, among others, current and prior officers, directors, employees or agents of the corporation for expenses and liabilities incurred by such parties in connection with defending pending or threatened suits instituted against them in their corporate capacities, provided certain specified standards of conduct are determined to have been met. Both the Ohio law and the Louisiana law further permit corporations to grant indemnification rights more expansive than those permitted by statute and to purchase insurance for indemnifiable parties against any liability asserted against or incurred by such parties in their corporate capacities. In addition, both the Ohio law and the Louisiana law contains express authorization for corporations to establish trust funds, insurance subsidiaries or other forms of self-insurance for the benefit of its officers, directors, employees and agents.

     The Southdown Articles and the Medusa Articles confirm the authority of the respective Boards to: (i) adopt bylaws or resolutions, or cause the corporation to enter into contracts, providing for indemnification of directors, officers and other persons; and (ii) cause the corporation to exercise its powers to procure directors' and officers' liability insurance.

     The Southdown Bylaws and the Medusa Regulations expressly provide for indemnification of the respective directors and officers to the fullest extent permitted by law against any costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of his or her service as a director or officer of the respective corporations, or on behalf of such respective corporations, for service in certain capacities with affiliated entities.

                   OTHER MATTERS FOR SOUTHDOWN ANNUAL MEETING

                             ELECTION OF DIRECTORS

GENERAL

     The Southdown Articles classify the Southdown Board into three classes (Class I, Class II and Class III) having staggered terms of three years each. The present term of office of the directors in Class I will expire at the 1998 Southdown Annual Meeting, and the nominees listed below, if elected as Class I Directors, will serve for a three-year term expiring at the annual meeting of shareholders in 2001 and until their successors are duly elected and have qualified. In addition, one director who was elected by the Southdown Board in March 1998 has been nominated as a Class II Director, and if he is so elected, he will serve for a one-year term expiring at the annual meeting of shareholders in 1999 and until his successor is duly elected and has qualified. The present terms of office of the remaining Class II and all the Class III Directors of Southdown expire at the annual meeting of shareholders in 1999 and 2000, respectively. The election of directors requires the favorable vote of the holders of a plurality of the shares of Southdown Common Stock present and voting, in person or by proxy, at the Southdown Annual Meeting.

NOMINEES FOR ELECTION

     The following table sets forth certain information with respect to each nominee for election as a director. The information as to age, principal occupation and directorships held has been furnished by each such nominee.

                                                                         SERVED AS
                                                                          DIRECTOR
                                               PRINCIPAL                CONTINUOUSLY          COMMITTEE
         NAME AND AGE                        OCCUPATION(1)                 SINCE             MEMBERSHIPS
         ------------                        -------------              ------------         -----------
CLASS I (term expires 2001)
K.L. Huger, Jr. [69]...........   Vice President of Canal Barge             1977       Nominating
                                    Company, Inc., a marine towing                     Finance & Audit
                                    company, New Orleans, Louisiana
David J. Tippeconnic [58]......   President and Chief Executive             1996       Compensation & Benefits
                                  Officer of CITGO Petroleum                           Nominating
                                    Corporation, Tulsa, Oklahoma(2)
V.H. Van Horn III [59].........   Retired President and Chief               1988       Compensation & Benefits
                                  Executive Officer, National                          Nominating
                                    Convenience Stores Incorporated,
                                    Houston, Texas(3)
Steven B. Wolitzer [45]........   Managing Director, Head of Mergers        1993       Finance & Audit
                                    and Acquisitions Group, Lehman                     Nominating
                                    Brothers Inc., an investment
                                    banking firm, New York, New York
CLASS II (term expires 1999)
J. Bruce Tompkins [48].........   Executive Vice President and Chief        1998
                                    Operating Officer of Southdown

---------------

(1) Unless indicated otherwise in this table or below under the caption
    "-- Executive Officers of Southdown," the individuals named in the table have held their positions for more than five years.

(2) Mr. Tippeconnic has been President and Chief Executive Officer of CITGO Petroleum Corporation since July 1997. CITGO is a refiner and marketer of petrochemicals and other industrial products. From 1995 to 1997, Mr. Tippeconnic was President and Chief Executive Officer of UNO-VEN Company. For more than five years prior to his retirement in 1994, Mr. Tippeconnic served in various executive positions with the Phillips Petroleum Company.

(3) For more than five years prior to his retirement in January 1996, Mr. Van Horn was President, Chief Executive Officer and a director of National Convenience Stores Incorporated, an operator of convenience stores.

     Unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by such proxies will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by proxies will be voted for such person, if any, as may be designated by the Southdown Board. However, the Southdown Board has no reason to believe that any nominee will be unavailable. Any vacancy occurring between meetings may be filled by the Southdown Board. A director elected to fill a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which he was elected expires.

     Immediately following the consummation of the Merger, the Southdown Board will increase the number of directors from 11 to 13 and will elect Messrs. Robert S. Evans and George E. Uding, Jr., designees of Medusa, to the Southdown Board. See "The Merger -- Southdown Board Following the Merger." If the Merger is consummated, Messrs. Evans and Uding will be nominated for election at the 1999 annual meeting of shareholders of Southdown as a Class III Director and a Class I Director, respectively.

     Any vacancies resulting from an increase in the number of directors may be filled by the Southdown Board. Any such director would serve for a term expiring at the next annual meeting of shareholders of Southdown and would not be designated as a member of any class of directors unless elected by the shareholders at such annual meeting.

CONTINUING DIRECTORS

     The following table sets forth certain information about those directors whose terms of office continue after the Southdown Annual Meeting. The information as to age, principal occupation and directorships held has been furnished by each such director.

                                                                         SERVED AS
                                                                          DIRECTOR
                                               PRINCIPAL                CONTINUOUSLY          COMMITTEE
         NAME AND AGE                        OCCUPATION(1)                 SINCE             MEMBERSHIPS
         ------------                        -------------              ------------         -----------
CLASS II (term expires 1999)
Frank J. Ryan [66].............   Chairman, Retired President and           1993       Compensation & Benefits
                                  Chief Operating Officer, Air                         Nominating
                                    Products and Chemicals, Inc.,
                                    Allentown, Pennsylvania(2)
Whitson Sadler [57]............   President and Chief Executive             1996       Compensation & Benefits
                                  Officer of Solvay America, Inc.,                     Finance & Audit
                                    Houston, Texas(3)                                  Conflict of Interest
Ronald N. Tutor[58]............   President and Chief Executive             1992       Finance & Audit
                                  Officer of Tutor-Saliba                              Nominating
                                    Corporation, a construction
                                    company, Sylmar, California(4)

CLASS III (term expires 2000)
Clarence C. Comer[50]..........   President and Chief Executive             1986
                                  Officer of Southdown(5)
Robert G. Potter[59]...........   President, Chief Executive Officer        1996       Compensation & Benefits
                                  and director of Solutia Inc., a                      Nominating
                                    refiner and marketer of chemical                   Conflict of Interest
                                    products, St. Louis, Missouri(6)
Robert J. Slater[60]...........   President, Jackson Consulting,            1993       Compensation & Benefits
                                  Inc., a private consulting and                       Finance & Audit
                                    investment company specializing                    Conflict of Interest
                                    in advising basic industries, New
                                    Canaan, Connecticut(7)

---------------

(1) Unless indicated otherwise in the table, the individuals named in the table have held their positions for more than five years.

(2) Since 1990, Mr. Ryan has been a private investor and prior to that time was President and Chief Operating Officer of Air Products and Chemicals, Inc., a manufacturer of industrial gases and chemicals. Mr. Ryan was elected Chairman of the Board of Southdown effective March 16, 1995.

(3) Solvay America, Inc. is a United States subsidiary of Solvay S.A., a major European chemical company headquartered in Brussels, Belgium.

(4) Mr. Tutor is also a director of Perini Corporation, a company engaged in general construction and real estate development.

(5) Mr. Comer is also a director of Consolidated Graphics, Inc., a company engaged in commercial and financial printing.

(6) For more than five years prior to assuming his position with Solutia, Mr. Potter was the Executive Vice President and Advisory Director of Monsanto Company, a diversified chemical and manufacturing company located in St. Louis, Missouri. Mr. Potter is also a director of Stepan Co., a manufacturer of specialty and intermediate chemicals.

(7) Mr. Slater is also a director of First Industrial Realty Trust, Inc., an owner and operator of industrial real estate.

INFORMATION CONCERNING OPERATION OF THE SOUTHDOWN BOARD

     In order to facilitate the various functions of the Southdown Board, the Southdown Board has created several standing committees, which include a Finance and Audit Committee, an Employee Compensation and Benefits Committee, a Nominating Committee and a Conflict of Interest Committee.

     The members of the Finance and Audit Committee are Mr. Wolitzer, Chairman, Mr. Huger, Mr. Sadler, Mr. Slater, and Mr. Tutor. The functions of Southdown's Finance and Audit Committee are to review the financial statements with Southdown's independent accountants prior to publication; determine the effectiveness of the audit effort through regular periodic meetings with Southdown's independent accountants and Director of Internal Audit; determine through discussion with Southdown's independent accountants and Director of Internal Audit that no unreasonable restrictions were placed on the scope or implementation of their examinations; inquire into the effectiveness of Southdown's financial and accounting functions and internal controls through discussion with Southdown's independent accountants, Director of Internal Audit and officers of Southdown; recommend to the full Southdown Board the engagement or discharge of Southdown's independent auditors; review with the independent auditors the plans and results of the auditing engagement as well as each professional service provided by the independent auditors; periodically review the financial performance of Southdown-sponsored defined benefit employee retirement plan ("Pension Plan"); engage or discharge Pension Plan fund managers and make recommendations to the Southdown Board regarding the portfolio asset allocation; review and make recommendations to the Southdown Board regarding investment objectives of the Pension Plan in light of financial risks and potential returns; make recommendations to the Southdown Board with respect to dividend and other distribution policies and the issuance, sale, repurchase or redemption of Southdown securities; make recommendations regarding current and proposed financing strategies, indebtedness and lease obligations; and review Southdown's maintenance appropriations, taxes and budgets.

     The members of the Employee Compensation and Benefits Committee are Mr. Van Horn, Chairman, Mr. Potter, Mr. Ryan, Mr. Sadler, Mr. Slater and Mr. Tippeconnic. The functions of the Employee Compensation and Benefits Committee include reviewing the existing compensation arrangements with officers and employees; periodically reviewing the overall compensation program of Southdown and recommending to the Southdown Board modifications of such program which, in the view of the development of Southdown and its business, the Committee believes are appropriate; and administer the stock option plans of Southdown (except the 1991 Nonqualified Stock Option Plan for Non-Employee Directors which is administered by the full Southdown Board) as set forth in such plans.

     The members of the Nominating Committee are Mr. Ryan, Chairman, Mr. Huger, Mr. Potter, Mr. Tippeconnic, Mr. Tutor, Mr. Van Horn and Mr. Wolitzer. The function of the Nominating Committee is to research, interview and recommend candidates to fill vacancies in the membership of the Southdown Board. In addition, the Nominating Committee will review shareholders' suggestions for nominees for director that are submitted to the Nominating Committee, at the address of Southdown's principal executive offices, not less than 60 days in advance of the anniversary date of this Joint Proxy Statement/Prospectus.

     The members of the Conflict of Interest Committee are Mr. Slater, Chairman, Mr. Potter and Mr. Sadler. The functions of the Conflict of Interest Committee are to approve or disapprove transactions, other than compensation matters, between Southdown or its subsidiaries and any officer or director of Southdown and to consider violations by senior management of Southdown's Code of Business Conduct.

     During the year ended December 31, 1997, the Southdown Board held six meetings, the Finance and Audit Committee held seven meetings, the Employee Compensation and Benefits Committee held six meetings, the Nominating Committee held two meetings, and the Conflicts of Interest Committee held two meetings.

     During the year ended December 31, 1997, each director, for the period he served on the Southdown Board, attended 75% or more of the aggregate of: (i) the total number of meetings of the Southdown Board; and (ii) the total number of meetings held by all committees of the Southdown Board on which he served, except for Mr. Tippeconnic and Mr. Tutor.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to Southdown and its subsidiaries during the three years in the period ended December 31, 1997 for the Chief Executive Officer and each of the four other most highly compensated executive officers of Southdown ("Named Officers").

                                                                           LONG-TERM
                                     ANNUAL COMPENSATION                  COMPENSATION
                                     -------------------                  ------------
                            FISCAL                         OTHER ANNUAL      STOCK        ALL OTHER
NAME & PRINCIPAL POSITION    YEAR     SALARY     BONUS     COMPENSATION    OPTIONS(1)    COMPENSATION
-------------------------   ------   --------   --------   ------------   ------------   ------------
Clarence C. Comer.........   1997    $546,000   $645,372        --           36,000        $   -0-
  President and Chief        1996     546,000    479,934        --           50,000            -0-
  Executive Officer          1995     533,000    170,000        --           38,000            -0-
J. Bruce Tompkins.........   1997     313,500    278,075        --           11,800          4,800(2)
  Executive Vice President   1996     313,500    206,597        --           18,000          4,500(2)
  and Chief Operating
     Officer                 1995     307,250    100,000        --           17,600          9,828(2)
Eugene P. Martineau(3)....   1997     262,500    200,813(4)      --          10,600         10,785(4)
  Executive Vice
     President --            1996     262,500    172,988        --           18,000         10,920(4)
  Concrete Products Group    1995     256,250     73,500        --           14,600         15,593(4)
James L. Persky(5)........   1997     262,500    227,325        --            8,800          4,800(2)
  Executive Vice
     President --            1996     262,500    172,988        --           14,000          4,500(2)
  Finance and
     Administration          1995     256,250     73,500        --           14,600          9,548(2)
Dennis M. Thies(6)........   1997     233,000    179,410        --            5,300          4,800(2)
  Senior Vice President --   1996     233,000    136,538        --            6,000          4,500(2)
  Corporate Development      1995     229,500     35,000        --           11,000          7,906(2)

------------

(1) Although the officers receive certain perquisites such as a car allowance and Southdown provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(2) These amounts represent Southdown's contribution to Southdown's Retirement Savings Plan.

(3) In March 1998, Mr. Martineau announced his resignation as an officer of Southdown effective as of July 31, 1998.

(4) Mr. Martineau elected to receive an option to purchase securities under Southdown's Key Employee Security Option Plan in lieu of receiving his 1997 bonus in cash. For a description of this plan, see the Employee Benefits and Compensation Committee Report on Executive Compensation section of this Joint Proxy Statement/Prospectus. At the time of his employment with Southdown, Mr. Martineau was granted an interest free loan of $75,000 from Southdown. In addition to Southdown's contributions to the retirement savings plan, other compensation includes imputed interest income from this loan. The current balance of this loan is $75,000.

(5) Mr. Persky resigned as an officer of Southdown in March 1998.

(6) Mr. Thies was elected Executive Vice President and Chief Financial Officer in March 1998.

EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Employee Compensation and Benefits Committee (the "Committee") includes only directors who are not employees of Southdown. The Committee is responsible for recommending to the full Southdown Board the compensation arrangements for senior management and directors, recommending to the full Southdown Board the adoption of compensation plans in which senior management and directors are eligible to participate and granting options or other benefits under such plans.

     Compensation Policies and Programs. The Committee believes that the ultimate goal of the executive compensation program should be to align the interests of management with those of the shareholders in maximizing shareholder value over the long term. The Committee believes that the best way to do this is by tying the financial interests of Southdown's executives closely to the interests of Southdown's shareholders through a combination of annual cash incentives and stock options. The Committee believes that Southdown's executive compensation program should: (i) motivate executives toward effective long-term management through stock programs which focus executives' attention on increasing shareholder value, as measured by stock price; (ii) reward effective, efficient ongoing management of Southdown operations through annual incentives which are tied to Southdown and individual performance; and (iii) provide the ability to attract and retain executives through salary levels which are competitive with other leading industrial companies.

     Southdown's executive compensation program includes base salary, annual cash incentives, and stock options, each of which is tied to Southdown's and the executive's performance.

     Base Salary. It is the policy of the Committee that salaries should reflect Southdown and individual performance in meeting the goal of maximizing shareholder value. Some Southdown performance measures that are considered by the Committee are profitability, positive stock price trends and effective cash flow and balance sheet management. Individual performance measures considered by the Committee vary depending on the executive's sphere of responsibility, but generally include revenue growth, expense control, improvement of products and services and asset management. No specific weighting is applied to any particular measure. The Committee reviews annually the performance of each senior executive officer other than the Chief Executive Officer ("CEO") who is reviewed annually by the full Southdown Board. Salary increases are granted to senior executive officers only in years during which both Southdown's and individual performance justify an increase and are limited to ranges competitive with other industrial companies.

     Incentive Plan. The Annual Incentive Plan or bonus plan is based upon performance measures set by the Committee at the beginning of the year. These performance measures are: (i) a comparison of Southdown's earnings before interest, taxes, depreciation and amortization to a targeted earnings projection; and (ii) Southdown's return on average equity as compared to the return on average equity of a peer group. Each of these measures is weighted at 35%. The remaining 30% of the award is discretionary based upon individual performance. In the case of the Named Officers, the performance of the Southdown Common Stock as compared to the peer group's stock performance is a major factor considered by the Committee in setting the discretionary amount.

     Key Employee Security Option Plan. Under Southdown's Key Employee Security Option Plan, key employees, including the Named Officers, may elect to forgo payment of all or a portion of amounts due them under the Annual Incentive Plan and instead receive an option to purchase investment securities from Southdown. The option, which is not exercisable until six months after the date of grant, calls for an exercise price of 70% of the fair market value of the investment securities on the date of exercise. The fair market value of the option on the date of grant substantially equals the amount of the forfeited bonus payment. The investment securities available for purchase under the option are publicly-traded mutual funds of varying investment risk. The plan is structured to defer recognition of taxable income by the employee until the option is exercised.

     Stock Options. The Committee believes that stock options are critical in motivating the long-term creation of shareholder value because stock options focus executive attention on stock price as the primary measure of performance. The Committee considers the grant of options to senior executive officers each year and bases the grants on Southdown and individual performances and competitive practices within the industry. The Committee has established several guidelines regarding the grant of options to senior executive officers. These guidelines provide that: (i) all stock options will be granted at full market value on the date of grant so that executives realize gain only to the extent that Southdown's stock price appreciates; and (ii) the quantity of options granted will be tied to industry practice and the compensation level of the executive. In addition, since the options vest over a period of years they enhance the ability of Southdown to retain senior executive officers while encouraging such officers to take a long-term view in their management decisions.

     Compensation Agreements. Southdown has entered into employment agreements with certain of its executives which specify the terms and conditions of their employment. Central to these agreements are post-takeover employment arrangements. The Committee believes that these change in control agreements are an essential aspect of the terms of employment of senior executive officers and recognizes the importance to Southdown of retaining its senior executive officers during and after the disruption typically provoked by a takeover offer (whether or not ultimately successful). See "-- Employment and Other Agreements" for a detailed discussion of the terms of these employment agreements.

     Compensation of the CEO. The CEO's salary, annual incentive payments and stock option grants are determined in part based upon the same Southdown and individual performance measures described above. Within this framework, the CEO's compensation is based upon the Southdown's Board's judgment concerning the CEO's individual contribution to the business, level of responsibility and career experience. Although none of these factors has a specific weight and no particular formulas or procedures are used, primary consideration is given to the CEO's individual contribution to the business. This type of evaluation along with a periodic review of the compensation levels of other CEO's and executive officers of other cement companies of similar size, are the main factors in determining the CEO's total compensation package.

     The Employee Compensation and Benefits Committee

       V.H. Van Horn III, Chairman
       Robert G. Potter
       Frank J. Ryan
       Whitson Sadler
       Robert J. Slater
       David J. Tippeconnic

STOCK PERFORMANCE GRAPH

     The following graph compares total return of Southdown's Common Stock against the S&P 500 Index and a peer group index consisting of public companies in the cement industry.* The graph assumes that $100 was invested on December 31, 1992 in Southdown's Common Stock, the S&P 500 Index and the peer group and that dividends thereon were reinvested quarterly.

               Measurement Period
             (Fiscal Year Covered)                   Southdown         Peer Group         S&P 500
1992                                                        100.00            100.00            100.00
1993                                                        251.28            179.18            110.08
1994                                                        148.71            142.36            111.53
1995                                                        199.98            159.01            153.45
1996                                                        324.30            194.24            188.68
1997                                                        620.56            283.94            251.62

---------------

* The peer group includes Giant Group, Ltd., Giant Cement Holding, Inc., Holnam Inc., Lafarge Corporation, Lone Star Industries, Medusa Corporation and Centex Construction Products, Inc. Giant Group Ltd. sold its cement operation in October 1994 through a public offering of its subsidiary Giant Cement Holding, Inc. The graph includes information for Giant Group, Ltd. for years prior to 1995 and for Giant Cement Holding, Inc. thereafter. Information for Holnam Inc. is included only for years prior to 1994 when it ceased being a public company. Information for Centex Construction Products, Inc. is included beginning in 1994, its first year as a public company.

COMPENSATION ARRANGEMENTS FOR AND TRANSACTIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

     Mr. Ryan receives a fee of $12,500 per month for his services as Chairman of the Southdown Board. Members of the Southdown Board, other than the Chairman of the Board and those directors who are employees of Southdown or its subsidiaries, receive a fee of $2,000 per month for their services as directors. Members of the Finance and Audit, Employee Compensation and Benefits and Nominating Committees of the Board of Directors, other than the Chairman of the Board and those members who are employees of Southdown or its subsidiaries, receive an additional fee of $500 per month for their services on each such committee. During 1998, directors (other than the Chairman of the Board and those members who are employees of Southdown or its subsidiaries) will receive a fee of $3,000 per month irrespective of their service on committees of the Southdown Board.

     At least 50% of the directors' fees are paid in fair market value of Southdown Common Stock under Southdown's Phantom Stock and Deferred Compensation Plan for Non-Employee Directors (the "Phantom Stock Plan"). The Phantom Stock Plan defers the recognition of compensation by the director by deferring the issuance of the Southdown Common Stock earned until he or she leaves the Board. The directors also receive fair market value of Southdown Common Stock equal to cash dividends on the Southdown Common Stock that would have been received had the Southdown Common Stock been issued when earned.

     The 1991 Nonqualified Stock Option Plan for Non-Employee Directors (the "1991 Plan") provides for the grant of stock options to non-employee directors of Southdown. Each director of Southdown who is not an employee of Southdown or any of Southdown's subsidiaries ("Eligible Director"), will be granted options to acquire 10,000 shares of Southdown Common Stock on the date of such director's first election to the Board. Additional options to acquire 2,000 shares of Southdown Common Stock will thereafter be awarded to each Eligible Director on the date of each annual meeting of shareholders during his or her term on the Southdown Board.

     The Director's Retirement Plan of Southdown provides a retirement benefit to all directors who are not covered by a qualified retirement plan of Southdown and who have served on the Board for a minimum of five years. In the event of a change in control of Southdown, the retirement benefits vest immediately without regard to the five years of service requirement. The annual benefit payable at the later of age 65 or the date of retirement is equal to two-thirds of the total fees paid to the director during his last 12 months of service on the Southdown Board and is payable for a period equal to the period of his service on the Southdown Board. Should the director die before full payment of this retirement benefit, his surviving spouse will be entitled to 50% of the remaining obligation.

     Mr. Wolitzer is a managing director of Lehman Brothers, which has provided from time to time investment banking services to Southdown for which it has received customary fees and commissions, including rendering the Lehman Brothers Opinion in connection with the Merger.

     Mr. Tutor is President of Tutor-Saliba Corporation, which purchases ready-mixed concrete from Southdown on terms and conditions comparable to those offered to other customers of Southdown. According to Southdown's records, Tutor-Saliba Corporation and various affiliated entities purchased approximately $1,150,000 of ready-mixed concrete from Southdown in 1997.

EMPLOYMENT AND OTHER AGREEMENTS

     At the date of this Joint Proxy Statement/Prospectus, Southdown had employment agreements (the "Employment Agreements") with Messrs. Comer, Tompkins, Martineau, Thies and one other executive. Under the Employment Agreements, Southdown employs Mr. Comer as President and Chief Executive Officer at an annual salary of no less than $546,000, Mr. Tompkins as Executive Vice President and Chief Operating Officer at an annual salary of no less than $350,000, Mr. Martineau, who has resigned as Executive Vice
President -- Concrete Products Group effective as of July 31, 1998, at an annual salary of no less than $262,500, and Mr. Thies as Executive Vice President and Chief Financial Officer at an annual salary of no less than $233,000. Under the terms of the employment agreements, the salaries of Messrs. Comer, Tompkins, and Thies may be increased by the Southdown Board (or the appropriate committee thereof) from time to time.

     Under the Employment Agreements, each executive is entitled to receive, in addition to his annual salary, bonuses pursuant to Southdown's Annual Incentive Plan and certain fringe benefits, including the right to participate in group benefit plans of Southdown. The Employment Agreements are automatically extended for a one-year period on a daily basis unless there is notice of termination from either Southdown or the executive. In the event the executive's employment is terminated because of his death, disability, voluntary termination of employment prior to the occurrence of a "change in control event" (as defined later this paragraph) or misappropriation of funds or properties of Southdown or otherwise for cause (as defined in the Employment Agreements), the executive shall receive only his annual salary on a pro rata basis to the date of termination. If, prior to a change in control event, the executive's employment is terminated because the executive is no longer discharging his duties in a manner consistent with the effective administration of Southdown's affairs, the executive shall be entitled to a lump sum payment equal to his base annual salary. Upon the occurrence of a change in control event, all outstanding options previously granted by Southdown to the executive under any stock option, stock appreciation or other employee plan will be accelerated, and if the executive's employment terminates following such change in control event, Southdown must pay the executive a lump sum termination payment equal to 2.99 times the sum of his base annual salary and the average annual bonus, if any, received during the two years preceding the change in control event. Payments made to such executives under all incentive agreements to which they are parties, in the event of a change in control subject to the provisions of Sections 280G and 4999 of the Code, shall be "grossed up" so that the executives shall not be required to bear any of the costs associated with any 20% excise tax payable in respect of any such payment. As used in the Employment Agreements, a "change in control event" is defined to be the acquisition by any person or entity of: (i) beneficial ownership of more than 40% of Southdown's outstanding voting securities; or (ii) all or substantially all of Southdown's assets. For a period of one year after termination of an executive's employment under an Employment Agreement, the executive may not engage in the business of manufacturing or selling cement or ready-mixed concrete products within the United States.

PENSION PLANS

     Substantially all employees of Southdown, including the Named Officers, are covered by a noncontributory, defined benefit pension plan (the "Southdown Plan") sponsored by Southdown. The formula used to determine the retirement benefits to which an employee is entitled at age 65 under the Southdown Plan is dependent on, among other things, the employee's length of service, his average compensation level for the five consecutive years during his participation in the plan yielding the highest average and his social security covered compensation. The compensation used in the calculation of benefits under the Southdown Plan is a participant's base salary excluding any bonuses or other compensation and is limited by Section 401(a) of the Code. The maximum amount any employee may receive under the Southdown Plan is subject to the annual benefit limitations proscribed by the provisions of Section 415(b) of the Code.

     Certain key employees, including the Named Officers, are also covered by Southdown's Supplemental Executive Retirement Plan ( the "SERP"). The purpose of the SERP is to attract and retain executives whose skills and talents are important to Southdown's operations by providing replacement retirement income in a percentage comparable to the benefits payable under the Southdown Plan. The SERP benefit is calculated under the same formula as the Southdown Plan with two exceptions. The compensation used to calculate the five year average includes not only base salary but also bonuses received under the Annual Incentive Plan. In addition, the computation of the annual benefit does not take into account the limitations of Sections 401 and 415 of the Code. The annual benefit is reduced for amounts payable under social security and the Southdown Plan.

     The following table sets forth the aggregate annual retirement benefit payable under the SERP and the Southdown Plan before reduction for amounts to be paid under social security.

                                               YEARS OF SERVICE AT AGE 65
    FINAL AVERAGE      --------------------------------------------------------------------------
    COMPENSATION          15              20              25              30               35
    -------------      --------        --------        --------        --------        ----------
$ 300,000............  $ 74,250        $ 99,000        $123,750        $148,500        $  173,250
   600,000...........   148,500         198,000         247,500         297,000           346,500
   900,000...........   222,750         297,000         371,250         445,500           519,750
 1,200,000...........   297,000         396,000         495,000         594,000           693,000
 1,500,000...........   371,250         495,000         618,750         742,500           866,250
 1,800,000...........   445,500         594,000         742,500         891,000         1,039,500

STOCK OPTIONS

     Southdown's 1987 Stock Option Plan (the "1987 Plan") and 1989 Stock Option Plan (the "1989 Plan"), collectively referred to as the "Plans," provide for the grant of stock options to key employees of Southdown and its affiliates. The Plans authorize the issuance of options to purchase a total of 4,000,000 shares of Southdown Common Stock (2,000,000 shares under the 1987 Plan and 2,000,000 shares under the 1989 Plan). The Plans are administered by the Employee Compensation and Benefits Committee (the "Committee"). Members of the Committee are not eligible to participate in the Plans or any other plan of Southdown or its affiliates that the Committee administers at any time within one year prior to appointment or while serving on the Committee. The Committee is authorized to select key employees to whom stock options are granted under the Plans and to determine the number of shares, exercise price and terms of each option granted. The Southdown Board has amended the 1989 Plan to increase the number of shares available for grant from 2,000,000 to 5,000,000 and to limit the maximum number of shares that may be granted under option to any one employee in any one calendar year. Please see the discussion below for a description of these amendments.

OPTION/SAR GRANTS TO NAMED OFFICERS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                            NUMBER OF     % OF TOTAL                               VALUE AT ASSUMED
                            SECURITIES     OPTIONS/                              ANNUAL RATES OF STOCK
                            UNDERLYING       SARS                                 PRICE APPRECIATION
                             OPTIONS/     GRANTED TO    EXERCISE                  FOR OPTION TERM(3)
                               SARS      EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------
           NAME             GRANTED(1)   FISCAL YEAR    SHARE(2)       DATE         5%         10%
           ----             ----------   ------------   ---------   ----------   --------   ----------
Clarence C. Comer.........    36,000        16.41       $31.5625     1/16/07     $714,582   $1,810,880
J. Bruce Tompkins.........    11,800         5.38        31.5625     1/16/07      234,224      593,569
Eugene P. Martineau.......    10,600         4.83        31.5625     1/16/07      210,405      533,206
James L. Persky...........     8,800         4.01        31.5625     1/16/07      174,675      442,662
Dennis M. Thies...........     5,300         2.42        31.5625     1/16/07      105,202      266,603

---------------

(1) All options were granted under Southdown's 1989 Plan and become exercisable in annual increments of 25% beginning January 16, 1998.

(2) All options are granted with an exercise price equal to the fair market value of the Southdown Common Stock on the date of the grant.

(3) Potential realizable value was reported net of the option exercise price, but before taxes associated with the exercise. These amounts represent stated assumed rates of appreciation only. Actual values realized, if any, on stock option exercises are dependent on the future performance of the Southdown Common Stock and the officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved.

                                NAMED OFFICERS'
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                      OPTIONS HELD AT FISCAL               AT FISCAL
                           SHARES                            YEAR END                      YEAR END*
                         ACQUIRED ON     VALUE      ---------------------------   ---------------------------
         NAME             EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   ----------   -----------   -------------   -----------   -------------
Clarence C. Comer......    159,250     $2,406,113        -0-         101,750       $    -0-      $3,455,938
J. Bruce Tompkins......     13,150        248,682        -0-          38,350            -0-       1,322,500
Eugene P. Martineau....     94,400      1,949,451      3,650          35,150        140,525       1,212,950
James L. Persky........     22,050        332,572        -0-          30,350            -0-       1,052,563
Dennis M. Thies........      7,000        147,945        -0-          18,050            -0-         627,481

---------------

* Based upon the closing price on the NYSE of the Southdown Common Stock on December 31, 1997.

      INCREASE IN SHARES AVAILABLE FOR GRANT UNDER 1989 STOCK OPTION PLAN

BACKGROUND

     On March 26, 1998, the Southdown Board unanimously adopted, subject to shareholder approval, an amendment to Southdown's 1989 Plan which would increase the aggregate number of shares of Southdown Common Stock which may be issued thereunder from 2,000,000 to 5,000,000. Of the original 2,000,000 shares authorized, there remains less than 325,000 available for grant. The Southdown Board considers this amount insufficient to carry out the purposes of the 1989 Plan as outlined below. The primary features of the 1989 Plan are summarized below. The full text of the 1989 Plan, as proposed to be amended, is set forth in Appendix E to this Joint Proxy Statement/Prospectus.

     The 1989 Plan provides for the grant of stock options to key employees to purchase Southdown's Common Stock. The Southdown Board adopted the 1989 Plan to enable Southdown and its shareholders to secure benefits of common stock ownership by its key employees. The Southdown Board also believes that the 1989 Plan will foster Southdown's ability to attract, retain and motivate key employees that will be expected to contribute significantly to Southdown's future growth and profitability.

DESCRIPTION OF THE 1989 PLAN

     Administration. The 1989 Plan is administered by the Employee Compensation and Benefits Committee of the Board of Directors (the "Committee"). The Committee is authorized to select key employees to whom stock options are granted under the 1989 Plan and to determine the number of shares, exercise price and terms of each option granted.

     Authorized Shares and Adjustments. The 1989 Plan authorizes the grant of option to purchase up to 2,000,000 shares of Southdown Common Stock for issuance as either incentive stock options within the meaning of Section 422A of the Code or non-qualified options within the meaning of Section 83 of the Code, as designated by the Committee. Upon expiration of any option or its termination prior to exercise, the unissued shares subject to the option will again be available for grant under the 1989 Plan. The number of shares authorized for issuance under the 1989 Plan and the number of shares and exercise prices of outstanding options are subject to adjustment in the event of stock splits, stock dividends and similar changes in Southdown's capitalization.

     Eligibility. The 1989 Plan permits the grant of stock options to key employees of Southdown as named by the Committee.

     Option Price. The 1989 Plan requires that the purchase price of each share of Southdown Common Stock subject to an incentive stock option equals 100% of the fair market value of such share on the date the option is granted. The purchase price of each share of Southdown Common Stock subject to a non-qualified stock option under the 1989 Plan is determined by the Committee upon granting the option. The Committee may set the purchase price for each share subject to a non-qualified stock option at either fair market value of each share on the date the option is granted, or at such other price as the Committee in its sole discretion shall determine. In no event, however, may the purchase price of a share subject to a non-qualified stock option be less than 50% of the fair market value of such share on the date the option is granted.

     Exercise. Options may be exercised solely by the optionee during his lifetime or after his death by the person or persons entitled thereto under his will or by the laws of descent and distribution. No options granted under the 1989 Plan may be exercised within the first six months after the date of the grant except in the event of death or disability of the optionee. In the event of termination of employment for any reason other than death or disability of the optionee, options may be exercised only with respect to the number of shares purchasable at the time of such termination and for a period not to exceed the shorter of: (i) 90 days from the date of termination of employment; or (ii) 10 years from the date the option was granted. In the event of the death or disability of the optionee, all options outstanding in the name of the optionee become exercisable in full without regard to any vesting restrictions. The Committee may, in its discretion accelerate options held by any employee upon his retirement. The Committee, in its discretion, may provide that any option granted under the 1989 Plan shall become fully-exercisable upon the occurrence of a change in control of Southdown; provided, however, that the Committee may not exercise its discretion if such decision would preclude the use of the pooling of interests method of accounting. A "change in control" is deemed to have occurred under the 1989 Plan if, and only if: (i) a change in control is reported by Southdown under the Exchange Act; (ii) any person becomes the beneficial owner, directly or indirectly, of securities representing 40% or more of the combined voting power of the outstanding securities of Southdown; or
(iii) after the election or removal of directors, a majority of the Southdown Board consists of persons who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

     The 1989 Plan requires that the purchase price of the shares for which an option is exercised be paid in full at the time of exercise. The optionee may elect to pay in cash, in Southdown Common Stock owned by such optionee, or in any combination of cash and Southdown Common Stock. The Committee, in its discretion, may permit the optionee to execute a promissory note in consideration of the purchase price. The note would be subject to the requirements of applicable law and such other terms and conditions as the Committee may determine. The Committee, in its discretion, may also cause Southdown to lend funds to the optionee, on such terms and conditions as the Committee shall determine, sufficient for the optionee to pay the purchase price of the shares.

     Right of Relinquishment. The 1989 Plan empowers the Committee to determine whether options granted pursuant to the 1989 Plan will include a right of relinquishment. Options that contain such right of relinquishment will permit the optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder, to relinquish all or any part of the then unexercised portion of the option (to the extent then exercisable) for a number of shares of Southdown Common Stock equal in value to the appreciated value in the option relinquished. The 1989 Plan prohibits the exercise of any right of relinquishment within the first six months of the date of grant; however, this limitation does not apply in the event of death or disability.

     Tax Matters. Southdown is advised by Baker & Botts, L.L.P. that, in general, for federal income tax purposes, neither the grant nor the exercise of an incentive option will result in taxable income to the optionee or a deduction for Southdown. However, an optionee may be subject to the alternative minimum tax in the year that an incentive option is exercised. The excess of the fair market value (determined at the date of exercise) of the shares, acquired through the exercise of an incentive option over the exercise price is an addition to income in determining alternative minimum taxable income and such additional amount may be sufficient in amount to subject the optionee to the alternative minimum tax.

     If the optionee holds shares acquired through the exercise of incentive options for the full holding period (two years after the incentive option is granted and one year after it is exercised), he will recognize a capital gain or loss at the time of the sale of the shares based on the difference between the incentive option exercise price and the sale price. Currently, long-term capital gains (applicable for shares held more than 18 months) are taxed to an individual at a maximum rate of 20% as opposed to a maximum rate of 39.6% for ordinary income. If the shares are held for more than one year, but not more than 18 months, capital gains will be taxed to the individual at a maximum rate of 28%. There is no tax effect on Southdown from the sale of such shares.

     If shares acquired through the exercise of an incentive option are disposed of before the end of the holding period described in the preceding paragraph (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the lesser of: (i) the difference between the fair market value of the shares on the date the incentive option was exercised and the incentive option exercise price; or (ii) the difference between the amount received on the sale of shares and the incentive option exercise price. In the event of a disqualifying disposition, Southdown will be entitled to a deduction in a corresponding amount. If the amount received by the optionee on the disqualifying disposition exceeds the fair market value of the shares on the date of exercise of the incentive option, such excess will ordinarily constitute capital gain.

     In general, the grant of a non-qualified stock option will not result in taxable income to the optionee or a deduction to Southdown. Upon exercise of a non-qualified stock option, Southdown will be entitled to a tax deduction and the optionee will recognize ordinary income. The amount of such deduction and income generally will equal the amount by which the fair market value of the shares acquired on the date the non-qualified stock option is exercised exceeds the non-qualified stock option exercise price of the shares.

     Any difference between the basis of the shares acquired through the exercise of a non-qualified stock option (the non-qualified stock option exercise price plus the ordinary income recognized) and the amount realized upon a subsequent sale of such shares will be treated as a short-term (if held one year or less), mid-term (if held more than one year, but not more than 18 months), or long-term (if held more than 18 months) capital gain or loss, depending on the length of the period such shares are held prior to sale.

     Amendment and Termination. The Southdown Board may amend or terminate the 1989 Plan at any time, provided that no amendment may impair the rights of any optionee under the 1989 Plan without his consent and except that no amendment or alteration may be made which, without the approval of the shareholders, would:
(i) increase the total number of shares reserved for issuance under the 1989 Plan; (ii) extend the duration of options; (iii) materially increase the benefits accruing to optionee under the 1989 Plan; (iv) decrease the option price; or (v) materially modify the requirements as to employee eligibility under the 1989 Plan.

REQUIRED VOTE FOR APPROVAL

     Approval of the amendment to the 1989 Plan that increases the number of shares available for grant requires the affirmative vote of a majority of the votes cast at the Southdown Annual Meeting.

     The Southdown Board recommends a vote FOR the approval of this amendment to the 1989 Plan.

                 GRANT LIMITATION UNDER 1989 STOCK OPTION PLAN

BACKGROUND

     In March 1998 the Southdown Board voted to amend the 1989 Plan to limit the number of Southdown Common Stock shares that may be granted under stock options to any one employee in any one calendar year. This limit was set at 200,000 shares which is less than 1% of the total number of shares of Southdown Common Stock outstanding on December 31, 1997.

     The sole purpose of the amendment to the 1989 Plan is to entitle Southdown to continue to deduct, for federal income tax purposes, the compensation expenses resulting from exercise of options by its executive officers. Section 162(m) of the Code limits the tax deductibility of annual compensation paid to these officers in excess of $1 million, except to the extent that the annual compensation was paid pursuant to an arrangement that meets the "performance-based" rules of the section and such arrangement has been approved by a majority of votes cast by the shareholders. In order for stock option plans to meet the "performance-based" rules, Section 162(m) also requires that the plan state a maximum number of shares that may be granted under option to any one employee for a specified period of time.

DESCRIPTION OF THE 1989 PLAN

     See the preceding section of this Joint Proxy Statement/Prospectus for a summary description of the 1989 Plan and Appendix E to this Joint Proxy Statement/Prospectus for the full text of the 1989 Plan, as proposed to be amended.

REQUIRED VOTE FOR APPROVAL

     Approval of this amendment to the 1989 Plan requires the affirmative vote of a majority of the votes cast at the Southdown Annual Meeting.

     The Southdown Board recommends a vote FOR the approval of this amendment to the 1989 Plan.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of Southdown for the year ending December 31, 1998. Such ratification will require the favorable vote of the holders of a majority of the shares of Southdown Common Stock present and voting, in person or by proxy, at the Southdown Annual Meeting. Representatives of Deloitte & Touche LLP will be present at the Southdown Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The Southdown Board recommends a vote FOR the reappointment of Deloitte & Touche LLP as Southdown's independent auditors for 1998.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table is furnished as of February 28, 1998, to indicate beneficial ownership of shares of the Southdown Common Stock by each director, each nominee for director and each of the Named Officers individually, and all executive officers and directors of Southdown as a group. The information in the following table was provided by such persons.

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL       PERCENT
                                                               OWNERSHIP OF         OF
                     NAME OF INDIVIDUAL                          SOUTHDOWN       CLASS OR
                          OR GROUP                            COMMON STOCK(1)     SERIES
                     ------------------                       ---------------    --------
Clarence C. Comer...........................................      115,388          *
K. L. Huger, Jr.............................................       42,382(2)       *
Eugene P. Martineau.........................................       27,531(3)       *
James L. Persky.............................................        9,214(4)       *
Robert G. Potter............................................       12,836(5)       *
Frank J. Ryan...............................................       40,483(6)       *
Whitson Sadler..............................................       13,418(7)       *
Robert J. Slater............................................       23,918(8)       *
Dennis M. Thies.............................................        8,573(9)       *
David J. Tippeconnic........................................       17,836(10)      *
J. Bruce Tompkins...........................................        5,652(11)      *
Ronald N. Tutor.............................................        6,168(12)      *
V. H. Van Horn III..........................................       22,836(13)      *
Steven B. Wolitzer..........................................       17,418(14)      *
All executive officers and directors as a group (18
  persons)..................................................      378,368(15)     1.6

---------------

  *  Less than 1%.

 (1) Except as otherwise noted, each person listed in the table has sole voting and sole investment power with respect to the shares of Southdown Common Stock listed in the table.

 (2) Includes 22,464 shares of Southdown Common Stock owned by Mr. Huger's wife. Mr. Huger has informed Southdown that reference to such shares should not be construed as an admission of his beneficial ownership thereof. Stock ownership also includes 19,500 shares of Southdown Common Stock as to which Mr. Huger holds stock options that will be exercisable at April 30, 1998 and 418 shares held in Southdown's Phantom Stock Plan.

 (3) Includes 8,250 shares of Southdown Common Stock as to which Mr. Martineau holds stock options that will be exercisable at April 30, 1998 and 2,594 shares held in Southdown's Retirement Savings Plan.

 (4) Includes 2,691 shares held in Southdown's Retirement Savings Plan.

 (5) Includes 12,000 shares of Southdown Common Stock as to which Mr. Potter holds stock options that will be exercisable at April 30, 1998 and 836 shares held in Southdown's Phantom Stock Plan.

 (6) Includes 17,000 shares of Southdown Common Stock as to which Mr. Ryan holds stock options that will be exercisable at April 30, 1998 and 3,483 shares held in Southdown's Phantom Stock Plan.

 (7) Includes 12,000 shares of Southdown Common Stock as to which Mr. Sadler holds stock options that will be exercisable at April 30, 1998 and 418 shares held in Southdown's Phantom Stock Plan.

 (8) Includes 17,000 shares of Southdown Common Stock as to which Mr. Slater holds stock options that will be exercisable at April 30, 1998 and 418 shares held in Southdown's Phantom Stock Plan. Also includes 1,500 shares of Southdown Common Stock owned by a trust of which Mr. Slater is trustee.

     Mr. Slater has informed Southdown that reference to such shares should not be construed as an admission of his beneficial ownership thereof.

 (9) Includes 4,250 shares of Southdown Common Stock as to which Mr. Thies holds stock options that will be exercisable on April 20, 1998 and 2,244 shares held in Southdown's Retirement Savings Plan.

(10) Includes 12,000 shares of Southdown Common Stock as to which Mr. Tippeconnic holds stock options that will be exercisable on April 30, 1998 and 836 shares held in Southdown's Phantom Stock Plan.

(11) Includes 1,589 shares held in Southdown's Retirement Savings Plan.

(12) Includes 5,750 shares of Southdown Common Stock as to which Mr. Tutor holds stock options that will be exercisable on April 30, 1998 and 418 shares held in Southdown's Phantom Stock Plan.

(13) Includes 22,000 shares of Southdown Common Stock as to which Mr. Van Horn holds stock options that will be exercisable on April 30, 1998 and 836 shares held in Southdown's Phantom Stock Plan.

(14) Includes 17,000 shares of Southdown Common Stock as to which Mr. Wolitzer holds stock options that will be exercisable on April 30, 1998 and 418 shares held in Southdown's Phantom Stock Plan.

(15) Includes 151,321 shares of Southdown Common Stock subject to stock options held by the officers and directors that will be exercisable on April 30, 1998 and 20,856 shares held in Southdown's Retirement Savings Plan and Phantom Stock Plan.

     The following table sets forth information with respect to each person who, as of the date indicated in the footnote below, was known by Southdown to be the beneficial owner of more than 5% of the Southdown Common Stock as "beneficial ownership" is used in Section 13(d)(3) of the Exchange Act.

                                                                                     AMOUNT AND   PERCENT
                                                                                     NATURE OF    OF CLASS
                   TITLE OF CLASS                          NAME AND ADDRESS OF       BENEFICIAL      OR
                      OR SERIES                             BENEFICIAL OWNER         OWNERSHIP     SERIES
                   --------------                          -------------------       ----------   --------
Southdown Common Stock...............................  FMR Corp.                     2,403,700*    10.18
                                                       82 Devonshire Street
                                                       Boston, Massachusetts 02109

---------------

* FMR Corp. and various affiliates have filed with the Commission a Schedule 13G and four amendments dated through February 14, 1998 reporting that FMR Corp. is the beneficial owner of these shares because it has sole power to vote 600,200 of such shares and sole power to dispose of all such shares.

                 COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

     Under the securities laws of the United States, Southdown's directors, its executive officers, and any persons holding more than 10% of the Southdown Common Stock are required to report their initial ownership of Southdown Common Stock and any subsequent changes in that ownership to the Commission and the NYSE. Specific due dates for these reports have been established and Southdown is required to disclose in this Joint Proxy Statement/Prospectus any failure to file by these dates. All required filings in 1997 were satisfied on a timely basis. In making these disclosures, Southdown has relied solely on written statements of its directors, executive officers and shareholders and copies of the reports that they have filed with the Commission.

                        EXECUTIVE OFFICERS OF SOUTHDOWN

     The following list sets forth the names, ages and offices of the present executive officers of Southdown serving until the annual meeting of the Board of Directors to be held in June 1998. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

Clarence C. Comer (50)....................  President, Chief Executive Officer and Director
J. Bruce Tompkins (48)....................  Executive Vice President and Chief Operating Officer
Eugene P. Martineau (58)..................  Executive Vice President -- Concrete Products Group
James L. Persky (49)......................  Executive Vice President -- Finance and Administration
Dennis M. Thies (49)......................  Executive Vice President and Chief Financial Officer
Patrick S. Bullard (36)...................  Vice President -- General Counsel and Secretary
Stephen R. Miley (50).....................  Senior Vice President -- Sales
Thomas E. Daman (41)......................  Vice President and Treasurer
Allan B. Korsakov (55)....................  Vice President and Corporate Controller

     Mr. Comer was elected President and Chief Executive Officer effective February 4, 1987.

     Mr. Tompkins was elected Executive Vice President and Chief Operating Officer in October 1997. For more than five years prior to this Mr. Tompkins was Executive Vice President -- Cement Group.

     Mr. Martineau was elected Executive Vice President -- Concrete Products Group effective April 16, 1992. He has resigned as an officer of Southdown effective as of July 31, 1998.

     Mr. Persky resigned as an officer of Southdown in March 1998. He had held his position of Executive Vice President -- Finance and Administration since May 1994. From July 1989 to May 1994, Mr. Persky was Senior Vice
President -- Finance of Southdown.

     Mr. Thies was appointed Executive Vice President and Chief Financial Officer in March 1998. From May 1995 to March 1998, Mr. Thies was Senior Vice President -- Corporate Development. From April 1992 to May 1995, Mr. Thies was Senior Vice President -- Environmental Systems.

     Mr. Bullard was elected Vice President -- General Counsel and Secretary effective May 16, 1996. From August 21, 1995 to May 1996, Mr. Bullard was Vice President and General Counsel. From May 1993 to that time, Mr. Bullard was associated with the law firm of Bracewell & Patterson, L.L.P., Houston, Texas.

     Mr. Miley was elected Senior Vice President -- Sales in March 1998, having been elected Vice President -- Sales in September 1994. From September 1990 to September 1994, Mr. Miley was Vice President -- Sales & Marketing of Southdown.

     Mr. Daman was elected Vice President and Treasurer in May 1997. From February 1996 to May 1997, Mr. Daman was Treasurer. For more than five years prior to that time he served as Assistant Treasurer of Southdown.

     Mr. Korsakov was appointed Vice President and Corporate Controller in February 1998. For more than five years prior to that time he served as Corporate Controller.

             DATE FOR SUBMISSION OF SOUTHDOWN SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be included in Southdown's Proxy Statement and proxy relating to Southdown's 1999 Annual Meeting of Shareholders, such proposals must be received by Southdown at its principal executive offices prior to the close of business on January 19, 1999.

              DATE FOR SUBMISSION OF MEDUSA SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be included in Medusa's Proxy Statement and proxy relating to Medusa's 1998 Annual Meeting of Shareholders, if any, such proposals must have been received by Medusa at its principal executive offices prior to the close of business on November 14, 1997.

               VALIDITY OF SHARES AND FEDERAL INCOME TAX MATTERS

     The validity of the shares of Southdown Common Stock to be issued in the Merger will be passed upon for Southdown by Bracewell & Patterson, L.L.P., Houston, Texas. As to matters of Louisiana law, Bracewell & Patterson, L.L.P. will rely on the opinion of Correro, Fishman, Haygood, Phelps, Weiss, Walmsley & Casteix, L.L.P., New Orleans, Louisiana.

     Federal income tax matters related to the Merger will be passed upon for Medusa by Milbank, Tweed, Hadley & McCloy and for Southdown by Bracewell & Patterson, L.L.P.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from Southdown's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Southdown for the periods ended March 31, 1998 and 1997 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Southdown's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements and the related financial statement schedules incorporated in this Joint Proxy Statement/Prospectus by reference from Medusa's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

SOUTHDOWN, INC.
  Pro Forma Combined Balance Sheet at March 31, 1998........  F-2
  Pro Forma Combined Statement of Earnings for the Three
     Months Ended March 31, 1998............................  F-3
  Pro Forma Combined Statement of Earnings for the Three
     Months Ended March 31, 1997............................  F-4
  Pro Forma Combined Statement of Earnings for the Year
     Ended December 31, 1997................................  F-5
  Pro Forma Combined Statement of Earnings for the Year
     Ended December 31, 1996................................  F-6
  Pro Forma Combined Statement of Earnings for the Year
     Ended December 31, 1995................................  F-7
  Notes to Pro Forma Combined Financial Statements..........  F-8

                                SOUTHDOWN, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                           (UNAUDITED -- IN MILLIONS)

                                     ASSETS

                                                     AS REPORTED
                                                 -------------------     PRO FORMA
                                                 SOUTHDOWN    MEDUSA    ADJUSTMENTS      PRO FORMA
                                                 ---------    ------    -----------      ---------
Current assets:
  Cash and cash equivalents....................   $ 79.7      $  0.6      $              $   80.3
  Short-term investments.......................      7.8          --                          7.8
  Accounts and notes receivable, net...........     81.5        37.6                        119.1
  Inventories..................................     75.8        36.3         2.7(1)         114.8
  Prepaid expenses and other...................      9.2        15.0        (7.9)(1)         16.3
                                                  ------      ------      ------         --------
          Total current assets.................    254.0        89.5        (5.2)           338.3
Property, plant and equipment, net.............    609.8       174.8                        784.6
Goodwill.......................................     69.9        45.4                        115.3
Other long-term assets.........................     55.5        14.1                         69.6
                                                  ------      ------      ------         --------
                                                  $989.2      $323.8      $ (5.2)        $1,307.8
                                                  ======      ======      ======         ========

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings........................   $   --      $ 12.4      $              $   12.4
  Current maturities of long-term debt.........      1.4         0.6                          2.0
  Accounts payable and accrued liabilities.....     82.5        40.1        64.4(1)(2)      187.0
                                                  ------      ------      ------         --------
          Total current liabilities............     83.9        53.1        64.4            201.4
Long-term debt.................................    162.9        39.0                        201.9
Deferred income taxes..........................    133.1          --                        133.1
Minority interest in consolidated joint
  venture......................................     28.0          --                         28.0
Long-term portion of postretirement benefit
  obligation...................................     66.8        28.4                         95.2
Other long-term liabilities and deferred
  credits......................................     17.4        11.8                         29.2
                                                  ------      ------      ------         --------
                                                   492.1       132.3        64.4            688.8
                                                  ------      ------      ------         --------
Shareholders' equity
  Common stock.................................     30.9          --        18.4(3)          49.3
  Capital in excess of par value...............    300.5        72.9       (18.4)(3)        355.0
  Reinvested earnings..........................    212.0       187.0       (78.4)(1)(2)     320.6
  Unearned restricted common shares............       --        (8.8)        8.8(2)            --
  Currency translation adjustment..............       --        (1.1)                        (1.1)
  Treasury stock, at cost......................    (46.3)      (58.5)                      (104.8)
                                                  ------      ------      ------         --------
                                                   497.1       191.5       (69.6)           619.0
                                                  ------      ------      ------         --------
                                                  $989.2      $323.8      $ (5.2)        $1,307.8
                                                  ======      ======      ======         ========

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                       THREE MONTHS ENDED MARCH 31, 1998
              (UNAUDITED -- IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      AS REPORTED
                                                  -------------------     PRO FORMA
                                                  SOUTHDOWN    MEDUSA    ADJUSTMENTS    PRO FORMA
                                                  ---------    ------    -----------    ---------
Revenues........................................   $155.8      $ 69.1       $  --       $  224.9
                                                   ------      ------       -----       --------
Costs and expenses
  Operating.....................................    101.6        49.4         5.2(1)       156.2
  Depreciation, depletion & amortization........     12.2         5.0                       17.2
  Selling and marketing.........................      4.6         2.3                        6.9
  General and administrative....................      9.6         8.0                       17.6
  Other income, net.............................     (2.1)       (0.1)                      (2.2)
                                                   ------      ------       -----       --------
                                                    125.9        64.6         5.2          195.7
                                                   ------      ------       -----       --------
Earnings before interest and income taxes.......     29.9         4.5        (5.2)(1)       29.2
Interest........................................     (3.8)       (0.6)                      (4.4)
Income tax expense..............................     (9.3)       (1.3)        1.8(1)        (8.8)
                                                   ------      ------       -----       --------
Earnings before minority interest...............     16.8         2.6        (3.4)          16.0
Minority interest in earnings of consolidated
  joint venture.................................     (0.3)         --                       (0.3)
                                                   ------      ------       -----       --------
Net earnings....................................   $ 16.5      $  2.6       $(3.4)      $   15.7
                                                   ======      ======       =====       ========
Earnings per common share
  Basic.........................................   $ 0.70      $ 0.16                   $   0.41
                                                   ======      ======                   ========
  Diluted.......................................   $ 0.69      $ 0.16                   $   0.41
                                                   ======      ======                   ========
Average shares outstanding
  Basic.........................................     23.6        16.4        (2.0)(4)       38.0
                                                   ======      ======       =====       ========
  Diluted.......................................     24.0        16.7        (2.0)(4)       38.7
                                                   ======      ======       =====       ========

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                       THREE MONTHS ENDED MARCH 31, 1997
              (UNAUDITED -- IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      AS REPORTED
                                                  -------------------     PRO FORMA
                                                  SOUTHDOWN    MEDUSA    ADJUSTMENTS    PRO FORMA
                                                  ---------    ------    -----------    ---------
Revenues........................................   $151.4      $ 56.8       $  --       $  208.2
                                                   ------      ------       -----       --------
Costs and expenses
  Operating.....................................    104.0        43.9       5.1(1)         153.0
  Depreciation, depletion & amortization........     11.6         3.8                       15.4
  Selling and marketing.........................      4.1         1.9                        6.0
  General and administrative....................      8.7         4.8                       13.5
  Other income, net.............................     (1.6)       (0.3)                      (1.9)
                                                   ------      ------       -----       --------
                                                    126.8        54.1         5.1          186.0
                                                   ------      ------       -----       --------
Earnings before interest and income taxes.......     24.6         2.7        (5.1) (1)      22.2
Interest........................................     (3.2)       (0.1)                      (3.3)
Income tax expense..............................     (7.5)       (0.8)        1.8(1)        (6.5)
                                                   ------      ------       -----       --------
Earnings before minority interest...............     13.9         1.8        (3.3)          12.4
Minority interest in earnings of consolidated
  joint venture.................................     (0.3)         --                       (0.3)
                                                   ------      ------       -----       --------
Net earnings....................................   $ 13.6      $  1.8       $(3.3)      $   12.1
                                                   ======      ======       =====       ========
Earnings per common share
  Basic.........................................   $ 0.57      $ 0.11                   $   0.30
                                                   ======      ======                   ========
  Diluted.......................................   $ 0.55      $ 0.11                   $   0.30
                                                   ======      ======                   ========
Average shares outstanding
  Basic.........................................     21.5        16.7        (2.0)(4)       36.2
                                                   ======      ======       =====       ========
  Diluted.......................................     24.5        16.8        (2.0)(4)       39.3
                                                   ======      ======       =====       ========

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997
              (UNAUDITED -- IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      AS REPORTED
                                                  -------------------     PRO FORMA
                                                  SOUTHDOWN    MEDUSA    ADJUSTMENTS     PRO FORMA
                                                  ---------    ------    ------------    ---------
Revenues........................................   $719.2      $376.0       $  --        $1,095.2
                                                   ------      ------       -----        --------
Costs and expenses
  Operating.....................................    460.6       237.7                       698.3
  Depreciation, depletion & amortization........     45.9        18.2                        64.1
  Selling and marketing.........................     17.2         7.5                        24.7
  General and administrative....................     38.0        27.6                        65.6
  Other income, net.............................     (9.7)       (0.3)                      (10.0)
                                                   ------      ------       -----        --------
                                                    552.0       290.7          --           842.7
                                                   ------      ------       -----        --------
Earnings before interest and income taxes.......    167.2        85.3                       252.5
Interest........................................    (14.0)       (1.5)                      (15.5)
Income tax expense..............................    (51.5)      (26.8)                      (78.3)
                                                   ------      ------       -----        --------
Earnings before minority interest...............    101.7        57.0          --           158.7
Minority interest in earnings of consolidated
  joint venture.................................     (5.0)         --                        (5.0)
                                                   ------      ------       -----        --------
Net earnings....................................   $ 96.7      $ 57.0       $  --        $  153.7
                                                   ======      ======       =====        ========
Earnings per common share
  Basic.........................................   $ 4.23      $ 3.44                    $   4.10
                                                   ======      ======                    ========
  Diluted.......................................   $ 3.98      $ 3.41                    $   3.94
                                                   ======      ======                    ========
Average shares outstanding
  Basic.........................................     22.3        16.6        (2.0)(4)        36.9
                                                   ======      ======       =====        ========
  Diluted.......................................     24.3        16.7        (2.0)(4)        39.0
                                                   ======      ======       =====        ========

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1996
              (UNAUDITED -- IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      AS REPORTED
                                                  -------------------     PRO FORMA
                                                  SOUTHDOWN    MEDUSA    ADJUSTMENTS      PRO FORMA
                                                  ---------    ------    -----------      ---------
Revenues........................................   $664.4      $323.4       $  --          $987.8
                                                   ------      ------       -----          ------
Costs and expenses
  Operating.....................................    442.4       201.0                       643.4
  Depreciation, depletion and amortization......     42.4        13.4                        55.8
  Selling and marketing.........................     16.0         6.8                        22.8
  General and administrative....................     34.8        20.6                        55.4
  Other income, net.............................     (4.9)       (1.3)                       (6.2)
                                                   ------      ------       -----          ------
                                                    530.7       240.5          --           771.2
                                                   ------      ------       -----          ------
Earnings before interest and income taxes.......    133.7        82.9                       216.6
Interest........................................    (19.8)       (3.7)                      (23.5)
Income tax expense..............................    (38.6)      (24.9)                      (63.5)
                                                   ------      ------       -----          ------
Earnings before minority interest and
  extraordinary charge..........................     75.3        54.3          --           129.6
Minority interest in earnings of consolidated
  joint venture.................................     (4.1)         --                        (4.1)
                                                   ------      ------       -----          ------
Earnings before extraordinary charge............   $ 71.2      $ 54.3       $  --          $125.5
                                                   ======      ======       =====          ======
Earnings per common share before extraordinary
  charge
  Basic.........................................   $ 3.50      $ 3.38                      $ 3.64
                                                   ======      ======                      ======
  Diluted.......................................   $ 2.97      $ 3.15                      $ 3.21
                                                   ======      ======                      ======
Average shares outstanding
  Basic.........................................     18.2        16.1        (1.9)(4)        32.4
                                                   ======      ======       =====          ======
  Diluted.......................................     24.0        17.9        (2.1)(4)        39.8
                                                   ======      ======       =====          ======

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1995
             (UNAUDITED --  IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       AS REPORTED
                                                   -------------------     PRO FORMA
                                                   SOUTHDOWN    MEDUSA    ADJUSTMENTS    PRO FORMA
                                                   ---------    ------    -----------    ---------
Revenues........................................    $596.1      $293.3       $  --        $889.4
                                                    ------      ------       -----        ------
Costs and expenses
  Operating.....................................     408.3       185.0                     593.3
  Depreciation, depletion & amortization........      40.3        14.8                      55.1
  Selling and marketing.........................      15.0         6.4                      21.4
  General and administrative....................      34.6        17.7                      52.3
  Other income, net.............................      (5.4)       (2.0)                     (7.4)
                                                    ------      ------       -----        ------
                                                     492.8       221.9          --         714.7
                                                    ------      ------       -----        ------
Earnings before interest and income taxes.......     103.3        71.4                     174.7
Interest........................................     (26.7)       (7.6)                    (34.3)
Income tax expense..............................     (25.2)      (20.6)                    (45.8)
                                                    ------      ------       -----        ------
Earnings before minority interest...............      51.4        43.2          --          94.6
Minority interest in earnings of consolidated
  joint venture.................................      (3.9)         --                      (3.9)
                                                    ------      ------       -----        ------
Net earnings....................................    $ 47.5      $ 43.2       $  --        $ 90.7
                                                    ======      ======       =====        ======
Earnings per common share
  Basic.........................................    $ 2.18      $ 2.70                    $ 2.58
                                                    ======      ======                    ======
  Diluted.......................................    $ 2.03      $ 2.54                    $ 2.37
                                                    ======      ======                    ======
Average shares outstanding
  Basic.........................................      17.3        16.0        (1.9)(4)      31.4
                                                    ======      ======       =====        ======
  Diluted.......................................      23.4        18.0        (2.2)(4)      39.2
                                                    ======      ======       =====        ======

              See Notes to Pro Forma Combined Financial Statements

                                SOUTHDOWN, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The unaudited pro forma combined financial statements give effect to the proposed merger of Southdown, Inc. (Southdown) and Medusa Corporation (Medusa) under the pooling of interests method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of Southdown and Medusa incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined balance sheet assumes that the Merger had been consummated on March 31, 1998 and combines Southdown's and Medusa's March 31, 1998 consolidated balance sheets. The pro forma combined balance sheet includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma combined statements of earnings for the three months ended March 31, 1998 and 1997 and for each of the three years ended December 31, 1997 assume that the Merger had been consummated at the beginning of the earliest period presented. The accompanying pro forma combined statements of earnings for the three months ended March 31, 1998 and 1997 and for each of the three years ended December 31, 1997 have been prepared by combining the historical results of Southdown and Medusa for such periods. The pro forma combined statements of earnings reflect only costs directly attributable to the transaction that are factually supportable and are expected to have a continuing impact on the combined entity. Material nonrecurring charges totaling $75 million, net of a $5 million tax benefit, which result directly from the transaction and which are expected to be included in the results of operations of Southdown within the twelve months succeeding the transaction have been excluded.

     The preparation of unaudited pro forma combined financial statements requires management to make estimates and assumptions based on information currently available. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during the periods presented.

     Under the terms of the Merger, each Medusa Share outstanding immediately prior to the Effective Time will be converted into .88 shares of Southdown Common Stock.

NOTE B -- PRO FORMA ADJUSTMENTS

     The pro forma combined financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and for each of the three years ended December 31, 1997 include the following adjustments to reflect the combination as a pooling of interests:

          (1) For interim reporting purposes, Medusa historically valued inventory on the basis of predetermined standard cost estimates established by management. In addition, scheduled shutdown and certain other major repair costs that benefited two or more interim quarters were recorded by Medusa as prepaid assets and amortized over the remainder of the year. At year end, any difference between the inventory valued at standard cost and actual cost was charged or credited to cost of goods sold. The pro forma combined balance sheet as of March 31, 1998 and pro forma combined statement of earnings for the three months ended March 31, 1998 and March 31, 1997, respectively, have been adjusted to conform Medusa's historical financial statements to the ongoing entity's method of reporting quarterly results based on actual costs rather than a standard cost, to adjust end of the period inventory to actual cost and to charge all maintenance to production cost as incurred. At year end, Medusa reported inventories at actual cost and all prepaid maintenance costs were completely amortized at the end of each year.

     Accordingly, the use of different interim cost accounting methods has no effect on the reported results and the pro forma combined statement of earnings for the years ended December 31, 1997, 1996 and 1995, respectively.

          The volumetric increment of Medusa's inventory at March 31, 1998 over the beginning inventory was revalued from a standard cost basis to actual cost in order to properly reflect the end of the period inventory on the same basis as that of the ongoing entity. Because a large percentage of Medusa's planned annual maintenance shutdowns typically occur in the first quarter of the year, Medusa's standard cost was generally significantly lower than actual cost in the first quarter period. Accordingly, the adjustment from standard cost to actual cost resulted in an increase in end of period inventory and an additional charge to cost of goods sold as well as elimination of all deferred shutdown and maintenance costs.

          (2) To record the estimated costs to complete the combination of Southdown and Medusa under the pooling of interests accounting. The costs, which are calculated assuming a price of approximately $70 per share of Southdown Common Stock, primarily relate to severance and change of control payments, investment banking fees and other transaction costs, are currently estimated to be approximately $75 million, net of a tax benefit of $5 million, and are reflected as a reduction in reinvested earnings in the accompanying balance sheet. Unearned restricted common shares have been adjusted to zero in order to reflect the lapse of restrictions on these common shares in connection with the combination.

          (3) To adjust common stock and capital in excess of par value to reflect the issuance of approximately 14.7 million shares of Southdown Common Stock to Medusa shareholders based on the previously mentioned conversion ratio.

          (4) Pro forma basic earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding. Pro forma diluted earnings per share from continuing operations is computed based on the weighted average number of common shares outstanding plus the dilutive impact of options, warrants and convertible securities for each period after giving effect to the Merger on a pooling of interests basis.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              MEDUSA CORPORATION,

                                SOUTHDOWN, INC.

                                      AND

                             BEDROCK MERGER CORP.,

                                 MARCH 17, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

ARTICLE I
THE MERGER
1.1   The Merger............................................   A-1
1.2   Closing...............................................   A-1
1.3   Effective Date........................................   A-2
1.4   Effect of the Merger..................................   A-2
1.5   Articles of Incorporation and Code of Regulations.....   A-2
1.6   Directors and Officers of Surviving Corporation.......   A-2

ARTICLE II
CONVERSION OF SECURITIES
2.1   Conversion of Capital Stock...........................   A-2
2.2   Exchange of Certificates..............................   A-3
2.3   Treatment of Stock Options............................   A-5

                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT
3.1   Organization and Standing.............................   A-6
3.2   Subsidiaries..........................................   A-6
3.3   Capitalization of Parent..............................   A-6
3.4   Authorization of Additional Common Stock..............   A-7
3.5   Corporate Power and Authority.........................   A-7
3.6   Conflicts, Consents and Approval......................   A-7
3.7   Brokerage and Finder's Fees...........................   A-7
3.8   Opinion of Financial Advisor..........................   A-8
3.9   Accounting Matters....................................   A-8
3.10  Parent SEC Documents..................................   A-8
3.11  Registration Statement................................   A-8
3.12  Board Meeting.........................................   A-8
3.13  Operation of Parent's Business........................   A-8
3.14  Company Stock Ownership...............................   A-9
3.15  Vote Required.........................................   A-9
3.16  Parent Rights Agreement...............................   A-9
3.17  No Material Adverse Change............................   A-9
3.18  Undisclosed Liabilities...............................   A-9
3.19  Antitakeover Statutes Not Applicable..................   A-9

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
4.1   Organization and Standing.............................   A-9
4.2   Subsidiaries..........................................  A-10
4.3   Capitalization of Company.............................  A-10
4.4   Corporate Power and Authority.........................  A-10
4.5   Conflicts, Consents and Approval......................  A-11
4.6   Brokerage and Finder's Fees...........................  A-11
4.7   Opinion of Financial Advisor..........................  A-11
4.8   Accounting Matters....................................  A-11
4.9   Employee Benefit Plans................................  A-12
4.10  Company SEC Documents.................................  A-14
4.11  Taxes.................................................  A-14
4.12  Registration Statement................................  A-14
4.13  Compliance with Law...................................  A-15
4.14  Litigation............................................  A-15

                                                              PAGE
                                                              ----
4.15  No Material Adverse Change............................  A-15
4.16  Board Meeting.........................................  A-15
4.17  Undisclosed Liabilities...............................  A-15
4.18  Labor Relations.......................................  A-15
4.19  Operation of Company's Business.......................  A-16
4.20  Permits; Compliance...................................  A-16
4.21  Environmental Matters.................................  A-16
4.22  Company Stock Ownership...............................  A-16
4.23  Contracts.............................................  A-16
4.24  Vote Required.........................................  A-17
4.25  Company Rights Agreement..............................  A-17
4.26  Antitakeover Statutes Not Applicable..................  A-17

                            ARTICLE V

COVENANTS OF THE PARTIES
5.1   Mutual Covenants......................................  A-17
5.2   Covenants of Parent...................................  A-20
5.3   Covenants of Company..................................  A-22

                            ARTICLE VI

                            CONDITIONS
6.1   Mutual Conditions.....................................  A-24
6.2   Conditions to Obligations of Company..................  A-25
6.3   Conditions to Obligations of Parent and Subcorp.......  A-25

                           ARTICLE VII

                    TERMINATION AND AMENDMENT
7.1   Termination...........................................  A-26
7.2   Amendment.............................................  A-27
7.3   Extension; Waiver.....................................  A-27
7.4   Effect of Termination.................................  A-27

                           ARTICLE VIII

                          MISCELLANEOUS
8.1   Survival of Representations and Warranties............  A-27
8.2   Notices...............................................  A-27
8.3   Interpretation........................................  A-28
8.4   Counterparts..........................................  A-28
8.5   Entire Agreement......................................  A-28
8.6   Third Party Beneficiaries.............................  A-28
8.7   Governing Law.........................................  A-28
8.8   Jurisdiction..........................................  A-28
8.9   Waiver of Jury Trial..................................  A-29
8.10  Specific Performance..................................  A-29
8.11  Assignment............................................  A-29
8.12  Expenses and Fees.....................................  A-29
8.13  Severability..........................................  A-30
8.14  Definitions and Usage.................................  A-30

                                 EXHIBIT INDEX

Exhibit A   Form of Parent Affiliate Letter.................  A-35
Exhibit B   Form of Company Affiliate Letter................  A-37
Exhibit C   Form of Letter Agreement and Irrevocable........  A-40
Exhibit D   Form of Incentive Plan Letter Agreement.........  A-41

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") is made and entered into as of the 17th day of March, 1998, among Medusa Corporation, an Ohio corporation ("Company"), Southdown, Inc., a Louisiana corporation ("Parent"), and Bedrock Merger Corp., a newly formed Ohio corporation and wholly-owned subsidiary of Parent ("Subcorp").

                                    RECITALS

     WHEREAS, the Boards of Directors of Company and Parent have unanimously determined that the combination of Company and Parent is in the best interests of the shareholders of Company and Parent, respectively;

     WHEREAS, Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     WHEREAS, Company and Parent intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code");

     WHEREAS, Company and Parent intend that the Merger be accounted for as a pooling of interests for financial accounting purposes;

     WHEREAS, the Boards of Directors of Company, Parent and Subcorp by resolutions duly adopted, have unanimously approved and adopted this Agreement; and

     WHEREAS, by resolutions duly adopted, the Board of Directors of the Parent has unanimously recommended that the Parent Shareholders approve the Parent Shareholder Authorizations and the Board of Directors of the Company has unanimously recommended that the Company Shareholders vote in favor of the Merger; and

     WHEREAS, certain terms capitalized herein have the meanings given to therein in Section 8.14 of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Ohio General Corporation Law ("OGCL"), on the Effective Date (as hereinafter defined), Subcorp shall be merged ("Merger") with and into Company, whereupon the separate corporate existence of Subcorp shall cease and Company shall continue its existence under the laws of the State of Ohio. Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to satisfaction or, to the extent permitted hereunder, waiver (where applicable) of the conditions set forth in Article VI, the closing of the Merger ("Closing") will take place at the offices of Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, Suite 2900, 711 Louisiana Street, Houston, Texas 77002-2781, at 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in Sections 6.1(b), (c) and (d) and the satisfaction or waiver of the conditions set forth in Section 6.3(d), unless another date, time or place is agreed to in writing by the parties hereto, which agreement will not be unreasonably withheld ("Closing Date"). At the Closing there shall be delivered to Parent, Subcorp and Company the certificates and other documents and instruments required to be delivered under
Article VI.

     1.3 Effective Date. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, but in no event sooner than the Closing, the Merger shall be consummated by filing with the Secretary of State of the State of Ohio ("Ohio Secretary of State") a certificate of merger in such form as is required by and executed in accordance with Section 1701.81 of the OGCL ("Certificate of Merger") and by making all other filings or recordings required by Ohio law in connection with the Merger. The Merger shall become effective when the Certificate of Merger has been filed with the Ohio Secretary of State or at such later date as may be agreed in writing by the parties hereto and specified in the Certificate of Merger ("Effective Date").

     1.4 Effect of the Merger. From and after the Effective Date, the Surviving Corporation shall possess all rights, assets, powers, privileges and franchises and shall be subject to all obligations, liabilities, restrictions and disabilities of Company and Subcorp, all as provided under Ohio law.

     1.5 Articles of Incorporation and Code of Regulations. The Certificate of Merger shall provide that on the Effective Date (i) the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of Company, except for Article I thereof which shall read "The name of the corporation is 'Southdown Medusa, Inc.,' " and (ii) the Code of Regulations of the Surviving Corporation in effect immediately prior to the Effective Date shall be in the Code of Regulations of Company immediately prior thereto; in each case until amended in accordance with applicable law.

     1.6 Directors and Officers of Surviving Corporation. From and after the Effective Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Company on the date of execution of this Agreement shall be the directors of the Surviving Corporation and (ii) the officers of Subcorp on the date of execution of this Agreement shall be the officers of the Surviving Corporation, subject to the exclusive right of the Parent to remove or replace any such directors or officers.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. On the Effective Date, by virtue of the Merger and without any action on the part of Parent, Subcorp or Company:

          (a) Conversion of Company Common Shares. Each common share, without par value, of Company ("Company Common Shares") outstanding immediately prior to the Effective Date shall (other than shares to be canceled in accordance with the last sentence of this paragraph (a) and other than Company Dissenting Shares) be converted into the right to receive .88 fully paid and non-assessable shares of common stock ("Exchange Ratio"), $1.25 par value, of Parent ("Common Stock") ("Merger Consideration"). The Merger Consideration is subject to appropriate adjustment in the event of any change in Common Stock during the period between the date of this Agreement and the Effective Date, by reason of any reclassification, recapitalization, stock split or combination, exchange or adjustment of issued and outstanding shares, or any stock dividend thereon with a record date during such period. Each Company Common Share, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Date shall be canceled, and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Date.

          (b) Conversion of Subcorp Shares. Each common share of Subcorp outstanding immediately prior to the Effective Date shall be converted into and become one common share of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     2.2 Exchange of Certificates.

          (a) Exchange Agent. At or prior to the Effective Date, Parent shall deposit with an exchange agent designated by Parent and reasonably acceptable to Company ("Exchange Agent"), for the benefit of Company Shareholders and for exchange in accordance with this Section 2.2, certificates representing shares of Common Stock issuable pursuant to
     Section 2.1 in exchange for outstanding Company Common Shares.

          (b) Exchange Procedures. Promptly and, in any event, within three (3) business days after the Effective Date, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the Effective Date represented outstanding Company Common Shares, whose shares were converted into the right to receive shares of Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
     (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that whole number of shares of Common Stock which such holder has the right to receive pursuant to Section 2.1, and (ii) cash in lieu of any fractional shares in the manner and amount as determined pursuant to
     Section 2.2(c).

          (c) No Fractional Shares. No certificates or scrip representing fractional Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of a Certificate exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(c), a cash payment in lieu of such fractional share of Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such time or times, in such manner and on such terms as the Exchange Agent shall determine in its sole discretion are reasonable) on behalf of all such holders of the aggregate of the fractional shares of Common Stock which would otherwise have been issued ("Fractional Shares"). The sale of the Fractional Shares by the Exchange Agent shall be executed on the New York Stock Exchange ("NYSE") or such other nationally recognized securities exchange (collectively, a "National Exchange") on which the Common Stock is traded through one or more member firms of the NYSE or a National Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales shall have been distributed to the holders of fractional shares, the Exchange Agent will hold such proceeds in trust ("Exchange Trust") for the holders of fractional shares. The Parent shall pay all commissions, transfer taxes and other out-of-pocket transactions costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of the Fractional Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional shares in lieu of any fractional shares of Common Stock, the Exchange Agent shall make available such amounts to such holders of fractional shares without interest.

          (d) Unregistered Transfers. In the event of a transfer of ownership of shares of Company Common Shares which is not registered on the transfer records of Company, a certificate representing the proper number of shares of Common Stock, together with cash in lieu of fractional shares, if any, or any unpaid dividends and distributions may be issued to such transferee if the Certificate representing such Company Common Shares held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon surrender a certificate representing shares of Common Stock and cash in lieu of any fractional share, if any, or any unpaid dividends and distributions as provided in this Article II.

          (e) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Date with respect to shares of Common Stock and having a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofor payable with respect to such whole shares of Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
     (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Common Stock, less the amount of any withholding taxes which may be required thereon.

          (f) No Further Ownership Rights in Company Common Shares. All shares of Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares represented thereby, and from and after the Effective Date there shall be no further registration of transfers on the stock transfer books of Company of Company Common Shares. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

          (g) Lost Certificate. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificates as contemplated by this Article II.

          (h) Termination of Exchange Trust. Any portion of the Exchange Trust which remains undistributed to Company Shareholders for one (1) year after the Effective Date shall be delivered to Parent, upon demand thereby, and holders of Company Common Shares who have not theretofor complied with this
     Section 2.2 shall thereafter look only to Parent for payment of any claim to shares of Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

          (i) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Company Common Shares (or, in each case, dividends or distributions with respect thereto) or cash from the Exchange Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Date of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole Company Common Shares in respect of such Certificate would otherwise escheat to or become the property of any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority) ("Governmental Authority"), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (j) Investment of Exchange Trust. The Exchange Agent shall invest any cash included in the Exchange Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Trust pursuant to
     Section 2.2(h).

          (k) Dissenters' Rights. The holder of any Company Common Shares outstanding immediately prior to the Merger that has validly exercised such holder's dissenters' rights under the OGCL ("Company Dissenting Shares") shall not be entitled to receive Common Stock, in respect of Company Dissenting Shares as to which such holder has validly exercised dissenters' rights, unless and until such holder shall have failed to perfect, shall have validly withdrawn or shall have lost or had terminated such holder's right to payment for such holder's Company Dissenting Shares as provided by the OGCL. In such event, such holder shall be entitled to receive, without interest, the Common Stock such holder would have been entitled to receive had such holder not exercised dissenters' rights.

          (l) Parent Rights. Each share of Common Stock issued to holders of Company Common Shares in the Merger shall be issued together with one associated Parent Right in accordance with the Parent Rights Agreement. References herein to the shares of Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

     2.3 Treatment of Stock Options.

          (a) Prior to the Effective Date, Company and Parent shall take all such actions as may be necessary to cause each unexpired and unexercised option or right to purchase shares of Company Common Shares under stock option plans and stock purchase plans of Company in effect on the date hereof which has been granted by Company to current or former directors, officers or Employees of Company or its subsidiaries (each, a "Company Option") to be automatically converted on the Effective Date into an option (each, a "Parent Exchange Option") to purchase that number of shares of Common Stock equal to the number of shares of Company Common Shares issuable immediately prior to the Effective Date upon exercise of the Company Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Company Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Company Option immediately before the Effective Date (including, without limitation, the acceleration of the exercisability of each such option upon the consummation of the Merger and the length of the period of continuing exercisability of each such option after any termination of the employment of the respective optionee); provided that with respect to any Company Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of
     Section 424(a) of the Code. In connection with the issuance of Parent Exchange Options, Parent shall (i) reserve for issuance the number of shares of Common Stock that will become subject to Parent Exchange Options pursuant to this Section 2.3, and (ii) from and after the Effective Date, upon exercise of Parent Exchange Options, make available for issuance all shares of Common Stock covered thereby, subject to the terms and conditions applicable thereto. Each director, officer or Employee of Company who is required to execute and who executes the letter agreement contemplated in
     Section 5.3(e) and whose employment is terminated following the Merger shall have the expiration date of his Parent Exchange Option extended until the 90th day following the date that such director, officer or Employee of Company is first permitted to sell, transfer or otherwise dispose of Common Stock under the terms of such letter agreement. Parent shall cause the committee administering its stock incentive plan to grant Parent Exchange Options in accordance with this Section 2.3.

          (b) Company agrees to issue treasury shares of Company, to the extent available, upon the exercise of Company Options prior to the Effective Date.

          (c) Parent agrees to file with the Securities and Exchange Commission ("Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Common Stock issuable upon exercise of the Parent Exchange Options and use its best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents, warrants, covenants and agrees as follows:

     3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Parent, its Articles of Incorporation, as amended and restated, or Bylaws ("Parent Articles and Bylaws"), or, in the case of any subsidiary of Parent, its Articles of Incorporation, Bylaws or other organizational documents.

     3.2 Subsidiaries. Section 3.2 of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each subsidiary of Parent and the jurisdictions in which each such subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent's subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth in Section 3.2 of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such subsidiary's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a Parent Material Adverse Effect. Each of Parent's subsidiaries has all requisite corporate (or other organizational) power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Parent has made available to Company a complete and correct copy of the charter documents and bylaws (or similar organizational documents) of each of Parent's subsidiaries, each as amended to date, and the charter documents and bylaws (or similar organizational documents) as so delivered are in full force and effect.

     3.3 Capitalization of Parent. As of February 28, 1998, Parent's authorized capital stock consisted of (i) 40,000,000 shares of common stock, $1.25 par value per share of which (a) 23,607,047 shares were issued and outstanding, (b) 1,166,100 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (i)(c) below) and (c) 1,622,935 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent, and
(ii) 10,000,000 shares of preferred stock, $.05 par value per share ("Parent Preferred Stock"), none of which are outstanding or designated except as provided in the next sentence. As of the date hereof, 400,000 shares are designated Preferred Stock, Cumulative Junior Participating Series C ("Parent Series C Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of March 4, 1991, by and between Parent and Chase Mellon Shareholder Services, L.L.C., as Rights Agent ("Parent Rights Agreement"), pursuant to which Parent has issued rights ("Parent Rights") to purchase shares of Parent Series C Preferred Stock. Each outstanding share of Parent capital stock is, and all shares of Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and no outstanding share of Parent capital stock has been, and no shares of Common Stock to be issued in connection with the Merger will be issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the Parent SEC Documents, pursuant to the Parent Rights Agreement or in Section 3.3 to the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Parent or any of its subsidiaries of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent, and Parent has no obligation of any kind to issue any additional securities or to pay for securities of Parent or any predecessor. Parent has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Parent Common Stock.

     3.4 Authorization of Additional Common Stock. The Board of Directors, at a meeting duly called and held, has by the required vote of the directors then in office, approved the authorization of an additional 160 million shares of Common Stock ("Parent Amendment"), adopted a resolution declaring the advisability of such action and directed that such action be submitted for consideration by the Parent Shareholders. Subject to authorization by the holders of Common Stock ("Parent Shareholders") ("Common Stock Authorizations"), Parent will obtain all necessary consents, approvals or authorizations necessary to effect the Parent Amendment.

     3.5 Corporate Power and Authority. Each of Parent and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to the Common Stock Authorizations and the authorization of the issuance of shares of Common Stock in connection with the Merger as required by the NYSE (collectively, "Parent Shareholder Authorizations") by the Parent Shareholders, to consummate the transactions contemplated by this Agreement and no other corporate proceedings on the part of either of Parent or Subcorp or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Subcorp and the consummation by Parent and Subcorp of the transactions contemplated hereby, other than obtaining the Parent Shareholder Authorizations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Subcorp, subject to the Parent Shareholder Authorizations. This Agreement has been duly executed and delivered by each of Parent and Subcorp, and constitutes the legal, valid and binding obligation of each of Parent and Subcorp enforceable against each of them in accordance with its terms.

     3.6 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Parent or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Parent Articles and Bylaws or the Articles of Incorporation or Code of Regulations of Subcorp;

          (b) except as disclosed in Section 3.6(b) to the Parent Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Parent or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with any third party or any Governmental Authority other than: (i) the Parent Shareholder Authorizations; (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"); and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement; all except for any of the foregoing that are set forth in Section 3.6(d) to the Parent Disclosure Schedule and, in the case of (b), (c) and (d), any of the foregoing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     3.7 Brokerage and Finder's Fees. Except for Parent's obligation to Lehman Brothers Inc. ("Lehman Brothers"), Parent has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Lehman Brothers, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments payable by Parent and its affiliates in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

     3.8 Opinion of Financial Advisor. Parent has received the opinion of Lehman Brothers to the effect that, as of the date hereof, the Exchange Ratio is fair to the Parent from a financial point of view, and a true and complete copy of such opinion has been delivered to Company prior to the execution of this Agreement.

     3.9 Accounting Matters. To the best Knowledge of Parent, neither Parent nor any of its Affiliates has taken, agreed to take or failed to take any action that (without giving effect to any actions taken or agreed to be taken by Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests for financial accounting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

     3.10 Parent SEC Documents. Parent has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it since December 31, 1996 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, "Exchange Act") or the Securities Act of 1933, as amended ("Securities Act") (all documents filed since such date, collectively, "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     3.11 Registration Statement. The information provided by Parent for inclusion in the registration statement on Form S-4 to be filed with the Commission by Parent under the Securities Act, including the prospectus (as amended, supplemented or modified, "Prospectus") relating to shares of Common Stock to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Company Shareholders with respect to the Merger and the vote of Parent Shareholders with respect to the Parent Shareholder Authorizations (collectively and as amended, supplemented or modified, "Joint Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate to Company and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

     3.12 Board Meeting. The Board of Directors of Parent, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Amendment, taken together, are fair to and in the best interests of Parent and the Parent Shareholders.

     3.13 Operation of Parent's Business. Since December 31, 1997 through the date of this Agreement, none of Parent or any of its subsidiaries has engaged in any transaction which, if closed after execution of this Agreement, would violate Section 5.2(c) hereof except as described or reflected in the Parent SEC Documents or as set forth in Section 3.13 to the Parent Disclosure Schedule.

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

     3.14 Company Stock Ownership. Except as set forth in Section 3.14 to the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries owns any Company Common Shares or other securities convertible into Company Common Shares.

     3.15 Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of Common Stock with respect to the adoption of the Parent Amendment and the affirmative vote of at least a majority of the votes cast by the holders of record of shares of Common Stock with respect to the approval of the issuance of Common Stock (provided that the total votes cast on the proposal represents more than 50% of the outstanding shares of Common Stock entitled to vote thereon) in connection with the Merger are the only votes of the holders of any class or series of the capital stock of Parent required to approve the Merger and the other transactions contemplated hereby.

     3.16 Parent Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Parent Right is represented by the certificate representing the associated share of Common Stock and is not exercisable or transferable apart from the associated share of Common Stock, and the consummation of the transactions contemplated by this Agreement will not result in a "Distribution Date" or a "Triggering Event" (as defined in the Parent Rights Agreement), assuming that no "Person," together with all "Affiliates" and "Associates" of such Person, shall be the "Beneficial Owner" (as such terms are defined in the Parent Rights Agreement) of 15% or more of the shares of Common Stock issuable in the Merger.

     3.17 No Material Adverse Change. Except as set forth in or contemplated by the Parent SEC Documents filed with the Commission as of the date hereof or in
Section 3.17 to the Parent Disclosure Schedule, since December 31, 1997, each of Parent and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no: (i) material adverse change in the business or financial condition of Parent and its subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Parent and its subsidiaries participate or are engaged; (ii) material adverse effect on the ability of Parent to consummate the transactions contemplated hereby; (iii) declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) material change in its accounting principles, practices or methods.

     3.18 Undisclosed Liabilities. Except: (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Parent as of December 31, 1997 or the notes thereto included in the Parent SEC Documents or otherwise disclosed in the Parent SEC Documents filed with the Commission as of the date hereof; (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement; or
(iii) as set forth in Section 3.18 to the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due that would be required by generally accepted accounting principles to be disclosed and that, individually or in the aggregate, have or would reasonably be expected to have a Parent Material Adverse Effect.

     3.19 Antitakeover Statutes Not Applicable. Parent has taken all necessary actions so that no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation will apply to this Agreement, the Merger or the other transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents, warrants, covenants and agrees as follows:

     4.1 Organization and Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of Company, its Articles of Incorporation, as amended and restated or Code of Regulations ("Company Articles and Code of Regulations"), or, in the case of any subsidiary of Company, its Articles of Incorporation, Bylaws or other organizational documents.

     4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule lists the name and jurisdiction of organization of each subsidiary of Company and the jurisdictions in which each such subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Company's subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth in Section 4.2 of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such subsidiary's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a Company Material Adverse Effect. Each of Company's subsidiaries has all requisite corporate (or other organizational) power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Company has made available to Parent a complete and correct copy of the charter documents and bylaws (or similar organizational documents) of each of Company's subsidiaries, each as amended to date, and the charter documents and bylaws (or similar organizational documents) as so delivered are in full force and effect. Other than Company subsidiaries, Company does not beneficially own or control, directly or indirectly, any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     4.3 Capitalization of Company. As of February 28, 1998, Company's authorized capital shares consisted of (i) 50,000,000 shares of common stock, without par value, of which (a) 16,672,757 shares were issued and outstanding,
(b) 1,962,656 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (i)(c) below) and (c) 625,025 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Company pursuant to the Company's Incentive Plan, and (ii) 3,000,000 shares of preferred stock, without par value ("Company Preferred Shares"). As of the date of this Agreement, Company has designated as to series: (i) 1,000,000 shares of "Class A Serial Preferred", none of which is issued and outstanding; (ii) 1,000,000 shares of "Class B Serial Preferred", none of which is issued and outstanding; and (iii) 1,000,000 shares of "Class C Preferred", none of which is issued and outstanding. As of the date hereof, the series of "Class C Preferred" ("Class C Preferred Shares") is reserved for issuance in accordance with the Rights Agreement, dated as of October 13, 1988, as amended, by and between Company and First Chicago Trust Company of New York (successor to Society National Bank, successor to National City Bank), as Rights Agent ("Company Rights Agreement"), pursuant to which Company has issued rights ("Company Rights") to purchase shares of Class C Preferred Shares. Each outstanding share of Company capital stock is a common share, duly authorized and validly issued, fully paid and nonassessable, and no outstanding share of Company capital stock has been issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the Company SEC Documents, pursuant to the Company Rights Agreement or in Section 4.3 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Company or any of its subsidiaries of any securities of Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Company, and Company has no obligation of any kind to issue any additional securities or to pay for securities of Company or any predecessor. Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Company Common Shares.

     4.4 Corporate Power and Authority. Company has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by the holders of Company Common Shares ("Company Shareholders"), to consummate the transactions contemplated by this Agreement and no other corporate proceedings on the part of either Company or Company Shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby, other than obtaining the affirmative vote of Company shareholders owning a majority of the Company Common Shares. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to authorization of the Merger and the transactions contemplated hereby by Company Shareholders. This Agreement has been duly executed and delivered by Company, and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.5 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Company nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Company Articles or Code of Regulations;

          (b) except as disclosed in Section 4.5(b) to the Company Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Company or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Company or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Company or any of its Affiliates with any third party or any Governmental Authority other than: (i) authorization of the Merger and the transactions contemplated hereby by Company Shareholders;
     (ii) actions required by the HSR Act; and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement; except for any of the foregoing that are set forth in Section 4.5(d) to the Company Disclosure Schedule and, in the case of (b), (c) and (d), any of the foregoing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.6 Brokerage and Finder's Fees. Except for Company's obligation to J.P. Morgan ("J.P. Morgan") (a copy of the written agreement relating to such obligation having previously been provided to Parent), Company has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to J.P. Morgan, Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments payable by Company and its Affiliates in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

     4.7 Opinion of Financial Advisor. Company has received the opinion of J.P. Morgan to the effect that, as of the date hereof, the Exchange Ratio is fair to the Company Shareholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

     4.8 Accounting Matters. To the best Knowledge of Company, neither Company nor any of its Affiliates has taken, agreed to take or failed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent or any of its Affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests for financial accounting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

     4.9 Employee Benefit Plans.

          (a) Section 4.9(a) to the Company Disclosure Schedule lists all Company Plans. With respect to each Company Plan, Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, include if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

          (b) Company has made available each favorable determination letter from the Internal Revenue Service with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Company Plan") and, to the Knowledge of Company, there are no existing circumstances nor any events that have occurred that would be likely to adversely affect the qualified status of any Qualified Company Plan or the related trust.

          (c) All contributions required to be made to any Company Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be reflected in accordance with generally accepted accounting principles in the Company SEC Documents filed or to be filed with the Commission.

          (d) Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans (except where the failure to do so would not have a Company Material Adverse Effect). There is not now, and, to the Knowledge of the Company, there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any material lien on the assets of Company or any of its subsidiaries under ERISA or the Code.

          (e) Except as set forth in Section 4.9(e) to the Company Disclosure Schedule, no Company Plan is subject to Title IV or Section 302 of ERISA or
     Section 412 of the Code, nor has Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within the last five years before the date hereof, contributed to or been obligated to contribute to any employee pension benefit plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 4.9(e) to the Company Disclosure Schedule, no Company Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of
     Section 4001(a)(3) of ERISA ("Multiple Employer Plan"), nor has Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (f) All Company Plans which are employee pension benefit plans, within the meaning of Section 3(2) of ERISA ("Pension Plans") have been funded, where required by applicable law, in compliance with the minimum funding standards of ERISA, and Company has not sought a waiver of the minimum funding standards under Code Section 412.

          (g) With respect to each Pension Plan which is not a Multiemployer Plan but which is subject to the provisions of Title IV of ERISA, to the Company's Knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would demand termination of such plan or appointment of itself or its nominee as trustee thereunder.

          (h) As of the Closing Date, except as set forth in Section 4.9(h) to the Company Disclosure Schedule, no liability to the PBGC has been incurred with respect to the Pension Plans other than premiums due and not yet payable. All premiums due and payable to the PBGC with respect to the Pension Plans have been paid in full. The PBGC has not instituted proceedings to terminate any of the Pension Plans.

          (i) No notice of a reportable event has been required to be filed with the PBGC under Section 4043 of ERISA and the regulations thereunder with respect to any of the Pension Plans, other than those waived, and except as set forth in Section 4.9(i) to the Company Disclosure Schedule, there has been no event described in Section 4062(e) of ERISA which would have a Company Material Adverse Effect.

          (j) Except as set forth in Section 4.9(j) to the Company Disclosure Schedule, none of the Pension Plans have been terminated or partially terminated nor have the contributions to any Pension Plans been discontinued, within the meaning of Section 411(d)(3) of the Code, nor, to the Knowledge of the Company, have there been any events with regard to such Pension Plans or their related funding instruments which constitutes grounds for such a termination, partial termination or discontinuance of contributions.

          (k) Except as set forth in Section 4.9(k) to the Company Disclosure Schedule, as of December 31, 1997, and using reasonable actuarial assumptions, the fair market value of assets for each Pension Plan which is subject to Title IV of ERISA (other than Multiemployer Plans) and which constitute a "single plan" (as defined in Treasury Regulation Section 1.414(l) -- 1(b)(1)) exceeds the present value of benefits on a projected benefit obligation basis.

          (l) Except as set forth in Section 4.9(l) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred, within 5 years before the date hereof, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan.

          (m) Neither Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
     Section 4204 of ERISA within six (6) years before the date hereof which would have a Company Material Adverse Effect.

          (n) Except as disclosed in Section 4.9(n) of the Company Disclosure Schedule, or in the Company SEC Documents filed with the Commission as of the date hereof, and except for health continuation coverage as required by
     Section 4980B of the Code or Part 6 of Title I of ERISA, neither Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former Employees or beneficiaries or dependents thereof which would have a Company Material Adverse Effect. Except as set forth in Section 4.9(n) to the Company Disclosure Schedule, each Company Plan disclosed in Section 4.9(a) of the Company Disclosure Schedule provides that it may be amended or terminated in accordance with its terms.

          (o) Except as set forth in Section 4.9(o) of the Company's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Employee of Company or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 4.9(o) to the Company Disclosure Schedule, no amount paid or payable by Company or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (p) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any material liability of Company or any of its subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

          (q) With respect to each Company Plan which is an employee benefit plan under Section 3(3) of ERISA, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty has occurred which would be a material liability of Company or any of its subsidiaries following the Closing.

     4.10 Company SEC Documents. Company has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (all documents filed since such date, collectively "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     4.11 Taxes. Except as set forth in Section 4.11 to the Company Disclosure
Schedule: (i) Company has duly filed all federal, state, local and foreign income, franchise, excise, sales, use, gross receipts, severance, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Company prior to the date hereof, taking into account applicable extensions, except for such failures to file as would not have a Company Material Adverse Effect; (ii) all of the foregoing returns and reports are true and correct in all respects except as would not have a Material Adverse Effect, and Company has paid or, prior to the Effective Date, will pay all Taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority; (iii) Company has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Company included in the Company SEC Documents for all Taxes payable in respect of all periods ending on or prior to September 30, 1997; (iv) neither Company nor any of its subsidiaries will have any material liability for any Taxes in excess of the amounts so paid or reserves so established; (v) no deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any Taxing authority, against Company or any of its subsidiaries for which there are not adequate reserves (in accordance with generally accepted accounting principles) except for those that would not have a Material Adverse Effect; (vi) as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (in accordance with generally accepted accounting principles); (vii) the federal income Tax returns of Company and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending December 31, 1992; (viii) Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation; and
(ix) Company Plans, to the extent intended by their express terms to provide compensation that qualifies as "performance-based compensation" within the meaning of Section 162(m) of the Code meet the requirements for such treatment under Section 162(m) of the Code.

     4.12 Registration Statement. None of the information provided by Company for inclusion in the Registration Statement, including the Prospectus, and relating to the Joint Proxy Statement with respect to the Merger and the vote of Company Shareholders with respect to the Merger contained therein at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Parent and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

     4.13 Compliance with Law. Except as set forth in Section 4.13 to the Company Disclosure Schedule, each of Company and its subsidiaries is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws"), relating to it or its business or properties, except for any such failures to be in compliance therewith which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and its subsidiaries taken as a whole.

     4.14 Litigation. Except as set forth in Section 4.14 to the Company Disclosure Schedule or in the Company SEC Documents, there is no suit, claim, action, proceeding or investigation ("Action") pending or, to the Knowledge of Company, threatened against Company or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to consummate the transactions contemplated hereby. Neither Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, would have a Company Material Adverse Effect or a material adverse effect on the ability of Company to consummate the transactions contemplated hereby.

     4.15 No Material Adverse Change. Except as set forth in or contemplated by the Company SEC Documents filed with the Commission as of the date hereof or in
Section 4.15 to the Company Disclosure Schedule, since September 30, 1997, each of Company and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no: (i) material adverse change in the business or financial condition of Company and its subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Company and its subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Company and its subsidiaries participate or are engaged; (ii) material adverse effect on the ability of Company to consummate the transactions contemplated hereby; (iii) declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) material change in its accounting principles, practices or methods.

     4.16 Board Meeting. The Board of Directors of Company, at a meeting duly called and held, has by the required vote of the directors then in office determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Company and the Company Shareholders.

     4.17 Undisclosed Liabilities. Except: (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Company as of September 30, 1997 or the notes thereto included in the Company SEC Documents or otherwise disclosed in the Company SEC Documents filed with the Commission as of the date hereof; (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement; or
(iii) as set forth in Section 4.17 to the Company Disclosure Schedule, neither Company nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and that would be required by generally accepted accounting principles to be disclosed and that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

     4.18 Labor Relations. There is no unfair labor practice complaint against Company or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the Knowledge of Company, threatened against Company or any of its subsidiaries, except for any such proceedings which would not reasonably be expected to have a

Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or as set forth in Section 4.18 to the Company Disclosure Schedule, neither Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Knowledge of Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Employees of Company.

     4.19 Operation of Company's Business. Since September 30, 1997 through the date of this Agreement, none of Company or any of its subsidiaries has engaged in any transaction which, if closed after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the Company SEC Documents or as set forth in Section 4.19 to the Company Disclosure Schedule.

     4.20 Permits; Compliance. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     4.21 Environmental Matters.

          (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (b) Except as set forth in the Company SEC Documents filed with the Commission as of the date hereof or in Section 4.21(b) to the Company Disclosure Schedule, there are, with respect to Company, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and none of Company and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or the Company's Knowledge threatened in connection with any of the foregoing.

          (c) To Company's Knowledge, except as set forth in the Company SEC Documents filed with the Commission as of the date hereof or in Section 4.21(c) to the Company Disclosure Schedule, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Company or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Company or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Company's business except, in any case, as could reasonably be expected not to have a Company Material Adverse Effect.

     4.22 Company Stock Ownership. Except as set forth in Section 4.22 to the Company Disclosure Schedule, neither Company nor any of its subsidiaries owns any shares of Common Stock or other securities convertible into Common Stock.

     4.23 Contracts. Except as set forth in Section 4.23 to the Company Disclosure Schedule, none of Company, any of its subsidiaries, or, to the Knowledge of Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Company under, any contract, agreement, guarantee, lease or executory commitment ("Company Contract")to which it is a party, except such violations or defaults under such Company Contracts which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     4.24 Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding Company Common Shares with respect to the Merger are the only votes of the holders of any class or series of the capital stock of Company required to approve the Merger and the other transactions contemplated hereby.

     4.25 Company Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated Company Common Share and is not exercisable or transferable apart from the associated share of Company Common Share, and the execution and delivery of this Agreement will not result in Parent becoming an "Acquiring Person" and the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement will not result in a "Distribution Date" or a "Shares Acquisition Date" (each, as defined in the Company Rights Agreement).

     4.26 Antitakeover Statutes Not Applicable. Company has taken all necessary actions so that no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation will apply to this Agreement, the Merger or the other transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

          (a) General. Company and Parent shall use, respectively, their best commercial efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement; including, without limitation, using, respectively, their best efforts to cause the conditions set forth in
     Article VI to the other's obligations to be satisfied as soon as reasonably practicable and will not take or fail to take any action that could reasonably be expected to result in nonfulfillment of such condition, and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request to consummate the Merger.

          (b) HSR Act. Within ten (10) Business Days after the date hereof, Company and Parent will make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement and will use best efforts to obtain early termination of any waiting period under the HSR Act. Company and Parent will file or cause to be filed as promptly as practicable with the United States Department of Justice ("Justice Department") any supplemental information which may be requested pursuant to the HSR Act. All filings referred to in this Section 5.1(b) will comply in all material respects with the requirements of the respective laws pursuant to which they are made.

          Without limiting the generality or effect of the foregoing, and notwithstanding any provision herein to the contrary, Company and Parent will: (i) use best efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act; (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other; and (iii) cooperate with each other and use best efforts to obtain the requisite approval of the FTC and Justice Department, including, without limitation,
     (A) the removal, dissolution, stay, or dismissal of any temporary restraining order which prevents the consummation of the transactions contemplated by this Agreement or requires as a condition thereto that all or any part of the Business be held separate, or (B) the pursuit of necessary litigation or administrative proceedings (including, if necessary, participation in proceedings through the trial court level).

          (c) Other Governmental Matters. Company and Parent shall use their best efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority and any third parties that it may be required to give, make or obtain.

          (d) Pooling-of-Interests. Company and Parent shall not knowingly take or fail to take any action that would cause the Merger not to qualify for pooling of interests accounting treatment for financial reporting purposes.

          (e) Tax-Free Treatment. Company and Parent shall not take or fail to take any action that would cause the Merger not to constitute a Tax-free "reorganization" under Section 368(a) of the Code.

          (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Date or termination of this Agreement pursuant to Section 7.1, Company and Parent shall not issue any press release with respect to the Merger without the consent of the other, whose consent shall not be unreasonably withheld.

          (g) Access. From and after the date of this Agreement until the Effective Date (or the termination of this Agreement), Company and Parent shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers in a manner that will not unreasonably interfere with the other operations. Information obtained by Parent and Company pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated January 20, 1998 ("Confidentiality Agreement"), which agreement remains in full force and effect.

          (h) Certain Actions. Without limiting the generality of, with respect to Company, Section 5.3(c), and with respect to Parent, Section 5.2(c), during the period from the date of this Agreement to the Effective Date or the earlier termination of this Agreement pursuant to Section 7.1, neither Company nor Parent shall, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in
     Section 5.1(h) to each of the parties respective disclosure schedules, without the prior written consent of the other party, which consent shall not be unreasonably withheld:

             (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock;
        (B) make, declare or pay any dividend or distribution (except for the declaration and payment of regular quarterly cash dividends on Company Common Shares and Common Stock, respectively, in each case with usual record and payment dates for such dividends in accordance with past dividend practices) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of the parties or any of their respective subsidiaries); (C) grant any person any right or option to acquire any shares of its capital stock other than pursuant to a currently authorized stock option plan; (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or such securities (except pursuant to the exercise of outstanding convertible securities, warrants, options or rights to purchase Common Stock or Company Common Shares and other than the issuance of Parent Rights and reservation of Parent Series C Preferred Stock pursuant to the Parent Rights Agreement in accordance with the terms thereof); or
        (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock other than pursuant to the provisions of this Agreement.

             (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

             (iii) make or propose any changes in its Articles of Incorporation or Bylaws (or other similar organizational documents), each as amended and restated, or other organizational documents, other than the Parent Amendment;

             (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person other than in connection with this Agreement and the transactions contemplated hereby;

             (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

             (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted, or modifications made, in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of this Agreement;

             (vii) materially change its method of doing business or materially change any method or principle of accounting in a manner that is inconsistent with past practice;

             (viii) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $250,000;

             (ix) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract to which either is a party or any confidentiality agreement to which either is a party;

             (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice or pursuant to a capital expenditure program previously approved by the Board of Directors or otherwise currently underway;

             (xi) take any action to exempt under or make not subject to any applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than between the parties or their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

             (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

             (xiii) agree in writing or otherwise to take any of the foregoing actions.

          (i) Brokers or Finders. Each of Parent and Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage, finders or similar fee or commission or expenses related to Lehman Brothers, in the case of Parent, and J.P. Morgan, in the case of Company, or asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

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

     5.2 Covenants of Parent.

          (a) Parent Shareholders' Meeting. Parent shall take all action in accordance with Applicable Laws and the Parent Articles and Bylaws necessary to convene a meeting of Parent Shareholders as promptly as practicable to consider and vote upon the Parent Shareholder
     Authorizations.

          (b) Preparation of Joint Proxy Statement. Parent shall cooperate with Company to, and shall, as soon as is reasonably practicable, prepare and file a Joint Proxy Statement and Registration Statement and all required amendments and supplements with the Commission and shall cooperate with Company to, and shall, use all reasonable efforts to respond to comments and to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Date. Parent shall use its best commercial efforts to mail at the earliest practicable date to Parent Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Parent Shareholders in connection with the Merger, the transactions contemplated thereby and the authorization of additional shares. Parent shall advise Company promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement (copies of which it shall furnish to Company). Parent shall give Company and its counsel the opportunity to review the Joint Proxy Statement and the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with or sent to the SEC. Parent also shall cooperate with Company to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger.

          (c) Conduct of Parent's Operations. During the period from the date of this Agreement to the Effective Date, and except as set forth in Section 5.2(c) to the Parent Disclosure Schedule, Parent shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its best commercial efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key Employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

          (d) Indemnification. Parent shall cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and Code of Regulations providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification and shall cause the Surviving Corporation to indemnify in accordance therewith. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, (i) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the indemnified party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such action to the full extent permitted by Applicable Law, upon receipt of any undertaking required by Applicable Law, and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (e) Directors' and Officers' Insurance. Parent agrees to use its best commercial efforts to cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Date the current policies of directors' and officers' liability insurance maintained by Company with respect to matters occurring prior to the Effective Date; provided, however, that (i) the Surviving Corporation may substitute therefor policies of comparable coverage containing terms and conditions which, when taken as a whole, are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of 200% of the current annual premium paid by Company for its existing coverage, but in such case shall purchase as much coverage as possible for such amount.

          (f) Employee Benefits. Without limiting the effect of Section 2.3 Parent covenants and agrees that, from and after the Effective Date, it will cause the Surviving Corporation and its subsidiaries to provide for the benefit of employees of the Surviving Corporation and its subsidiaries either (i) benefits that are no less favorable, in the aggregate, as those provided to Employees or Former Employees of Company or its subsidiaries immediately prior to the date of this Agreement, or (ii) benefits that are no less favorable, in the aggregate, as those provided to employees of Parent or its subsidiaries after the Effective Date. If any Employee (as defined below) becomes a participant in any employee benefit or compensation plan of Parent, a Parent subsidiary (other than the Surviving Corporation) or a Parent affiliate, such Employee shall be given credit under such plan for all service with Company and its subsidiaries, affiliates and predecessors which is recognized by Company under a similar Company Plan and is rendered prior to the time the Employee becomes such a participant, for all purposes; provided, however, such service credit shall not result in a duplication of benefits. To the extent employee benefit plans of Parent or its subsidiaries or affiliates provide medical or dental welfare benefits to Employees or Former Employees (as defined below) after the Effective Date, such plans shall waive any preexisting conditions, medical certifications and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Date shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. For purposes of the foregoing, (i) "Employees" shall mean the employees of Company or a subsidiary of Company whose terms of employment are not subject to a collective bargaining agreement immediately prior to the Effective Date, including, without limitation, any employee who is absent at the Effective Date on short-term disability, long-term disability, Workers' Compensation or an authorized leave (such as maternity, military, family and medical leaves or other leaves where return to work is subject to statutory requirements), and (ii) "Former Employees" shall mean any former Employees of Company or a Company subsidiary whose employment terminated prior to the Effective Date (whether by retirement or otherwise).

          Parent shall cause the Surviving Corporation and its subsidiaries to honor all Company's existing agreements with any Employee.

          (g) Notification of Certain Matters. Parent shall give prompt notice to Company of and will use all commercially reasonable efforts to cure (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Parent or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Date and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(g) shall not limit or otherwise affect the remedies available hereunder to Company.

          (h) Parent Shareholders' Approvals. Parent shall, as promptly as practicable, submit the issuance of Parent Common Stock in the Merger as required by the NYSE for the approval of its shareholders at a meeting of its shareholders ("Parent Shareholders' Meeting") and shall, subject to the fiduciary duties of the Board of Directors of Parent under Louisiana Law, use its reasonable best efforts to obtain the Parent Shareholder Authorizations. Parent shall, through its Board of Directors (i) subject to the fiduciary duties of the members thereof under Louisiana Law, recommend to its shareholders approval of Parent Shareholder Authorizations and (ii) authorize and cause an officer of Parent to vote Parent's shares of common stock of the Subcorp for approval and adoption of this Agreement and the transactions contemplated hereby and shall take all additional actions as the sole shareholder of Subcorp necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (i) Affiliates of Parent. The Persons named in Section 5.2(i) to the Parent Disclosure Schedule are, to Parent's Knowledge, the only Persons who may be deemed Affiliates of Parent under Rule 145 of the 1933 Act. Each person named in Section 5.2(i) to the Parent Disclosure Schedule has executed a written agreement substantially in the form of Exhibit A. At least 30 days prior to the Effective Date, Parent shall deliver to the Company a list of names and addresses of those Persons who were, in Parent's

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

     reasonable judgment, at the record date for the Parent Shareholders' Meeting, Affiliates of Parent within the meaning of Rule 145 of the 1933 Act (each such person, "Parent Affiliate"). Parent shall use all reasonable efforts to deliver or cause to be delivered to the Company, prior to the Effective Date, from each of the Parent Affiliates identified in the foregoing list, a written agreement substantially in the form of Exhibit A.

          (j) Change in Control. Parent agrees that the consummation of the Merger shall constitute a "Change in Control" of Company for all purposes within the meaning of all compensation or benefit plans or agreements of Company and its subsidiaries.

          (k) Directors of Parent. Parent shall cause its Board of Directors to take such action as may be necessary to increase the size of Parent's Board of Directors from ten (10) to thirteen (13) members and shall cause to be appointed to the Board of Directors of Parent Robert S. Evans and George E. Uding, Jr., effective immediately following the Effective Date. At the next annual meeting of Parent Shareholders thereafter, the Board of Directors of Parent shall cause to be nominated (i) George E. Uding, Jr. for election as a Class III Director with a term of office expiring in 2000, and (ii) Robert S. Evans for election as a Class I Director with a term of office expiring in 2001.

     5.3 Covenants of Company.

          (a) Company Shareholders' Meeting. Company shall take all action in accordance with Applicable Laws and its Articles of Incorporation and Code of Regulations, each as amended and restated, necessary to convene a meeting of Company Shareholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

          (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Company shall promptly furnish Parent with all information concerning it as may be required for inclusion in the Registration Statement. Company shall cooperate with Parent in the preparation of the Registration Statement in a timely fashion and in Parent's efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Date, any information pertaining to Company contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Company shall promptly so inform Parent and provide Parent with the information necessary to make statements contained therein not false and misleading. Company shall use all reasonable efforts to mail at the earliest practicable date to Company Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to Company Shareholders in connection with the Merger and the transactions contemplated thereby.

          (c) Conduct of Company's Operations. During the period from the date of this Agreement to the Effective Date, Company shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its best commercial efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

          (d) No Solicitation. Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to: (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Company, or acquisition of 10% or more of the capital stock or any material portion of the assets (except as set forth in Section 5.3(d) to the Company Disclosure Schedule and except for acquisition of assets in the ordinary course of business consistent with past practice) of Company, or any combination of the foregoing ("Company Competing Transaction"); (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent, Subcorp or their respective directors, officers,
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

     employees, agents and representatives) with respect to any Company Competing Transaction; or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 5.3(d) shall prohibit the Board of Directors of Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to Company than the Confidentiality Agreement) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Company Competing Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Board of Directors of Company, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Parent), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) such Alternative Proposal is not conditioned on the receipt of financing, the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Acquisition Proposal is more favorable to the Company's shareholders than the Merger, and the Board of Directors has received a written opinion from a nationally-recognized investment banking firm (a copy of which shall be provided promptly to Parent) to the effect that the consideration to be received by shareholders of Company in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to Parent to the effect that it is furnishing information to, or entering into negotiations with, such Person, and (D) Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

          (e) Affiliates of Company. The Persons named in Section 5.3(e) to the Company Disclosure Schedule are, to Company's Knowledge, the only Persons who may be deemed Affiliates of Company under Rule 145 of the 1933 Act. Each person in Section 5.3(e) to the Company Disclosure Schedule has executed a written agreement substantially in the form of Exhibit B. At least 30 days prior to the Effective Date, Company shall deliver to Parent a list of names and addresses of those Persons who were, in Company's reasonable judgment, at the record date for the Company's Shareholders' Meeting, affiliates of Company within the meaning of Rule 145 of the 1933 Act (each such person, "Company Affiliate"). Company shall use all reasonable efforts to deliver or cause to be delivered to the Parent, prior to the Effective Date, from each of the Company Affiliates identified in the foregoing list, a written agreement substantially in the form of Exhibit B.

          (f) Notification of Certain Matters. Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Date and (ii) any material failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Parent.

          (g) Letter Agreement and Irrevocable Proxy. Each of Robert S. Evans, George E. Uding, Jr., Robert J. Kane, R. Breck Denny, and each other person who is a member of the Board of Directors of Company (other than Mone Anathan III and Jean Gaulin), shall have executed as of the date of this Agreement a letter in the form attached hereto as Exhibit C.

          (h) Incentive Plan Letter Agreement. Each person who is a participant in Company's 1991 Long-Term Incentive Plan ("Incentive Plan") and who is subject to the provisions of Section 16(b) of the Exchange Act shall have executed as of the date of this Agreement a letter in the form attached as Exhibit D to the effect that such person has waived his or her right, as contemplated in Section 6.05 of the Incentive Plan, to surrender for cancellation following the Change of Control (as defined in the

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

     Incentive Plan) contemplated by this Agreement any Option (as defined in the Incentive Plan) held by such person and to receive a cash payment therefor.

          (i) Company Rights Agreement. The Board of Directors of Company has approved and Company has executed, and promptly after the execution of this Agreement the Company will cause the Rights Agent under the Company Rights Agreement to execute and deliver, an amendment to the Company Rights Agreement which provides and specifically confirms that: (i) neither this Agreement, the Merger nor any of the other transactions contemplated hereby
     (A) will cause Parent to become an "Acquiring Person," or result in the occurrence of a "Shares Acquisition Date" or the occurrence of a "Distribution Date" (as defined in the Company Rights Agreement), (B) will permit any Person to have the right under the Company Rights Agreement to acquire, or to make the Company Rights ever exercisable for, any securities of Parent, or (C) will require the sending of any notices under the Company Rights Agreement; (ii) the Rights (as such term is defined in the Company Rights Agreement) will expire immediately prior to or simultaneously with the Effective Date; and (iii) this Agreement, the Merger, the other transactions and all actions of Parent and its Affiliates contemplated hereby will be excluded and exempt from the operation of and will not trigger the provisions of the Company Rights Agreement (including, without limitation, Sections 11(a) and 13 and all similar provisions).

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other consents, approvals, permits or authorizations required to be obtained prior to the Effective Date from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained, failure to obtain which would reasonably be expected to have a Parent Material Adverse Effect following the Effective Date.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the Company Shareholders in the manner required by any Applicable Law.

          (d) The Parent Shareholder Authorizations shall have been approved by the Parent Shareholders in the manner required by any Applicable Law.

          (e) The Commission shall have declared the Registration Statement effective. On the Closing Date and at the Effective Date, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

          (f) Parent shall have received an opinion of Bracewell & Patterson, L.L.P. and Company shall have received an opinion of Milbank, Tweed, Hadley & McCloy substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of the facts then existing, under Applicable Law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinions, Bracewell & Patterson, L.L.P. and Milbank, Tweed, Hadley & McCloy may require and rely on representations contained in certificates of Parent, Company, Subcorp and others, as they deem reasonably appropriate.

          (g) Parent shall have received a letter, in form and substance reasonably satisfactory to Parent, from Deloitte and Touche LLP, dated the Closing Date, stating that Deloitte & Touche LLP concurs

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     with the Parent's conclusion that, as of the date of their report, no conditions exist that would preclude the Parent's accounting for the Merger as a pooling of interests.

          (h) Company shall have received a letter, in form and substance reasonably satisfactory to Company, from Deloitte & Touche LLP, dated the Closing Date, stating that Deloitte & Touche LLP concurs with the Company's conclusion that, as of the date of their report, no conditions exist that would preclude the Company's ability to be a party in a business combination to be accounted for as a pooling of interests.

          (i) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     6.2 Conditions to Obligations of Company. The obligations of Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Company:

          (a) The representations and warranties of each of Parent and Subcorp set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except as affected by the transactions contemplated by this Agreement and except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a Parent Material Adverse Effect.

          (b) Each of Parent and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

          (c) Each of Parent and Subcorp shall have furnished Company with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) On or prior to the Closing Date, the Parent Rights shall not have become exercisable or transferable apart from the associated shares of Common Stock, no "Stock Acquisition Date" or "Distribution Date" (each as defined in the Parent Rights Agreement) shall have occurred and the Parent Rights shall not have become nonredeemable, in each case other than as a result of actions by Company or any of its Affiliates.

     6.3 Conditions to Obligations of Parent and Subcorp. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Parent and Subcorp:

          (a) The representations and warranties of Company set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except as affected by the transactions contemplated by this Agreement and except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a Company Material Adverse Effect.

          (b) Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

          (c) Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a),
     (b) and (d) have been satisfied.

          (d) Company shall not have received, prior to the end of the ten (10) day period set out in section 1701.85(A)(2) of the OGCL, notice from the holder or holders of more than five percent (5%), on a fully diluted common stock basis, of the Company Shares issued and outstanding on the record date for the determination of Company Shareholders entitled to vote on the Merger who have not voted in favor of the Merger, have perfected their appraisal rights under the OGCL and have not withdrawn or lost such rights that such holders have exercised or intend to exercise their appraisal rights under Sections 1701.84 and 1701.85 of the OGCL. Company will give prompt notice to Parent of any such notice and deliver copies to Parent the next business day after any such notice is received.

          (e) On or prior to the Closing Date, the Company Rights shall not have become exercisable or transferable apart from the associated shares of Company Common Shares, no "Shares Acquisition Date" or "Distribution Date" (each as defined in the Company Rights Agreement) shall have occurred and the Company Rights shall not have become nonredeemable, in each case other than as a result of actions by Parent or any of its Affiliates.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval and adoption of this Agreement by Company Shareholders and approval of the Parent Shareholder Authorizations:

          (a) by mutual consent of Company and Parent;

          (b) by either Company or Parent if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable, provided that the party seeking to terminate this Agreement under Section 7.1(b) shall have used its best commercial efforts to remove such injunction, order or decree;

          (c) by either Company or Parent if the Merger shall not have been consummated before September 30, 1998, unless extended by the Boards of Directors of both Company and Parent (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by either Company or Parent if at the meeting of Company Shareholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Company Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (e) by either Company or Parent if at the meeting of Parent Shareholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Parent Shareholders to approve the Parent Shareholder Authorizations shall not have been obtained;

          (f) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (g) by Company if its Board of Directors shall in good faith determine that a competing transaction is more favorable to its shareholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement and there shall be delivered to Parent written notice of the determination by the party's Board of Directors to terminate this Agreement pursuant to this Section 7.1(g); provided, however, that neither party may terminate this Agreement pursuant to this
     Section 7.1(g) unless (i) five business days shall have elapsed after delivery of the notice referred to above, and (ii) at the end of such five business-day period the party's Board of Directors shall continue to believe that such competing transaction is more favorable to such party's shareholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement; or

          (h) by the Company in the event that the volume weighted average trading price of Common Stock, rounded to the nearest three decimal places, for the fifteen consecutive trading days ending on and including the third trading day prior to the Closing Date ("Test Period"), as reported by Bloomberg Financial Markets, is less than $57.50, and that the Peer Group Composite Index outperforms the Common Stock Index by more than 20 percentage points.

     7.2 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Company Shareholders or authorization of issuance of shares of Common Stock in the Merger by Parent Shareholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Company Shareholders or Parent Shareholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.3 Extension; Waiver. At any time prior to the Effective Date, Company (with respect to Parent) and Parent (with respect to Company) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of such party; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.4 Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the confidentiality provisions in Sections 5.1(g) and Sections 5.1(i), 8.7, 8.8, 8.9 and 8.12 shall survive the termination of this Agreement and (ii) such termination shall not relieve any party hereto of any liability for any willful breach by that party of its covenants, agreements or other obligations under this Agreement occurring prior to such termination.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Date. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Date or the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (delivery of which is confirmed) or received through a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Subcorp:

          Southdown, Inc.
          1200 Smith Street
          Suite 2400
          Houston, Texas 77002-4486
          Attention: Patrick S. Bullard
          Telecopy No.: (713) 653-8010
            with a copy to

            John L. Keffer
            Bracewell & Patterson, L.L.P.
          South Tower Pennzoil Place, Suite 2900
          Houston, Texas 77002-2781
          Telecopy No.: (713) 221-1212

        (b) if to Company:

           Medusa Corporation
           3008 Monticello Blvd.
           Cleveland Heights, Ohio 44118
           Attention: Robert D. Vilsack
           Telecopy No.: (216) 371-4562

           with a copy to

           Lawrence Lederman
           Milbank, Tweed, Hadley & McCloy
           1 Chase Manhattan Plaza
           New York, New York 10005
           Telecopy No.: (212) 530-5219

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the disclosure schedules of the Company and Parent and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all contemporaneous oral and all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof. Each of Company and Parent expressly warrants and represents and does hereby state that no promise or agreement which is not herein expressed has been made in executing this Agreement, and that neither Company nor Parent is relying on any statement or representation of any agent of the parties to this Agreement.

     8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Sections 2.3, 5.2(d), 5.2(e), 5.2(f), 5.2(j) and 5.2(k), which may be enforced by the beneficiaries thereof (the expenses, including reasonable attorneys' fees, that may be incurred thereby in enforcing such provisions to be paid by Parent).

     8.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THE OGCL IS MANDATORILY APPLICABLE TO THE MERGER.

     8.8 Jurisdiction. Any legal action, suit, or proceeding in law or equity arising out of or relating to this Agreement and transactions contemplated by this Agreement may be instituted in any state or federal court (or if subject matter jurisdiction is unavailable in such court, then in state court) in Cleveland, Ohio or Harris County, Houston, Texas, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this

Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding. Any and all service of process and any other notice in any such action, suit, or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section
8.2. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Ohio or Texas.

     8.9 Waiver of Jury Trial. COMPANY, PARENT AND SUBCORP HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.10 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

     8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.12 Expenses and Fees.

          (a) Company and Parent shall pay their own costs and expenses associated with the transactions contemplated by this Agreement, except that Company and Parent shall share equally: (i) the filing fees in connection with the filing of the Joint Proxy Statement and Registration Statement with the Commission; (ii) the expenses incurred in connection with printing and mailing the Joint Proxy Statement to the Company Shareholders and Parent Shareholders; and (iii) any filing fees incurred pursuant to Section 5.1(b).

          (b) If this Agreement is terminated: (i) by Company pursuant to
     Section 7.1(g); (ii) by Parent pursuant to Section 7.1(f) if Company's material breach of any representation, warranty, covenant or other agreement under this Agreement is the basis for such termination and a Prior Event shall have occurred prior thereto; (iii) by Company or Parent pursuant to Section 7.1(d) if a Prior Event shall have occurred prior to such termination; or (iv) by Company pursuant to Section 7.1(h); then Company will, in the case of a termination under clauses (i) or (ii) of this paragraph, within three business days following such termination, or in the case of a termination under clause (iii) of this paragraph, within three business days following the consummation of a Company Competing Transaction, pay to Parent a termination fee in the amount of $30,000,000, and in the case of a termination under clause (iv) of this paragraph, within three business days following such termination, pay to Parent a termination fee in the amount of $15,000,000, in each case payable in cash by wire transfer in immediately available funds to an account designated by Parent.

          (c) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act; the term "person" shall have the meaning specified in sections 3(a)(9) and 13(d)(3) of the Exchange Act. A "Prior Event" shall mean any of the following events:

             (i) any person (other than Parent or its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Shares such that, upon consummation of such offer, such person would Beneficially Own or control 15% or more of the then outstanding Company Common Shares; or

             (ii) Company or any of its subsidiaries shall have entered into, authorized, recommended, proposed, or publicly announced an intention to enter into, authorize, recommend or propose an agreement, arrangement or understanding with any person (other than Parent or any of its subsidiaries) to, or any person (other than Parent or any of its subsidiaries) shall have publicly announced an intention to (A) effect any Company Competing Transaction, (B) purchase, lease or otherwise acquire 15% or more of the assets of Company or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or other similar transaction) Beneficial Ownership of securities representing 15% or more of the voting power of Company or any of its subsidiaries; or (iii) any person (other than Parent or its subsidiaries) shall have acquired Beneficial Ownership of a number of shares of Company Common Shares in addition to the number of shares of Company Common Shares Beneficially Owned by such person on the date hereof equal to 15% or more of the voting power of Company.

     8.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.14 Definitions and Usage. For the purposes of this Agreement:

          "Action" shall have the meaning specified in Section 4.14.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "Agreement" shall have the meaning specified in the introductory paragraph of this Agreement and Plan of Merger.

          "Alternative Proposal" shall have the meaning specified in Section 5.3(d).

          "Applicable Laws" shall have the meaning specified in Section 4.13.

        "Beneficial Ownership" and "Beneficially Own" shall have the meanings specified in Section 8.12(c).

          "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday recognized by banking institutions in the State of Texas.

          "Certificate of Merger" shall have the meaning specified in Section
     1.3.

          "Certificates" shall have the meaning specified in Section 2.2(b).

          "Change in Control" shall have the meaning specified in Section
     5.2(j).

          "Class C Preferred" shall have the meaning specified in Section 4.3.

          "Closing" shall have the meaning specified in Section 1.2.

          "Closing Date" shall have the meaning specified in Section 1.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "Commission" shall have the meaning specified in Section 2.3(c).

          "Common Stock" shall have the meaning specified in Section 2.1(a).

          "Common Stock Authorizations" shall have the meaning specified in
     Section 3.4.

          "Common Stock Index" is defined as the percentage change (expressed in positive or negative percentage points) in the volume weighted average trading prices of Common Stock, as reported by Bloomberg Financial Markets, from the date of this Agreement to the last day of the Test Period.

          "Company" shall have the meaning specified in the introductory paragraph of this Agreement and Plan of Merger.

          "Company Affiliate" shall have the meaning set forth in Section
     5.3(e).

          "Company Articles and Code of Regulations" shall have the meaning specified in Section 4.1.

          "Company Common Shares" shall have the meaning specified in Section 2.1(a).

          "Company Competing Transaction" shall have the meaning specified in
     Section 5.3(d).

          "Company Contract" shall have the meaning specified in Section 4.23.

          "Company Dissenting Shares" shall have the meaning specified in
     Section 2.2(k).

          "Company Material Adverse Effect" shall mean any Material Adverse Effect with respect to the Company and any of its subsidiaries when taken as a whole.

          "Company Option" shall have the meaning specified in Section 2.3(a).

          "Company Plan" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits which includes, but is not limited to incentive compensation programs, stock incentive programs, employment contracts, retention agreements and employee fringe benefit programs to any Employee or former Employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Company or any of its subsidiaries or to which Company or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Company Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          "Company Preferred Shares" shall have the meaning specified in Section 4.3.

          "Company Rights" shall have the meaning set forth in Section 4.3.

          "Company Rights Agreement" shall have the meaning set forth in Section 4.3.

          "Company SEC Documents" shall have the meaning specified in Section 4.10.

          "Company Shareholders" shall have the meaning specified in Section
     4.4.

          "Confidentiality Agreement" shall have the meaning specified in
     Section 5.1(g).

          "Control" means (including the terms "controlling", "controlled by", and "under common control with") the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

          "Controlled Group Liability" means any and all liabilities under: (i) Title IV of ERISA; (ii) section 302 of ERISA; (iii) sections 412 and 4971 of the Code; (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code; and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Parent Plans as defined below.

          "Effective Date" shall have the meaning specified in Section 1.3.

          "Employees" shall mean the employees of the Parent or the Company, as the context may require, except as otherwise defined in Section 5.2(f).

          "Environmental Laws" shall have the meaning specified in Section 4.21(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" shall have the meaning specified in Section 3.10.

          "Exchange Agent" shall have the meaning specified in Section 2.2(a).

          "Exchange Ratio" shall have the meaning specified in Section 2.1(a).

          "Exchange Trust" shall have the meaning specified in Section 2.2(c).

          "Former Employees" shall have the meaning specified in Section 5.2(f).

          "Fractional Shares" shall have the meaning specified in Section
     2.2(c).

          "Governmental Authority" shall have the meaning specified in Section 2.2(i).

          "Hazardous Materials" shall have the meaning specified in Section 4.21(a).

          "HSR Act" shall have the meaning specified in Section 3.6(d).

          "Incentive Plan" shall have the meaning specified in Section 5.3(h).

          "Indemnified Liabilities" shall have the meaning set forth in Section 5.2(d).

          "Indemnified Parties" shall mean each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, "Indemnified Party" and collectively, "Indemnified Parties")

          "Indemnified Party" shall have the meaning set forth in Section
     5.2(d).

          "J.P. Morgan" shall have the meaning specified in Section 4.6.

          "Joint Proxy Statement" shall have the meaning specified in Section 3.11.

          "Justice Department" shall have the meaning specified in Section
     5.1(b).

          "Knowledge" when used in relation to any Person shall mean the actual (but not constructive) knowledge of such Person's executive officers.

          "Lehman Brothers" shall have the meaning specified in Section 3.7.

          "Material Adverse Effect" means a material adverse effect on the assets, liabilities, results of operations, business or financial condition of such party and its subsidiaries, taken as a whole.

          "Merger" shall have the meaning specified in Section 1.1.

          "Merger Consideration" shall have the meaning specified in Section 2.1(a).

          "Multiemployer Plan" shall have the meaning specified in Section
     4.9(e).

          "Multiple Employer Plan" shall have the meaning specified in Section 4.9(e).

          "National Exchange" shall have the meaning specified in Section
     2.2(c).

          "NYSE" shall have the meaning specified in Section 2.2(c).

          "Officer" means in the case of Parent and Company, any executive officer of Parent or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

          "OGCL" shall have the meaning specified in Section 1.1.

          "Ohio Secretary of State" shall have the meaning specified in Section 1.3.

          "Parent" shall have the meaning specified in the introductory paragraph of this Agreement and Plan of Merger.

          "Parent Affiliate" shall have the meaning specified in Section 5.2(i).

          "Parent Amendment" shall have the meaning set forth in Section 3.4.

          "Parent Articles and Bylaws" shall have the meaning specified in
     Section 3.1.

          "Parent Exchange Option" shall have the meaning specified in Section 2.3(a).

          "Parent Material Adverse Effect" shall mean any Material Adverse Effect with respect to the Parent and any of its subsidiaries when taken as a whole.

          "Parent Preferred Stock" shall have the meaning specified in Section 3.3.

          "Parent Rights" shall have the meaning set forth in Section 3.3.

          "Parent Rights Agreement" shall have the meaning set forth in Section 3.3.

          "Parent SEC Documents" shall have the meaning specified in Section
     3.10.

          "Parent Series C Preferred Stock" shall have the meaning set forth in
     Section 3.3.

          "Parent Shareholder Authorizations" shall have the meaning specified in Section 3.5.

          "Parent Shareholders" shall have the meaning specified in Section 3.4.

          "Parent Shareholders' Meeting" shall have the meaning specified in
     Section 5.2(h).

          "PBGC" shall have the meaning specified in Section 4.9(g)(ii).

          "Peer Group" shall mean the following companies: Giant Cement Holding, Inc., Lafarge Corporation, Lone Star Industries, Inc. and Centex Construction Products, Inc.

          "Peer Group Composite Index" is defined as the percentage change (expressed in positive or negative percentage points) in the average of the volume weighted average trading prices of the common stock of each of the companies in the Peer Group, as reported by Bloomberg Financial Markets, weighted by the market capitalization of each such company, from the date of this Agreement to the last day of the Test Period. For this purpose, the market capitalization of each such company on a given date shall be determined by multiplying the number of outstanding shares of common stock of such company, as reflected in the most recently available filings with the Commission (with appropriate adjustments for any stock splits, stock dividends or similar events), times the volume weighted average trading price of such common stock on the such date.

          "Pension Plans" shall have the meaning specified in Section 4.9(f).

          "Permits" shall have the meaning specified in Section 4.20.

          "Person" shall mean an individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind.

          "Prior Event" shall have the meaning specified in Section 8.12(c).

          "Prospectus" shall have the meaning specified in Section 3.11.

          "Qualified Company Plan" shall have the meaning specified in Section 4.9(b).

          "Registration Statement" shall have the meaning specified in Section 3.11.

          "Securities Act" shall have the meaning specified in Section 3.10.

          "Separation Date" shall have the meaning specified in Section 6.2(d).

          "Stock Acquisition Date" shall have the meaning specified in Section 6.2(d).

          "Subcorp" shall have the meaning specified in the initial paragraph of this Agreement and Plan of Merger.

          "subsidiary" or "subsidiaries" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

          "Surviving Corporation" shall have the meaning specified in Section
     1.1.

          "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes including interest and penalties thereon (including, without limitation, income, franchise, excise, sales, use, gross receipt, severance, real and personal property taxes).

          "Test Period" shall have the meaning specified in Section 7.1(h).

     A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, Company, Parent and Subcorp have signed this Agreement as of the date first written above.
                                            MEDUSA CORPORATION

                                            By:     /s/ ROBERT S. EVANS

                                              ----------------------------------
                                                       Robert S. Evans

                                            SOUTHDOWN, INC.

                                            By:    /s/ CLARENCE C. COMER

                                              ----------------------------------
                                                      Clarence C. Comer

                                            BEDROCK MERGER CORP.

                                            By:    /s/ CLARENCE C. COMER

                                              ----------------------------------
                                                      Clarence C. Comer

                                                                       EXHIBIT A

                        SOUTHDOWN, INC. AFFILIATE LETTER

                                 March 17, 1998

Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas 77002-4486

Medusa Corporation
3008 Monticello Boulevard
Cleveland Heights, Ohio 44118

Gentlemen:

     The undersigned has been advised that as of the date of this letter, the undersigned may be deemed to be an "affiliate" of Southdown, Inc., a Louisiana corporation ("Parent"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Merger dated March 17, 1998 ("Agreement"), between the Parent and Medusa Corporation, an Ohio corporation ("Company"), Bedrock Merger Corp., a newly formed Ohio corporation and wholly-owned subsidiary of Parent, will be merged with and into the Company with the Company to be the surviving corporation in the merger ("Merger").

     The undersigned represents, warrants, and covenants to Parent and the Company that:

          A. From and after the date that is thirty (30) days prior to the Effective Date (as such term is defined in the Agreement) the undersigned shall not offer to sell, sell or otherwise dispose of, or in any other way reduce the undersigned's risk relative to, any shares of Common Stock or Company Common Stock (other than by way of conversion into shares of Common Stock pursuant to the Merger) in any case until an earnings statement containing at least thirty (30) days of post-Merger combined financial results of Parent and the Company has been issued in a manner satisfying the requirements of the Commission's Accounting Release No. 135.

          B. The undersigned will not take or fail to take any action reasonably likely to cause the Merger not to be accounted for as a pooling of interests for financial accounting purposes.

          C. The undersigned understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Company and the Surviving Corporation (as such term is defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

Southdown, Inc.
Medusa Corporation
March 17, 1998

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Print Name

Accepted this      day of
            , 1998

MEDUSA CORPORATION                          SOUTHDOWN, INC.

By: -------------------------------         By: --------------------------------
    Name:                                       Name:
    Title:                                      Title:
    Dated:                                      Dated:

                                                                       EXHIBIT B

                      MEDUSA CORPORATION AFFILIATE LETTER

                                 March 17, 1998

Medusa Corporation
3008 Monticello Boulevard
Cleveland Heights, Ohio 44118

Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas 77002-4486

Gentlemen:

     The undersigned has been advised that as of the date of this letter, the undersigned may be deemed to be an "affiliate" of Medusa Corporation, an Ohio corporation ("Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Merger dated March 17, 1998 ("Agreement"), between the Company and Southdown, Inc., a Louisiana corporation ("Parent"), Bedrock Merger Corp., a newly formed Ohio corporation and wholly-owned subsidiary of Parent, will be merged with and into the Company with the Company to be the surviving corporation in the merger ("Merger").

     As a result of the Merger, the undersigned will receive (i) shares of common stock, par value $1.25 per share, of Parent ("Common Stock") in exchange for common shares, without par value, of the Company ("Company Common Shares") owned by the undersigned, and (ii) options convertible into Common Stock ("Parent Options") in exchange for options convertible into Company Common Shares.

     The undersigned represents, warrants, and covenants to Parent and the Company that in the event the undersigned received any Common Stock as a result of the Merger:

          A. The undersigned shall not make any sale, transfer or other disposition of the Common Stock or with respect to the Parent Options in violation of the Act or the Rules and Regulations.

          B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Common Stock and the Parent Options to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

          C. The undersigned has been advised that the issuance of Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the shareholders of Company, the undersigned may be deemed to be an affiliate of Company, the undersigned may not sell, transfer or otherwise dispose of the Common Stock issued to the undersigned in the Merger unless: (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act; or (iii) in the opinion of counsel reasonably acceptable to Parent or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act (in which case Parent shall cause removal of the legends referred to in Paragragh G below).

          D. From and after the date that is thirty (30) days prior to the Effective Date (as such term is defined in the Agreement) the undersigned shall not offer to sell, sell or otherwise dispose of, or in any

Medusa Corporation
Southdown, Inc.
March 17, 1998

     other way reduce the undersigned's risk relative to, any shares of Common Stock or Company Common Stock (other than by way of conversion into shares of Common Stock pursuant to the Merger) in a manner that would cause the Merger to be treated in a manner other than as a pooling of interests for financial accounting purposes, in any case until an earnings statement containing at least thirty (30) days of post-Merger combined financial results of Parent and the Company has been issued in a manner satisfying the requirements of the Commission's Accounting Release No. 135.

          E. By its acceptance hereof, Parent agrees, for a period of two years after the Effective Date, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), so that the public information provisions of Rule 144(c) under the Exchange Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Exchange Act are therefore available to the undersigned in the event the undersigned desires to transfer any Parent securities issued to undersigned in the Merger. Parent agrees to publish financial results covering at least 30 days of post Merger operations as soon as practicable and in any event within 45 days after the end of the month following the month in which the Effective Date occurs.

          F. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of the Parent and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

          G. The undersigned understands and agrees that:

             (i) Parent is under no obligation to register the sale, transfer or other disposition of the shares of Parent Common Stock to be received by the undersigned in the Merger except as set forth in written agreements, if any, with the undersigned which have been entered into by Parent or which have been specifically assumed by Parent.

             (ii) Stop transfer instructions will be given to the transfer agent of Parent with respect to the shares of Parent Common Stock to be received by the undersigned in the Merger, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH (i) THE TERMS OF A LETTER AGREEMENT DATED MARCH 17, 1998 AND (ii) RULE 145(D) OF THE ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT."

             (iii) Unless the transfer by the undersigned of the shares of Parent Common Stock is a sale made in conformity with the provisions of Rule 145(d), or is made pursuant to a registration statement under the Securities Act, Parent reserves the right to put an appropriate legend on the certificate issued to a transferee.

          H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Company and the Surviving Corporation (as such term is defined in the Agreement) and will be relied upon by such entities and their respective counsel and accountants.

Medusa Corporation
Southdown, Inc.
March 17, 1998

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Print Name

Accepted this   day of
            , 1998

MEDUSA CORPORATION                          SOUTHDOWN, INC.

By: ---------------------                   By: --------------------------------
    Name:                                       Name:
    Title:                                      Title:
    Dated:                                      Dated:

                                                                       EXHIBIT C

                                 March 17, 1998

Southdown, Inc.
1200 Smith Street, Suite 24000
Houston, Texas 77002-4486

          Attention: President and Chief Executive Officer

     Reference is made to the Agreement and Plan of Merger between Medusa Corporation ("Company") and Southdown, Inc. ("Parent") dated March 17, 1998 (the "Agreement"), which provides for the merger of a subsidiary of Parent with and into the Company (the "Merger"). The undersigned is the beneficial owner (as
that term is defined in the Agreement) of           common shares (the "Shares")
of Company and has supported and encouraged the decision by Company to execute the Agreement and to consummate the Merger.

     In that connection, and as an inducement to, and in further consideration of, Parent's entering into the Agreement, the undersigned hereby grants the irrevocable proxy provided in paragraph (i), and further covenants and agrees to the matters set forth in paragraphs (ii) through (v) below:

          (i) In consideration of Parent's entering into the Agreement, the
     undersigned, being the beneficial owner of           Shares, hereby
     irrevocably appoints and constitutes Clarence C. Comer and Patrick S. Bullard as proxies for the undersigned, with full power of substitution, to vote such Shares, and any other Shares beneficially owned at the time by the undersigned, at any regular or special meeting of the stockholders of the Company at which the adoption of the Agreement is to be voted upon, in favor of adoption of the Agreement. The proxy granted hereby is irrevocable and coupled with an interest.

          (ii) The undersigned will not directly or indirectly (A) solicit, initiate or encourage the submission of any Alternative Proposal (as defined in the Agreement) with respect to the Company, (B) enter into any agreement with respect to any Alternative Proposal with respect to the Company, or (C) participate in any discussion or negotiation regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal with respect to the Company; provided, however, that the foregoing clause shall not prohibit the undersigned who serves as a director, officer or employee of the Company from taking any action (subject to Section 5.3(d) of the Agreement) solely in such capacity.

          (iii) The undersigned agrees, for the term of this agreement, not to sell, convey or dispose of any Shares other than in connection with the Merger.

          (iv) The undersigned agrees to sign the affiliate letter in the form attached as Exhibit B to the Agreement, as provided in the Agreement.

          (v) The proxy provided hereby, and the covenants and agreements contained herein, shall terminate on the earlier of the date (i) that the Agreement is terminated for any reason other than pursuant to Section 7.1(g), and (ii) the date set forth in Section 7.1(c) of the Agreement, as such date may be modified by Company and Parent.

                                            Very truly yours,

                                            [Shareholder]

                                                                       EXHIBIT D

                                WAIVER AGREEMENT

     WHEREAS, Medusa Corporation, an Ohio corporation (the "Company"), has entered into that Agreement and Plan of Merger between Medusa Corporation, Bedrock Merger Corp. and Southdown, Inc., dated March 17, 1998 (the "Merger"); and

     WHEREAS, pursuant to the 1991 Long-Term Incentive Plan, as amended through March 27, 1995 (the "Plan"), the consummation of the Merger will constitute a Change in Control, as such term is defined in the Plan; and

     WHEREAS, pursuant to Section 6.05(a) of the Plan, upon consummation of the Merger the undersigned will have certain rights to surrender for cancellation within sixty days after such Change in Control any Option or portion of an Option to the extent not exercised and to receive a cash payment in an amount equal to the excess, if any, of (A) the Adjusted Fair Market Value of the Company Common Shares subject to the Option or portion thereof surrendered, over
(B) the Purchase Price of such Option; and

     WHEREAS, the undersigned acknowledges and agrees that the Merger is intended to be accounted for as a "pooling of interests" transaction and agrees that such treatment is of material benefit directly to the consolidated business and indirectly to the undersigned;

     NOW, THEREFORE, the undersigned hereby agrees as follows:

          1. The undersigned hereby waives and relinquishes the rights of the undersigned, if any, with respect to the transactions contemplated by the Merger, to receive a cash payment with respect to the undersigned's Option or portion of an option, and acknowledges that the Company and Southdown, Inc. will rely on such waiver.

          2. Except as specified above, this Waiver Agreement does not constitute a waiver of, nor shall it otherwise affect, the rights of the undersigned set forth in the Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Waiver Agreement as of the 17th day of March, 1998.

                                            By:
                                            ------------------------------------

                                                                      APPENDIX B

                             [LEHMAN BROTHERS LOGO]

                                                                  March 17, 1998

Board of Directors
Southdown, Inc.
1200 Smith Street
Suite 2400
Houston, TX 77002

Members of the Board:

     We understand that Southdown, Inc., a Louisiana corporation ("Southdown" or the "Company"), Bedrock Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Southdown ("Merger Sub") and Medusa Corporation, an Ohio corporation ("Medusa") are proposing to enter into an Agreement and Plan of Merger, dated as of March 17, 1998 (the "Agreement") which provides, among other things, for the merger (the "Merger" or the "Proposed Transaction") of Merger Sub with and into Medusa, and upon effectiveness of the Merger, each issued and outstanding share of Medusa's common stock ("Medusa Common Stock"), being converted into the right to receive 0.8800 shares (the "Exchange Ratio") of common stock of Southdown ("Southdown Common Stock"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid to the stockholders of Medusa in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Medusa and the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of Medusa furnished to us by Medusa, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) a trading history of Medusa Common Stock from March 12, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of Southdown Common Stock from March 12, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Medusa with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) estimates of third party research analysts regarding the future financial performance of Southdown and Medusa, (10) the potential pro forma impact of the Proposed Transaction, including the cost savings, operating synergies and strategic benefits expected by management of the Company to result from a combination of the businesses of Southdown and Medusa, and (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of Medusa and the Company concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Southdown and Medusa that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, Medusa and the combined company following consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, Medusa and the Combined Company and that the Company and the Combined Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Medusa or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Medusa and the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify for pooling of interests accounting treatment. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company to the stockholders of Medusa in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Mr. Steven B. Wolitzer, a Managing Director of Lehman Brothers, is also a director of the Company. In the ordinary course of our business, we may trade in the debt and equity securities of Medusa and the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                      APPENDIX C

                          J.P. MORGAN SECURITIES INC.

March 17, 1998

The Board of Directors
Medusa Corporation
3008 Monticello Blvd.,
Cleveland Heights, Ohio 44118

Attention: R. Shell Evans
        Chairman & Chief Executive Officer

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Medusa Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with Bedrock Merger Corp. ("Subcorp"), a wholly owned subsidiary of Southdown, Inc. (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of March 17, 1998 (the "Agreement"), among the Company, the Buyer and Subcorp, Subcorp will merge with and into the Company, the Company will become a wholly owned subsidiary of the Buyer, and each share of common share, without par value, of the Company (other than canceled shares and shares held by dissenting shareholders) will be converted into the right to receive
0.88 shares of common stock, $1.25 par value, of the Buyer.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Buyer; (v) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and the Buyer for the period ended February 28, 1998; (vi) certain internal financial analyses and forecasts prepared by the Company and the Buyer and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Agreement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's common stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that in the past we managed an offering of convertible debt securities of the Company. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's shareholders in the proposed Merger is fair, from a financial point of view, to such shareholders.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

                                                                      APPENDIX D

                    SECTION 1701.85 OF THE OHIO REVISED CODE
          DISSENTING SHAREHOLDER DEMAND FOR FAIR COST VALUE OF SHARES

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a recordholder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                      APPENDIX E

                             1989 STOCK OPTION PLAN
                                       OF
                                SOUTHDOWN, INC.

1. PURPOSE OF PLAN

     This 1989 Stock Option Plan (the "Plan") is intended as an employment incentive (a) to retain in the employ of Southdown, Inc. (the "Company") and its Affiliates (as defined below) persons of training, experience and ability, (b) to attract new employees whose services are considered unusually valuable, (c) to encourage the sense of proprietorship of such persons, and (d) to stimulate the active interest of such persons in the development and financial success of the Company. It is further intended that certain options issued pursuant to this Plan may constitute incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended ("Code"), while certain other options granted under this Plan will be nonqualified options within the meaning of Section 83 of the Code. As used in this Plan, the term "Affiliates" means any Parent of the Company and any Subsidiary of the Company within the meaning of Sections 425(e) and (f) of the Code, respectively.

2. ADMINISTRATION OF PLAN

     (a) The Board of Directors shall appoint and maintain as administrator of this Plan the Employee Compensation and Benefits Committee (the "Committee") which shall consist of at least three members of the Board of Directors. No member of the Committee shall have been eligible to participate in this Plan or any other plan of the Company or its Affiliates which entitles participants to acquire stock appreciation rights or stock options of the Company or its Affiliates at any time within one year prior to appointment. No member of such Committee shall be eligible to receive stock options under this Plan ("Options") or any other plan of the Company or its Affiliates while serving on the Committee. The limitations set forth in the preceding two sentences shall not be applicable to participation in any nonemployee director stock option plan maintained by Company in which the participation of nonemployee directors is not subject to any nonemployee director discretion and would not adversely affect any such nonemployee director's status as a disinterested member of the Committee within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). The members of the Committee shall serve at the pleasure of the Board of Directors. The Committee shall have full power and authority to designate participants, to determine the terms and provisions of respective option agreements (which need not be identical) and to interpret the provisions and supervise the administration of this Plan. All decisions and selections made by the Committee pursuant to the provisions of this Plan shall be made by a majority of its members. Any decision reduced to writing and signed by all of the members shall be fully effective as if it had been made by a majority at a meeting duly held.

     (b) All Options granted under this Plan are subject to, and may not be exercised before, the approval of this Plan at the 1990 Annual Meeting, or at a special meeting of shareholders called for that purpose prior to the 1990 Annual Meeting of Shareholders, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote thereat; provided that if such approval by the shareholders of the Company at the annual or special meeting is not forthcoming, all Options previously granted under this Plan shall be void.

     (c) The Committee shall have the authority to designate which Options granted under this Plan shall be incentive stock options and which shall be nonqualified stock options. The Committee, in its sole discretion, may determine that all the Options granted under this Plan may be incentive or nonqualified options.

     (d) The Committee shall have the authority to set the number of shares of the option granted to any one grantee with the limitation that the total number of shares that may effectively be granted under stock options to any one grantee in any one calendar year may not exceed 200,000 shares. Such number of shares is subject to adjustment as provided in Paragraph 9 of this Plan.

3. DESIGNATION OF PARTICIPANTS

     The persons eligible for participation in this Plan as recipients of Options shall include only key employees of the Company and its Affiliates. Directors of the Company shall not be eligible to participate in this Plan as directors, but directors otherwise qualified shall be eligible to participate. An employee who has been granted an Option hereunder ("Optionee") may be granted an additional Option or Options, if the Committee shall so determine.

4. STOCK RESERVED

     Subject to adjustment as provided in Paragraph 9, a total of 5,000,000 shares ("Stock") of Common Stock, par value $1.25 per share, of the Company ("Common Stock") shall be subject to this Plan. The shares of Stock subject to this Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or its Affiliates, and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding Options at the expiration of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan and the expiration, exercise or lapse of all Options granted hereunder, the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan. Should any Option expire or be cancelled prior to its exercise or relinquishment in full, the shares theretofore subject to such Option may again be subjected to an Option under this Plan, except that shares subject to purchase pursuant to any Options or portion thereof relinquished and not required to be issued upon such relinquishment shall not again be available for Options under this Plan.

5. OPTION PRICE

     (a) The purchase price of each share of Stock subject to an incentive stock option under this Plan shall be 100% of the fair market value of such share on the date the Option is granted. The purchase price of each share of Stock subject to a nonqualified stock option under this Plan shall be determined by the Committee prior to granting the Option. The Committee shall set the purchase price for each share subject to a nonqualified stock option at either the fair market value of each share on the date the Option is granted, or at such other price as the Committee in its sole discretion shall determine; provided, however, that in no event shall the purchase price of a share subject to a nonqualified stock option under this Plan be less than 50% of the fair market value of such share on the date the Option is granted.

     (b) The fair market value of a share of Stock on a particular date shall be deemed to be the average (mean) of the reported "high" and "low" sales prices for such shares as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, then the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors of the Company in good faith.

6. OPTION PERIOD

     Each Option granted under this Plan shall terminate and be of no force and effect with respect to any shares not previously taken up by the Optionee upon the expiration of ten years from the date of granting of such Option or such earlier date as the Committee, in its sole discretion, may prescribe at the date of grant.

7. EXERCISE OF OPTIONS

     (a) The Committee, in granting Options hereunder, shall have discretion to determine the terms upon which such Options shall be exercisable, subject to the applicable provisions of this Plan. The Committee may determine to permit any Option granted hereunder to be exercisable immediately upon the date of grant or at any time thereafter; provided, however, that no Option granted hereunder may be exercised within the first six months after the date of grant except in the event of the death or disability of the Optionee.

     (b) Options may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under this will or the laws of descent and distribution.

     (c) In the event of termination of employment for any reason other than death, disability or retirement, Options may be exercised only with respect to the number of shares purchasable at the time of such termination, unless the Committee shall otherwise approve on a case by case basis.

     (d) In the event of the death or disability of the Optionee following the date of grant and while in the employ of the Company or any of its affiliates, and while Options granted hereunder are still in force and unexpired under the terms of Paragraph 6, any unmatured installments of the Options shall be accelerated. Such acceleration shall be effective as of the date of death or disability, as the case may be. The Options outstanding in the name of the Optionee shall thereupon be exercisable in full without regard to any installment exercise provisions.

     (e) In the event the Optionee terminates his employment because of retirement under any retirement plan of the Company or any of its Affiliates while Options granted hereunder are still in force and unexpired under the terms of Paragraph 6, the Committee shall have discretion to permit any unmatured installments of the Options to be accelerated as of the date of retirement and the Options shall thereupon be exercisable in full without regard to any installment exercise provisions.

     (f) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. Such purchase price shall be payable in cash (including certified check, bank draft and postal or express money order payable to the order of the Company), or at the option of the holder of such Option, in Common Stock theretofore owned by such holder (or any combination of cash and Common Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment of Common Stock, such Common Stock shall be valued at its fair market value on the date of exercise in accordance with Paragraph 5(b). Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assigned to the Company. The Committee may, in its discretion and to the extent permitted by the laws of the State of Louisiana, determine to permit the holder of an Option to satisfy the purchase price of the shares as to which an Option is exercised by delivery of the Option holder's promissory note, such note to be subject to such terms and conditions as the Committee may determine. The Committee may, in its discretion and to the extent permitted by the laws of the State of Louisiana, determine to cause the Company to lend to the holder of an Option funds, on such terms and conditions as the Committee may determine to be appropriate, sufficient for the holder of an Option to pay the purchase price of the shares as to which an Option is to be exercised. No holder of an Option shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

     (g) The option agreement evidencing any incentive stock option granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 425(c) of the Code and the regulations promulgated thereunder, of any share or shares of Stock issued to him pursuant to his exercise of an Option granted under this Plan within the two-year period commencing on the day after the date of the grant of such Option or within a one-year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Option, he shall, within ten days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

8. RELINQUISHMENT OF OPTIONS; ASSIGNABILITY

     (a) The Committee, in granting Options hereunder, shall have discretion to determine whether or not Options shall include a right of relinquishment as hereinafter provided by this Paragraph 8. The Committee shall also have discretion to determine whether an option agreement evidencing an Option initially granted by the Committee without a right of relinquishment shall be amended or supplemented to include such a right of relinquishment. Neither the Committee nor the Company shall be under any obligation to incur any liability to any person by reason of the Committee's refusal to grant or include a right of relinquishment in any Option granted hereunder or in any option agreement evidencing the same. Subject to the Committee's determination in any case that the grant by it of a right of relinquishment is consistent with Paragraph 1 hereof, any Option granted under this Plan, and the option agreement evidencing such Option, may provide:

          (i) That the Optionee, or his heirs or other legal representatives to the extent entitled to exercise the Option under the terms thereof, in lieu of purchasing the entire number of shares subject to purchase thereunder, shall have the right to relinquish all or any part of the then unexercised portion of the Option (to the extent then exercisable) for a number of shares of Stock, for an amount of cash or for a combination of Stock and cash to be determined in accordance with the following provisions of this clause (i):

             (A) The written notice of exercise of such right of relinquishment shall state the percentage, if any, of the Appreciated Value (as defined below) that the Optionee elects to receive in cash ("Cash Percentage"), such Cash Percentage to be in increments of 10% of such Appreciated Value up to 100% thereof;

             (B) The number of shares of Stock of the Company, if any, issuable pursuant to such relinquishment shall be the number of such shares, rounded to the next greater number of full shares, as shall be equal to the quotient obtained by dividing (x) the difference between (I) the Appreciated Value and (II) the result obtained by multiplying the Appreciated Value and the Cash Percentage by (y) the then current market value per share of Stock;

             (C) The amount of cash payable pursuant to such relinquishment shall be an amount equal to the Appreciated Value less the aggregate current market value of the Stock issued pursuant to such relinquishment, if any, which cash shall be paid by the Company subject to such conditions as are deemed advisable by the Committee to permit compliance by the Company with the withholding provisions applicable to employers under the Code and any applicable state income tax laws; and

             (D) For the purposes of this clause (i), "Appreciated Value" means the excess of (x) the aggregate current market value of the shares of Stock covered by the Option or the portion thereof to be relinquished over (y) the aggregate purchase price for such shares specified in such Option;

          (ii) That such right of relinquishment may be exercised only upon receipt by the Company of a written notice of such relinquishment which shall be dated the date of election to make such relinquishment; and that, for the purposes of this Plan, such date of election shall be deemed to be the date when such notice is sent by registered or certified mail, or when receipt is acknowledged by the Company, if mailed by other than registered or certified mail or if delivered by hand or by any telegraphic communications equipment of the sender or otherwise delivered; provided, that, in the event the method just described for determining such date of election shall not be or remain consistent with the provisions of Section 16(b) of the Exchange Act or the rules and regulations adopted by the Commission thereunder, as presently existing or as may be hereafter amended, which regulations exempt from the operation of Section 16(b) of the Exchange Act in whole or in part any such relinquishment transaction, then such date of election shall be determined by such other method consistent with Section 16(b) of the Exchange Act or the rules and regulations thereunder as the Committee shall in its discretion select and apply;

          (iii) That the "current market value" of a share of Stock on a particular date shall be deemed to be its fair market value on that date as determined in accordance with Paragraph 5(b); and

          (iv) That the Option, or any portion thereof, may be relinquished only to the extent that (A) it is exercisable on the date written notice of relinquishment is received by the Company, (B) the Committee, subject to the provisions of Paragraph 8(b), shall consent to the election of the holder to relinquish such Option in whole or in part for cash as set forth in such written notice of relinquishment and (C) the holder of such Option pays, or makes provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect with respect to such relinquishment.

     (b) The Committee shall have sole discretion to consent to or disapprove, and neither the Committee nor the Company shall be under any liability by reason of the Committee's disapproval of, any election by a holder of an Option to relinquish such Option in whole of in part for cash as provided in Paragraph 8(a).

     (c) The Committee, in granting Options hereunder, shall have discretion to determine the terms upon which such Options shall be relinquishable, subject to the applicable provisions of this Plan, and including such provisions as are deemed advisable to permit the exemption from the operation from Section 16(b) of the Exchange Act of any such relinquishment transaction, and Options outstanding, and option agreements evidencing such Options, may be amended, if necessary, to permit such exemption. If an Option is relinquished, such Option shall be deemed to have been exercised to the extent of the number of shares of Stock covered by the Option or part thereof which is relinquished, and no further Options may be granted covering such shares of Stock.

     (d) Neither any Option nor any right to relinquish the same to the Company as contemplated by this Paragraph 8 shall be assignable or otherwise transferable except by will or the laws of descent and distribution.

     (e) No right of relinquishment may be exercised within the first six months after the initial award of any Option containing, or the amendment or supplementation of any existing option agreement adding, the right of relinquishment; provided, however, that this limitation shall not apply in the event of death or disability.

9. STOCK DIVIDENDS, STOCK SPLITS AND CERTAIN OTHER CORPORATION TRANSACTIONS

     (a) The existence of this Plan and Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or preferred or preference stocks ranking prior to or affecting the Common Stock or the rights attendant thereto, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) The shares with respect to which Options may be granted hereunder are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the deliver by the Company of all of the shares of the Stock which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split, a combination of shares, a recapitalization or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefor in money, services or property, the number of shares of Stock available under this Plan and the number of shares of Stock with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

     (c) If the Company is reorganized, merged or consolidated or is otherwise a party to a plan of exchange with another corporation pursuant to which reorganization, merger, consolidation or plan of exchange shareholders of the Company receive any shares of common stock or other securities or if the Company shall distribute ("Spin Off") securities of another corporation to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding Options an appropriate number of shares of
(i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation or plan of exchange, or (i) in the case of a Spin

Off, the securities distributed to shareholders of the Company together with shares of Stock, such number of shares or securities to be determined in accordance with the provisions of Section 425 of the Code (or other applicable provisions of the Code or regulations issued thereunder which may from time to time govern the treatment of incentive stock options in such a transaction); provided, however, that all such Options may be cancelled by the Company as of the effective date of (x) a reorganization, merger, consolidation, plan of exchange or Spin Off or (y) any dissolution or liquidation of the Company, by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase for a period of at least thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding Options, without regard to the installment provisions set forth in the option agreements; and provided further that in the event of a Spin Off, the Company may, in lieu of substituting securities or accelerating and cancelling Options as contemplated above, elect
(i) to reduce the purchase price for each share of Stock subject to an outstanding Option by an amount equal to the fair market value, as determined in accordance with the provisions of Paragraph 5(b), of the securities distributed in respect of each outstanding share of Common Stock in the Spin Off or (ii) to reduce proportionately the purchase price per share and to increase proportionately the number of shares of Stock subject to each Option in order to reflect the conomic benefits inuring to the shareholders of the Company as a result of the Spin Off.

     (d) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into or exchangeable for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options granted hereunder.

     (e) The Committee may, in its sole discretion, provide that an Option shall become fully exercisable upon a Change in Control of the Company (as defined in the next sentence). "Change in Control" of the Company shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period. Notwithstanding the foregoing, the Committee is prohibited from exercising its discretion to accelerate the exercisability of options upon a Change in Control if such action would preclude the use of the pooling of interests method of accounting for the combination of business interests.

10. PURCHASE FOR INVESTMENT

     Unless the Options and shares of Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an Option under this Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

11. TAXES

     (a) The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Options granted under this Plan.

     (b) Notwithstanding the terms of Paragraph 11(a), any Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by him in connection with the exercise of a nonqualified Option by electing to have the Company withhold shares of Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Paragraph 5(b), equal to the amount required to be withheld or paid. An Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). All such elections are irrevocable and subject to disapproval by the Committee. Elections by persons who are subject to the short-swing profits recapture provisions of Section 16(b) of the Exchange Act ("Covered Optionees") are subject to the additional restriction that such election may not be made within six months of a grant of an Option, provided that this limitation shall not apply in the event of death or disability. Where the Tax Date in respect of an Option is deferred until six months after exercise and the Covered Optionee elects share withholding, the full amount of shares of Common Stock will be issued or transferred to him upon exercise of the Option, but he shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company's withholding obligation or his estimated tax obligation on the Tax Date.

12. EFFECTIVE DATE OF PLAN

     This Plan shall be effective as of November 16, 1989.

13. AMENDMENT OR TERMINATION

     The Board of Directors may amend, alter or discontinue this Plan, except that no amendment or alteration shall be made which would impair the rights of any Optionee under any Option theretofore granted, without his consent, and except that no amendment or alteration shall be made which, without the approval of the shareholders, would:

          (a) Increase the total number of shares reserved for the purposes of this Plan or decrease the option price provided for in Paragraph 5, except in each case as provided in Paragraph 9, or change the class of employees eligible to participate in this Plan as provided in Paragraph 3;

          (b) Extend the option period provided for in Paragraph 6;

          (c) Materially increase the benefits accruing to Optionees under this Plan; or

          (d) Materially modify the requirements as to eligibility of participation in this Plan.

14. GOVERNMENT REGULATIONS

     This Plan, and the grant and exercise of Options thereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Louisiana Business Corporation Law

     The Louisiana Business Corporation Law ("LBCL") generally gives a corporation the power to indemnify any of its directors or officers against certain expenses, judgments, fines and amounts paid in settlement in connection with certain actions, suits or proceedings, provided generally that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by, or in the right of, the corporation, the corporation may indemnify such person against expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Indemnification provided pursuant to the foregoing provisions is not, under the LBCL, deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of shareholders or directors; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct. In addition, the LBCL contains provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee thereof by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer (including a petroleum reservoir engineer), or independent or certified public accountant selected by the board of directors or any committee thereof with reasonable care, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and which person is selected by the board of directors or any committee thereof with reasonable care. A director shall not be liable for the commission of a prohibited act if his dissent was either noted in the minutes of the meetings or filed promptly thereafter in the registered office of the Registrant.

  Articles of Incorporation

     As permitted under Section 24(C)(4) of the LBCL, Article XIII of the Restated Articles of Incorporation of the Registrant eliminates the personal liability of any director or officer to the Registrant or its shareholders for monetary damages for breach of fiduciary duty in such capacity, except for (i) any breach of the duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) any transaction from which the director or officer derived an improper personal benefit.

  Bylaws of Southdown

     Article VI, Section 6 of the Registrant's Bylaws contemplate that the Registrant shall indemnify its directors and officers to the maximum extent permitted by Louisiana law.

  Directors' and Officers' Insurance

     In addition, the Registrant has purchased a liability insurance policy under which its directors and officers are indemnified against certain losses arising from certain claims that may be made against them by reason of their serving in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following documents are filed as exhibits to this Registration Statement.


  EXHIBIT
   NUMBER                       DESCRIPTION OF EXHIBIT
  -------                       ----------------------
     2.1     -- Agreement and Plan of Merger dated as of March 17, 1998, among Medusa Corporation, the Registrant and Bedrock
                Merger Corp. (included as Appendix A to the Joint Proxy
                Statement/Prospectus)
   **3.1     -- Restated Articles of Incorporation of the Registrant, as
                amended through March 4, 1991 -- incorporated by
                reference from Exhibit 4.1 to the Registrant's Current
                Report on Form 8-K dated December 21, 1993
   **3.2     -- Articles of Amendment to the Restated Articles of
                Incorporation of the Registrant dated January 25,
                1994 -- incorporated by reference from Exhibit 3.2 to the
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1993
    *3.3     -- Form of Articles of Amendment to the Restated Articles of
                Incorporation of the Registrant
   **3.4     -- Bylaws of the Registrant amended as of March 26,
                1998 -- incorporated by reference from Exhibit 3.3 to the
                Registrant's Form 8-A/A dated April 1, 1998
   **4.1     -- Rights Agreement dated as of March 4, 1991 between the
                Registrant and ChaseMellon Shareholder Services, L.C.C.
                (formerly Texas Commerce Bank National Association) as
                successor Rights Agent -- incorporated by reference from
                Exhibit 4.3 to the Registrant's Annual Report on Form
                10-K for the fiscal year ended December 31, 1996
    *5.1     -- Opinion of Bracewell & Patterson, L.L.P. as to the
                validity of the securities being registered
    *5.2     -- Opinion of Correro, Fishman, Haygood, Phelps, Weiss,
                Walmsley & Casteix, L.L.P. as to the validity of the
                securities being registered
     8.1     -- Opinion of Bracewell & Patterson, L.L.P. with respect to certain federal income tax matters
     8.2     -- Opinion of Milbank, Tweed, Hadley & McCloy with respect to certain federal income tax matters
  **10.1     -- 1987 Stock Option Plan of Registrant -- incorporated by reference from Exhibit 10.1 to the Registrant's Annual
                Report on Form 10-K for the fiscal year ended December
                31, 1997
    10.2     -- 1989 Stock Option Plan of Registrant, as amended
                (included as Appendix E to the Joint Proxy
                Statement/Prospectus)
  **10.3     -- Form of Nonqualified Stock Option Agreement
                Registrant -- incorporated by reference from Exhibit 10.3
                to Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1997
  **10.4     -- Special Severance Program dated May 18,
                1989 -- incorporated by reference from Exhibit 10.2 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.5     -- Form of Supplemental Pension Agreement and Amendment to
                Supplemental Pension Agreement of
                Registrant -- incorporated by reference from Exhibit 10.3
                to Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.6     -- Form of Employment Agreement between the Registrant and certain executive officers, as more specifically
                described below:


                                      NAME OF OFFICER                     DATE OF EMPLOYMENT AGREEMENT
                                      ---------------                     ----------------------------
                       (a) Clarence C. Comer                         December 19, 1997
                       (b) Dennis M. Thies                           December 19, 1997
                       (c) Steven R. Miley                           December 19, 1997
                       (d) J. Bruce Tompkins                         March 24, 1998

             -- incorporated by reference from Exhibit 10.7 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1997
  **10.7     -- Employment Agreement and Form of Amendment to Employment
                Agreement between the Company and the following executive
                officer:

                     NAME OF OFFICER                     DATE OF EMPLOYMENT AGREEMENT
                     ---------------                     ----------------------------
                     Eugene P. Martineau                 March 23, 1992

             -- incorporated by reference from Exhibit 10.4 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.8     -- Registrant's Pension Plan as adopted on May 19,
                1994 -- incorporated by reference from Exhibit 99.1 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1994
  **10.9     -- Registrant's Retirement Savings Plan as amended and
                restated on July 1, 1990 -- incorporated by reference
                from Exhibit 99.2 to Registrant's Quarterly Report on
                Form 10-Q for the quarter ended June 30, 1994
  **10.10    -- Registrant's Directors' Retirement Plan -- incorporated by reference from Exhibit 10.1 to Registrant's Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1995
  **10.11    -- First Amendment to Registrant's Directors' Retirement
                Plan -- incorporated by reference from Exhibit 10.10 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended 1996
  **10.12    -- Registrant's 1991 Nonqualified Stock Option Plan for
                Non-employee Directors -- as amended November 21,
                1996 -- incorporated by reference from Exhibit 10.11 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended 1996
  **10.13    -- Medusa Corporation 1991 Long-Term Incentive
                Plan -- incorporated by reference from Exhibit 4.3 to
                Medusa's Form S-8 filed with the Commission on February
                20, 1996
  **10.14    -- Form of Senior Executive Officer Restricted Share
                Agreement under the Medusa Corporation 1991 Long-Term
                Incentive Plan -- incorporated by reference from Exhibit
                4.4 to Medusa's Form S-8 filed with the Commission on
                February 20, 1996
  **10.15    -- Form of Employment Agreement between Medusa Corporation and certain employees -- incorporated by reference from
                Exhibit 10.6 to Medusa's Annual Report on Form 10-K for
                the fiscal year ended December 31, 1988
   *10.16    -- Fourth Amendment to Rights Agreement, dated as of March
                31, 1998 between Medusa Corporation and First City Trust
                Company of New York (successor to Society National Bank,
                successor to National City Bank), as rights agent
   *15       -- Letter of Deloitte & Touche LLP regarding unaudited
                interim financial information
   *23.1     -- Consent of Deloitte & Touche LLP, independent auditors
                for the Registrant
   *23.2     -- Consent of Deloitte & Touche LLP, independent auditors
                for Medusa Corporation
   *23.3     -- Consent of Lehman Brothers Inc.
   *23.4     -- Consent of J.P. Morgan Securities Inc.
    23.5     -- Consents of Bracewell & Patterson, L.L.P. (included in
                their opinions filed as Exhibit 5.1 and 8.1 to this
                Registration Statement)
   *23.6     -- Consent of Correro, Fishman, Haygood, Phelps, Weiss,
                Walmsley & Casteix, L.L.P. (included in their opinion
                filed as Exhibit 5.2 to this Registration Statement)
    23.7     -- Consent of Milbank, Tweed, Hadley & McCloy (included in their opinion filed as Exhibit 8.2 to this Registration
                Statement)
   *23.8     -- Consent of Baker & Botts, L.L.P.
   *23.9     -- Consent of Robert S. Evans to be named as a director
   *23.10    -- Consent of George E. Uding, Jr. to be named as a director
   *24       -- Powers of Attorney
   *99.1     -- Form of Proxy for the Registrant
   *99.2     -- Form of Proxy for Medusa Corporation

    *99.3     -- Form of Certificate from Registrant supporting the tax opinions referred to in Exhibits 8.1 and 8.2
     99.4     -- Form of Certificate from Medusa Corporation supporting the tax opinions referred to in Exhibits 8.1 and 8.2


---------------

 * Previously filed herewith.

** Incorporated by reference.

     (b) FINANCIAL STATEMENT SCHEDULES.

     None.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (a) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to such request.

          (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of May, 1998.


                                            SOUTHDOWN, INC.

                                            By:    /s/ CLARENCE C. COMER
                                              ----------------------------------
                                                      Clarence C. Comer
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities noted below on May 20, 1998.


                     SIGNATURES                                  POSITIONS
                     ----------                                  ---------
                /s/ CLARENCE C. COMER                  President, Chief Executive
-----------------------------------------------------    Officer and Director
                  Clarence C. Comer                      (Principal Executive
                                                         Officer)

                 /s/ DENNIS M. THIES                   Executive Vice
-----------------------------------------------------    President -- Chief Financial
                   Dennis M. Thies                       Officer (Principal Financial
                                                         Officer)

                 /s/ ALLAN KORSAKOV                    Vice President and Corporate
-----------------------------------------------------    Controller (Principal
                   Allan Korsakov                        Accounting Officer)

                          *                            Director
-----------------------------------------------------
                  K. L. Huger, Jr.

                          *                            Director
-----------------------------------------------------
                  Robert G. Potter

                          *                            Director
-----------------------------------------------------
                    Frank J. Ryan

                          *                            Director
-----------------------------------------------------
                   Whitson Sadler

                          *                            Director
-----------------------------------------------------
                  Robert J. Slater

                          *                            Director
-----------------------------------------------------
                David J. Tippeconnic

                          *                            Director
-----------------------------------------------------
                  J. Bruce Tompkins

                     SIGNATURES                                  POSITIONS
                     ----------                                  ---------
                          *                            Director
-----------------------------------------------------
                   Ronald N. Tutor

                          *                            Director
-----------------------------------------------------
                 V. H. Van Horn, III

                          *                            Director
-----------------------------------------------------
                 Steven B. Wolitzer

               /s/ PATRICK S. BULLARD
-----------------------------------------------------
                  Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                       DESCRIPTION OF EXHIBIT
  -------                       ----------------------
     2.1     -- Agreement and Plan of Merger dated as of March 17, 1998, among Medusa Corporation, the Registrant and Bedrock
                Merger Corp. (included as Appendix A to the Joint Proxy
                Statement/Prospectus)
   **3.1     -- Restated Articles of Incorporation of the Registrant, as
                amended through March 4, 1991 -- incorporated by
                reference from Exhibit 4.1 to the Registrant's Current
                Report on Form 8-K dated December 21, 1993
   **3.2     -- Articles of Amendment to the Restated Articles of
                Incorporation of the Registrant dated January 25,
                1994 -- incorporated by reference from Exhibit 3.2 to the
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1993
    *3.3     -- Form of Articles of Amendment to the Restated Articles of
                Incorporation of the Registrant
   **3.4     -- Bylaws of the Registrant amended as of March 26,
                1998 -- incorporated by reference from Exhibit 3.3 to the
                Registrant's Form 8-A/A dated April 1, 1998
   **4.1     -- Rights Agreement dated as of March 4, 1991 between the
                Registrant and ChaseMellon Shareholder Services, L.C.C.
                (formerly Texas Commerce Bank National Association) as
                successor Rights Agent -- incorporated by reference from
                Exhibit 4.3 to the Registrant's Annual Report on Form
                10-K for the fiscal year ended December 31, 1996
    *5.1     -- Opinion of Bracewell & Patterson, L.L.P. as to the
                validity of the securities being registered
    *5.2     -- Opinion of Correro, Fishman, Haygood, Phelps, Weiss,
                Walmsley & Casteix, L.L.P. as to the validity of the
                securities being registered
     8.1     -- Opinion of Bracewell & Patterson, L.L.P. with respect to certain federal income tax matters
     8.2     -- Opinion of Milbank, Tweed, Hadley & McCloy with respect to certain federal income tax matters
  **10.1     -- 1987 Stock Option Plan of Registrant -- incorporated by reference from Exhibit 10.1 to the Registrant's Annual
                Report on Form 10-K for the fiscal year ended December
                31, 1997
   *10.2     -- 1989 Stock Option Plan of Registrant, as amended
                (included as Appendix E to the Joint Proxy
                Statement/Prospectus)
  **10.3     -- Form of Nonqualified Stock Option Agreement
                Registrant -- incorporated by reference from Exhibit 10.3
                to Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1997
  **10.4     -- Special Severance Program dated May 18,
                1989 -- incorporated by reference from Exhibit 10.2 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.5     -- Form of Supplemental Pension Agreement and Amendment to
                Supplemental Pension Agreement of
                Registrant -- incorporated by reference from Exhibit 10.3
                to Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.6     -- Form of Employment Agreement between the Registrant and certain executive officers, as more specifically
                described below:


                                      NAME OF OFFICER                     DATE OF EMPLOYMENT AGREEMENT
                                      ---------------                     ----------------------------
                       (a) Clarence C. Comer                         December 19, 1997
                       (b) Dennis M. Thies                           December 19, 1997
                       (c) Steven R. Miley                           December 19, 1997
                       (d) J. Bruce Tompkins                         March 24, 1998
             -- incorporated by reference from Exhibit 10.7 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended December 31, 1997
  **10.7     -- Employment Agreement and Form of Amendment to Employment
                Agreement between the Company and the following executive
                officer:

                                      NAME OF OFFICER                     DATE OF EMPLOYMENT AGREEMENT
                                      ---------------                     ----------------------------
                       Eugene P. Martineau                           March 23, 1992

             -- incorporated by reference from Exhibit 10.4 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1993
  **10.8     -- Registrant's Pension Plan as adopted on May 19,
                1994 -- incorporated by reference from Exhibit 99.1 to
                Registrant's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1994
  **10.9     -- Registrant's Retirement Savings Plan as amended and
                restated on July 1, 1990 -- incorporated by reference
                from Exhibit 99.2 to Registrant's Quarterly Report on
                Form 10-Q for the quarter ended June 30, 1994
  **10.10    -- Registrant's Directors' Retirement Plan -- incorporated by reference from Exhibit 10.1 to Registrant's Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1995
  **10.11    -- First Amendment to Registrant's Directors' Retirement
                Plan -- incorporated by reference from Exhibit 10.10 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended 1996
  **10.12    -- Registrant's 1991 Nonqualified Stock Option Plan for
                Non-employee Directors -- as amended November 21,
                1996 -- incorporated by reference from Exhibit 10.11 to
                Registrant's Annual Report on Form 10-K for the fiscal
                year ended 1996
  **10.13    -- Medusa Corporation 1991 Long-Term Incentive
                Plan -- incorporated by reference from Exhibit 4.3 to
                Medusa's Form S-8 filed with the Commission on February
                20, 1996
  **10.14    -- Form of Senior Executive Officer Restricted Share
                Agreement under the Medusa Corporation 1991 Long-Term
                Incentive Plan -- incorporated by reference from Exhibit
                4.4 to Medusa's Form S-8 filed with the Commission on
                February 20, 1996
  **10.15    -- Form of Employment Agreement between Medusa Corporation and certain employees -- incorporated by reference from
                Exhibit 10.6 to Medusa's Annual Report on Form 10-K for
                the fiscal year ended December 31, 1988
   *10.16    -- Fourth Amendment to Rights Agreement, dated as of March
                31, 1998 between Medusa Corporation and First City Trust
                Company of New York (successor to Society National Bank,
                successor to National City Bank), as rights agent
   *15       -- Letter of Deloitte & Touche LLP regarding unaudited
                interim financial information
   *23.1     -- Consent of Deloitte & Touche LLP, independent auditors
                for the Registrant
   *23.2     -- Consent of Deloitte & Touche LLP, independent auditors
                for Medusa Corporation
   *23.3     -- Consent of Lehman Brothers Inc.
   *23.4     -- Consent of J.P. Morgan Securities Inc.
    23.5     -- Consents of Bracewell & Patterson, L.L.P. (included in
                their opinions filed as Exhibit 5.1 and 8.1 to this
                Registration Statement)
   *23.6     -- Consent of Correro, Fishman, Haygood, Phelps, Weiss,
                Walmsley & Casteix, L.L.P. (included in their opinion
                filed as Exhibit 5.2 to this Registration Statement)
    23.7     -- Consent of Milbank, Tweed, Hadley & McCloy (included in their opinion filed as Exhibit 8.2 to this Registration
                Statement)
   *23.8     -- Consent of Baker & Botts, L.L.P.
   *23.9     -- Consent of Robert S. Evans to be named as a director
   *23.10    -- Consent of George E. Uding, Jr. to be named as a director
   *24       -- Powers of Attorney
   *99.1     -- Form of Proxy for the Registrant
   *99.2     -- Form of Proxy for Medusa Corporation
   *99.3     -- Form of Certificate from Registrant supporting the tax
                opinions referred to in Exhibits 8.1 and 8.2
    99.4     -- Form of Certificate from Medusa Corporation supporting
                the tax opinions referred to in Exhibits 8.1 and 8.2


---------------

 * Previously filed herewith.

** Incorporated by reference.